Exhibit 10.37

KOSMOS ENERGY FINANCE INTERNATIONAL
as Borrower
- and -
KOSMOS ENERGY FINANCE INTERNATIONAL, KOSMOS ENERGY OPERATING, KOSMOS ENERGY INTERNATIONAL, KOSMOS ENERGY DEVELOPMENT, KOSMOS ENERGY GHANA HC, KOSMOS ENERGY EQUATORIAL GUINEA, KOSMOS EQUATORIAL GUINEA, INC. AND KOSMOS INTERNATIONAL PETROLEUM, INC.
as Guarantors
- and -
ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, ING BELGIUM SA/NV, NATIXIS, N.B.S.A. LIMITED, SOCIETE GENERALE, LONDON BRANCH, THE STANDARD BANK OF SOUTH AFRICA LIMITED, ISLE OF MAN BRANCH, STANDARD CHARTERED BANK AND SMBC BANK INTERNATIONAL PLC
as Mandated Lead Arrangers
- and -
THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 2
as Original Lenders

AMENDED AND RESTATED FACILITY AGREEMENT

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(SRG/SNLH/AEZB/NYA)

Contents

THIS AGREEMENT is dated 28 March 2011, as amended and/or amended and restated on 14 February 2012, 27 April 2012, 25 June 2012, 3 April 2013, 23 November 2012, 14 January, 2014, 14 March 2014, 30 September 2014, 1 October 2015, 22 February 2018, 19 October 2018, 30 November 2018, 20 December 2018, 31 January 2019, 7 April 2020, 31 July 2020, 12 August 2020, 12 May 2021, 18 November 2021, 23 November 2022 and 19 April 2023 and made between:
(1)    KOSMOS ENERGY FINANCE INTERNATIONAL a company incorporated under the laws of the Cayman Islands with registered number 253656 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands; (the "Original Borrower" or "KEFI");
(2)    KOSMOS ENERGY EQUATORIAL GUINEA a company incorporated under the laws of the Cayman Islands with registered number 269135 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands ("KEEG");
(3)    KOSMOS ENERGY OPERATING a company incorporated under the laws of the Cayman Islands with registered number 231417 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands ("KEO");
(4)    KOSMOS ENERGY INTERNATIONAL a company incorporated under the laws of the Cayman Islands with registered number 218274 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands ("KEI");
(5)    KOSMOS ENERGY DEVELOPMENT a company incorporated under the laws of the Cayman Islands with registered number 225879 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands ("KED");
(6)    KOSMOS EQUATORIAL GUINEA, INC. a company incorporated under the laws of the Cayman Islands with registered number 344326 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KEGI”);
(7)    KOSMOS ENERGY GHANA HC a company incorporated under the laws of the Cayman Islands with registered number 135710 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands ("KEG");

(8)    KOSMOS INTERNATIONAL PETROLEUM INC. a company incorporated under the laws of the Cayman Islands with registered number 344316 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands (“KIPI”);
(9)    ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, ING BELGIUM SA/NV, NATIXIS, N.B.S.A. LIMITED, SOCIETE GENERALE, LONDON BRANCH, THE STANDARD BANK OF SOUTH AFRICA LIMITED, ISLE OF MAN BRANCH, STANDARD CHARTERED BANK AND SMBC BANK INTERNATIONAL PLC as mandated lead arrangers of the Facility (each a "Mandated Lead Arranger" and together, the "Mandated Lead Arrangers");
(10)    ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION), BNP PARIBAS, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, HSBC BANK PLC, SOCIETE GENERALE LONDON BRANCH AND STANDARD CHARTERED BANK as underwriters of the Facility (each an "Underwriter" and together, the "Underwriters");
(11)    THE FINANCIAL INSTITUTIONS listed in Schedule 2 as lenders (the "Original Lenders");
(12)    SOCIETE GENERALE, LONDON BRANCH, THE STANDARD BANK OF SOUTH AFRICA LIMITED and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK each as a co-technical bank (together referred to as the “Technical Bank”);
(13)    SOCIETE GENERALE, LONDON BRANCH (as the "Modelling Bank");
(14)    STANDARD CHARTERED BANK GHANA LIMITED as onshore account bank in Ghana on the terms and conditions set out in the KEG Onshore Project Accounts Agreement;
(15)    BANK OF AMERICA N.A. as offshore account bank in New York on the terms and conditions set out in the KEG Offshore Project Accounts Agreement and the Borrower Offshore Project Accounts Agreement;
(16)    BANK OF AMERICA N.A. as offshore account bank in London on the terms and conditions set out in the KEEG Offshore Project Accounts Agreement;
(17)    STANDARD CHARTERED BANK as agent of the Finance Parties under this Agreement (the "Facility Agent");

(18)    CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK in its capacity as Security Agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreement (the "Security Agent" which expression includes its successors in title and assigns or any person appointed as an additional trustee for the purpose of and in accordance with the Intercreditor Agreement); and
(19)    CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as the intercreditor agent (the "Intercreditor Agent").

INTRODUCTION
(1)    The Original Lenders agreed to provide a secured, revolving and amortising loan and letter of credit facility for loans of up to approximately USD 1.210 billion as of 12 May 2021.
(2)    The Original Borrower exercised its right under clause 3.3 (Additional Commitment) to increase Total Commitments by USD 25 million on 9 June 2021. Such Commitments were provided by Deutsche Bank AG, Amsterdam Branch who acceded to this Agreement and the Intercreditor Agreement as a Lender.
(3)    Crédit Agricole Corporate and Investment Bank (in its capacity as a Lender) increased its Commitment to USD 162,343,000 on 12 April 2022, bringing Total Commitments to USD 1.25 billion as of 12 April 2022.
(4)    The parties have agreed to enter into this Agreement for the purpose of setting out the provisions on which such facility will be provided.
(5)    The parties have agreed that on and from 19 April 2023, this Agreement shall be amended to refer to Term SOFR.

PART 1
INTERPRETATION
1.Definitions and Interpretation
1.1Definitions
Each of the defined terms and interpretative provisions set out below and in the above list of parties to this Agreement shall apply to this Agreement and each Finance Document, unless an express contrary intention appears in that Finance Document.
"1992 ISDA Master Agreement" means the Master Agreement (Multicurrency Cross Border) as published by the International Swaps and Derivatives Association, Inc.
"2002 ISDA Master Agreement" means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.
"2019 HY Notes" means the 7.125% senior notes issued by KEL on 4 April 2019.
"2019 HY Notes Maturity Date" means 4 April 2026.
“2022 Amendment Letter" means the amendment letter dated 23 November 2022 between, amongst others, the Original Borrower and Standard Chartered Bank (as Facility Agent) in relation to, inter alia, the amendments required to comply with the implementation of foreign exchange regulations in Equatorial Guinea.
"Accession Letter" means a document substantially in the form set out in Schedule 9
Form of Accession Letter (Form of Accession Letter).
"Account Bank" means, as the context so requires, either the Onshore Account Bank, the Offshore Account Bank, or both of them.
"Accounting Reference Date" means 31 December of each year.
"Additional Borrower" means a company which accedes to the terms of this Agreement as an additional borrower in accordance with clause 31 (Changes to the Obligors).
"Additional Debt" means, in relation to any debt, any money, debt or liability due, owing or incurred under or in connection with:
(A)    any refinancing, deferral, novation or extension of that debt;

(B)    any further advance which may be made under any document, agreement or instrument supplemental to any relevant finance document together with any related interest, fees and costs;
(C)    any claim for damages or restitution in the event of rescission of that debt or otherwise in connection with any relevant finance document;
(D)    any claim against any Obligor flowing from any recovery by that Obligor or any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer of a payment or discharge in respect of that debt on the grounds of preference or otherwise; and
(E)    any amount (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.
"Additional Guarantor" means a company which accedes to the terms of this Agreement as an additional guarantor in accordance with clause 31 (Changes to the Obligors).
"Additional Obligor" means an Additional Borrower or an Additional Guarantor.
"Additional Oil Entitlement" shall have the meaning given to that term in the relevant Petroleum Agreement.
"Affected Administrative Party" has the meaning given to that term in clause 32.13 (Replacement of Administrative Parties).
"Affiliate" means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company and in relation to Natixis, also includes any members of the Banque Populaire and Caisse d’Epargne networks within the meaning of articles L.512-11, L.512-86 and L.512-106 of the French Monetary and Financial Code (Code Monétaire et Financier) and their respective branches and representation offices.
"Agent" means each of the Facility Agent, the Security Agent, the Intercreditor Agent, the Technical Bank and the Modelling Bank and "Agents" shall be construed accordingly.
"Agreed Form" means in a form agreed between the Original Borrower and the Facility Agent.

"Agreed Insurances" means the insurances to be implemented and maintained by the Obligors in accordance with the Schedule of Insurances but excluding any insurances to the extent that the cover to be maintained is not available on reasonable commercial terms or no longer reflects insurance which would be implemented and maintained in accordance with good oil industry practice or ceases to be generally available in the market and provided that a maximum aggregate of up to 30 per cent. of reinsurance may be effected through a self-insurance programmes of the Obligors (such self-insurance being captive insurance and excluding non-insurance).
"Agreement" means this facility agreement as amended, supplemented or otherwise varied from time to time.
"Amendment Agreements" means each consent letter, amendment agreement or deed of amendment and restatement entered into between, amongst others, the Original Borrower and the Facility Agent from time to time in relation to the amendment or amendment and restatement of this Agreement.
"Amendment Notice Period" has the meaning given to that term in clause 32.18 (Accession to the KEFI Intercreditor Agreement).
"Amortisation Schedule" means the amortisation schedule set out in Schedule 5 (Amortisation Schedule), as amended, supplemented or replaced from time to time.
"Approved Accounting Principles" means US generally accepted accounting principles to the extent applicable to the relevant financial statements.
"Approved Development" means any Petroleum Asset in which an Obligor has an interest and which the Majority Lenders have agreed (acting reasonably) shall be a Borrowing Base Asset.
"Assignments" means the KEG Offshore Security Assignment, the KEG Onshore Security Assignment, the KEG Assignment of Reinsurance Rights, the KEG Offshore Accounts Security Agreement, together with any other Security Document entered into after the Signing Date which may give rise to a liability to pay stamp duty, documentary taxes or any other similar tax, charge or impost.
"Auditor" means:
(A)with respect to any Obligor that is not incorporated in the European Union or the United Kingdom, any one of Deloitte LLP, Ernst & Young, PriceWaterhouse Coopers LLP or such other internationally recognised auditor as the Majority Lenders may approve from time to time (acting reasonably); and

(B)with respect to any Obligor incorporated in the European Union or the United Kingdom, any firm appointed by that Obligor to act as its statutory auditor.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Authorised Investment" means, at any time (subject to such being available), any of the following:
(A)    a US Dollar denominated institutional money market fund with at least USD 1 billion of funds and an average rate of maturity not exceeding one year;
(B)    a US Dollar denominated freely negotiable and marketable bond, treasury bill or debt security of a remaining maturity not exceeding one year issued by the United States of America or any agency or instrumentality thereof, or by any other sovereign government with a long-term credit rating of at least A3 by Moody's or A- by Standard & Poor's at such time;
(C)    a US Dollar denominated time deposit (of an original maturity not exceeding six months) made in London or New York or any other place agreed between a Borrower and the Facility Agent with a bank authorised to carry on business there whose long-term debt securities are, at such time, rated at least A3 by Moody's or A- by Standard & Poor's;
(D)    a US Dollar denominated instrument with a maturity of less than one year which has a short-term rating at such time of at least P1 by Moody's or A1 by Standard & Poor's or instruments with a maturity of less than one year issued by, or guaranteed by, entities whose short-term securities are rated at such time at least P1 by Moody's or A1 by Standard & Poor's; or
(E)    any other investment agreed between the Facility Agent and the relevant Borrower.
"Authorised Signatory" means, in relation to a company or other legal person:
(C)one or more directors who are duly authorised whether singly or jointly, to act to bind that company or other legal person; or
(D)a person or persons duly authorised by that company or other legal person to act to bind that company or other legal person.
"Authority" means any governmental, provincial or local government, department, authority, court, tribunal or other judicial or regulatory body, instrumentality or agency in any of the countries where the relevant Borrower or KEEG (as applicable) operates its business.
"Availability Period" means the availability period in respect of the Facility as determined in accordance with clause 6.1 (Availability Period).
"Available Commitment" means, at any time, a Lender's Commitment minus:
(E)the amount of its participation in any outstanding Loans; and
(F)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before expiry of the Availability Period or all or a part of any Letters of Credit that have been cash collateralised by a Borrower depositing funds into the LC Cash Collateral Account.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:
(G)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(H)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and
(I)in relation to the United Kingdom, the UK Bail-in Legislation.
"Base Currency" has the meaning given to it in clause 34.7 (Currency of account).
"Basel II" has the meaning given to it in clause 16.3 (Exceptions).
"Basel III" means:
(A)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: a global regulatory framework for more resilient banks and banking systems", "Basel III: international framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)    the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"BBA Cure Period" has the meaning given to it in paragraph (A)(i) of clause 10.3 (Aggregate outstandings exceed the Borrowing Base Amount).
“BEAC” means the Bank of Central African States.
"Bloc C8" means Bloc C8 offshore Mauritania being the area described in appendix 1 of the Mauritania Exploration and Production Contract, but excluding any portions of such area in respect of which the Contractor's rights thereunder are from time to time relinquished or surrendered pursuant to the Mauritania Hydrocarbon Exploration and Production Sharing Contract.
"Borrower" means KEFI or any Additional Borrower unless it has ceased to be a Borrower in accordance with clause 31 (Changes to the Obligors).
"Borrower Insurance Proceeds Account" means an account designated "Borrower – Insurance Proceeds Account" established by the Original Borrower with the Offshore Account Bank in New York pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"Borrower Offshore Accounts Security Agreement” means the New York law governed security agreement dated 18 November 2021 between the Original Borrower and the Security Agent.
“Borrower Offshore Proceeds Account" means an account designated "Borrower – Offshore" established by the Original Borrower with the Offshore Account Bank in New York pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.

"Borrower Offshore Project Accounts Agreement" means the New York law governed offshore project accounts agreement, dated 18 November 2021, between the Original Borrower, the Offshore Account Bank and the Security Agent.
"Borrower Offshore Security Assignment" means the English law governed security assignment and debenture, dated on or about the date of this Agreement, between the Original Borrower and the Security Agent.
"Borrowing Base Amount" means the amount determined on a Forecast Date in accordance with clause 19.6 (Calculation of Borrowing Base Amount).
"Borrowing Base Assets" includes all interests, rights, activities, assets, entitlements and developments of the Obligors in:
(J)the Ghana Block Assets, including the Entitlement to all Unit Substances;
(K)the EG Block Assets;
(L)the assets in any Permitted Acquisition or Approved Development (which can be either Developed Assets or Developing Assets), which (but without prejudice to any other provision of this Agreement) the Original Borrower elects to include as a “Borrowing Base Asset”, but, in each case, excluding any of the foregoing which has ceased to be designated a Borrowing Base Asset in accordance with clause 19 (Forecasts and Calculations).
"Break Costs" means the amount (if any) by which:
(M)the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(N)the amount which that Lender would be able to obtain by placing an amount equal to the total sum received by it on deposit with a leading bank for a period starting on the date of receipt or recovery and ending on the last day of the current Interest Period.
The calculation of interest for the purposes of paragraph (A) shall exclude an amount equal to the Margin for the period referred to in that paragraph where a Borrower prepays a Loan under clause 10.1 (General) or if clause 10.10 (Right of repayment and cancellation in relation to a single Lender) applies.
"Brent Forward Curve" means a Dated Brent Crude Oil forward curve for the relevant period as quoted by Platts, or such other internationally recognised quotation service as agreed between the Original Borrower and the Technical Bank (acting reasonably).
"Business Day" means a day (other than a Saturday or Sunday) when banks are open for business in London, Paris and New York and (in relation to the fixing of an interest rate) which is a US Government Securities Business Day.
”Cameroon Accounts” means the KEEG Cameroon Accounts and the KEGI Cameroon Accounts.
"Cash Waterfall" means the order of priority for application of amounts withdrawn from the Offshore Proceeds Accounts and the Onshore Working Capital Accounts as set out in clause 21.2 (Withdrawals – No Default Outstanding).
“CEMAC” means the Economic and Monetary Community of Central African States.
“CEMAC Regulations” means the following:
(O)CEMAC Regulation No. 02/18/CEMAC/UMAC/CM;
(P)CEMAC Regulation No.01/CEMAC/UMAC/CM;
(Q)CEMAC Regulation No.02/CEMAC/UMAC/CM;
(R)any implementing instructions or directives of BEAC applicable to the Extraction and Mining Sector including:
(i)BEAC Instruction No.001/GR/2022;
(ii)BEAC Instruction No.002/GR/2022;
(iii)BEAC Instruction No.003/GR/2022; and
(iv)Cooperation Protocol for Implementation of the Exchange Regulations in the Economic and Monetary Community of Central Africa by the Extraction and Mining Sector.
“CFA" or "XAF" or "Central African Franc" means the lawful currency of Equatorial Guinea.

"Change of Control" has the meaning given to that term in clause 10.6 (Change of Control).
"Charge over Shares in KEEG" means the English law governed charge over shares in KEEG dated 22 February 2018 between KEO and the Security Agent in connection with the inclusion of the EG Block Assets as a Borrowing Base Asset.
"Charge over Shares in KED" means the English law governed charge over shares in KED dated on or about the date of this Agreement between KEI and the Security Agent.
"Charge over Shares in KEG" means the English law governed charge over shares in KEG dated on or about the date of this Agreement between KED and the Security Agent.
"Charge over Shares in KEH" means the English law governed charge over shares in KEH between KEL and the "Security and Intercreditor Agent", as defined in the Revolving Credit Facility Agreement.
"Charge over Shares in KEI" means the English law governed charge over shares in KEI dated on or about the date of this Agreement between KEO and the Security Agent.
"Charge over Shares in KEO" means the English law governed limited recourse charge over shares in KEO dated on or about the date of this Agreement between KEH as chargor, KEO and the Security Agent (as amended or as amended and restated from time to time).
"Charge over Shares in KIPI" means the English law governed charge over shares in KIPI entered into on 27 February 2019 between KEEG and the Security Agent.
"Charge over Shares in the Original Borrower" means the English law governed charge over shares in the Original Borrower dated on or about the date of this Agreement between KEI as chargor and the Security Agent.
"Charges over Shares" means the Charge over Shares in KIPI, the Charge over Shares in KED, the Charge over Shares in KEEG, the Charge over Shares in KEG, the Charge over Shares in KEI, the Charge over Shares in KEO, the Charge over Shares in the Original Borrower and each Supplemental Charge over Shares.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means:

(A)    in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 2 and the amount of any other Commitment transferred to it; and
(B)    in relation to any other Lender, the amount of any Commitment transferred to it, to the extent not cancelled, reduced or transferred by it (including pursuant to clause 6.1 (Availability Period) and clause 28.35 (HY Notes Maturity Date)).
"Completion" means, in respect of a Developing Asset, the date on which the applicable Completion Test has been satisfied (as determined by the Technical Bank acting reasonably).
"Completion Test" means in respect of a Developing Asset, the tests as agreed between the Original Borrower and the Technical Bank (acting reasonably) and approved by the Majority Lenders (acting reasonably) which must be completed to show that such asset should reasonably be considered to be a commercially producing asset (being substantially equivalent to the date of commencement of commercial production under applicable Project Agreements) in order for that Developing Asset to be included in the Borrowing Base Assets as a Developed Asset.
"Compliance Certificate" means a certificate, substantially in the form set out in Schedule 11 (Form of Compliance Certificate)
"Conditions Precedent" means the conditions precedent to initial utilisation of the Facility as set out in Part I of Schedule 3 (Conditions Precedent).
"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form of Schedule 13 (Form of Confidentiality Undertaking) or in any other form agreed between the Original Borrower and the Mandated Lead Arrangers.
"Consolidated Cash and Cash Equivalents" means, in relation to the KEL Group, at any time:
(A)    cash in hand or on deposit including, for the avoidance of doubt, restricted cash;
(B)    any investment in a liquidity fund, provided that such investment is capable of being withdrawn in cash on not more than 5 Business Days' notice;
(C)    certificates of deposit, maturing within one year after the relevant date of calculation;

(D)    any investment in marketable obligations in Sterling, US Dollar or euro having not more than three months to final maturity issued or guaranteed with a rating of A- or above by Standard and Poor's (or its equivalent by Moody's);
(E)    any other instrument, security or investment approved in writing by the Majority Lenders.
"Consolidated Total Borrowings" means, in relation to the KEL Group, at any time the aggregate of the following:
(S)the outstanding principal amount of any Financial Indebtedness incurred;
(T)any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (A) above; and
(U)the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;
including any interest treated as capitalised under applicable Approved Accounting Principles but without double-counting and excluding the Consolidated Total Borrowings Exclusions and, for the avoidance of doubt, also excluding any such amount or indebtedness owed by one member of the KEL Group to another member of the KEL Group.
“Consolidated Total Borrowings Exclusions" means any Financial Indebtedness, premium or other amount owed by KES, KEM, KEISL or Kosmos Energy Tortue Finance (at any time when such entity is not an Obligor) or any of their direct or indirect subsidiaries which are not Obligors, any non-Obligor entities interposed between KEO and KES, KEM or Kosmos Energy Tortue Finance or any other non-Obligor entity (each a “Relevant Entity” and together, the “Relevant Entities”):
(V)under any FPSO sale and leaseback transaction which is:
(i)incurred on a non-recourse basis or incurred with recourse to any one or more members of the KEL Group which are not Obligors on an unsecured basis; and
(ii)entered into by that Relevant Entity in connection with its interest in the Greater Tortue Block Assets,

provided, however, that such transaction does not involve the taking of any security over any shares in any Obligor or any assets of any Obligor (other than shares in a Relevant Entity); or
(W)pursuant to any assignment of, or under any back to back financing of, carry advance agreements executed by Kosmos Energy Tortue Finance in favour of La Societe des Petroles du Senegal and/or Societe Mauritanienne des Hydrocarbures in respect of their interests in the Greater Tortue Contract Area (the “Carry Advance Agreements”), provided such assignment or financing is:
(i)incurred on a non-recourse basis;
(ii)incurred with recourse only to a Relevant Entity or Relevant Entities, including with recourse to the shares in the Relevant Entity or Relevant Entities, on either a secured or an unsecured basis;
(iii)incurred with recourse to any one or more members of the KEL Group which are not Obligors on an unsecured basis; or
(iv)any combination of the foregoing,
provided, however, that:
(a)such assignment or back to back financing of the Carry Advance Agreements does not involve the taking of any security over any shares in any Obligor or any assets of any Obligor (other than shares in a Relevant Entity);
(b)the amounts advanced under or in connection with any such assignment or financing shall only be used to reimburse or finance the applicable KEL Group entity’s obligations under the Carry Advance Agreements; and
(c)the aggregate amount in respect of any assignment or financing of the Carry Advance Agreements which is included in the calculation of Consolidated Total Borrowings Exclusions shall be capped at $200 million, and any amounts in respect of any such assignment or financing of the Carry Advance Agreements in excess of such cap shall be included in the calculation of Consolidated Total Borrowings.
"Consolidated Total Net Borrowings" means, for any Measurement Period, Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents each as at the last day of that Measurement Period.

"Consultants" means the Technical Consultant, Environmental Consultant and the Reserves Consultant.
"Consultation Period" has the meaning given to it in clause 24.13(B) (Forecast Notification Events).
"Contractor" means the contractor under the EG PSC, the Mauritania Exploration and Production Contract, the Senegal Hydrocarbon Exploration and Production Sharing Contract, the WCTP PA and the DWT PA respectively from time to time.
"CRD IV" means EU CRD IV and UK CRD IV.
"Credit Adjustment Spread" means for any Interest Period, the percentage rate per annum set out in the table below in the column headed “Credit Adjustment Spread (% per annum)” for the length of such Interest Period:

Interest Period	Credit Adjustment Spread (% per annum)
Shorter than or equal to one Month	0.11448
Longer than one Month and shorter than or equal to three Months	0.26161
Longer than three Months and shorter than or equal to six Months	0.42826

"CRS" means:
(X)the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development;
(Y)any treaty, law, regulation or other official guidance enacted in any other jurisdiction (including the Cayman Islands), or relating to an intergovernmental agreement which facilitates the implementation of paragraph (A) above; or

(Z)any agreement pursuant to the implementation of paragraphs (A) or (B) above with any governmental or taxation authority in any other jurisdiction.
"Crude Oil" shall have the meaning given to that term in the UUOA.
"DCR" means the debt cover ratio calculated pursuant to clause 27(B)(i) (Financial Covenants).
"Debt Service Reserve Account" or "DSRA" means an account designated "Kosmos - DSRA" established by the Original Borrower in respect of the Facility with the Offshore Account Bank in New York pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"Deed of Acknowledgment and Release" means the deed of acknowledgment and release dated on or about the date of this Agreement between KEH, KEI, KED, KEG, KEFI and KEO.
"Deed of Subordination" means each deed of subordination in respect of Financial Indebtedness of either (i) the Obligors owed to any member of the KEL Group, or (ii) Obligors owed to KEH, in each case substantially in the form of Schedule 14 (Form of Deed of Subordination).
"Default" means an Event of Default or event which, with the giving of notice, lapse of time, or fulfilment of any condition, would constitute an Event of Default.
"Definitions Agreement" means the definitions agreement dated 13 July 2009 (as amended on 29 October, 2009, 24 December, 2009 and 23 August, 2010) between, inter alios, Kosmos Energy Finance (as original borrower), certain other Obligors and the Finance Parties named therein setting out the definitions and the rules of construction and interpretation used in the Finance Documents relating to the financing for the Jubilee Field Phase 1.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.
"Derivative Agreement" means an ISDA Master Agreement or similar agreement pursuant to which Derivative Transactions are entered into by any Borrower or KEEG with a counterparty.
"Derivative Transaction" means any transaction entered into under a Derivative Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing.

"Developed Assets" means each of: (i) the Ghana Block Assets, (ii) the EG Block Assets, (iii) any Developing Assets which have achieved Completion and, (iv) as applicable, Approved Developments and Permitted Acquisitions which have been approved as Developed Assets in accordance with clause 19.8 (Approved Developments and Permitted Acquisitions).
"Developing Assets" means as applicable, Approved Developments and Permitted Acquisitions which are to be counted as Developing Assets.
"Discharge Date" means the first date on which all liabilities (whether actual or contingent) owed to the Finance Parties (other than the Hedging Counterparties) have finally been discharged and such Finance Parties are under no further obligation to provide financial accommodation under the Finance Documents.
"Discharged Rights and Obligations" has the meaning given to it in clause 30.5 (Procedure for transfer).
"Dispute" has the meaning given to it in clause 45.1 (Arbitration).
"Disruption Event" means either or both of:
(A)    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(B)    the occurrence of any other event which results in a disruption (including, without limitation, disruption of a technical or systems-related nature) to the treasury or payments operations of a Party preventing or severely inhibiting that or any other Party:
(i)    from performing its payment obligations under the Finance Documents; or
(ii)    from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Distributions Reserve Account" means each account designated "Kosmos - DRA" which is established and maintained by an Obligor pursuant to clause 20.6 (Distributions Reserve Account), with any bank and in any jurisdiction (and to the extent such account is held by an Account Bank, it is not held in its capacity as Account Bank).
"Dividend Release Test" means the conditions to be satisfied under clause 28.23 (Distributions) for the payment of a Shareholder Distribution.
"DWT Block" means the Deep Water Tano area offshore Ghana, being the area described in annex 1 of the DWT PA, but excluding any portions of such area in respect of which the Contractor's rights thereunder are from time to time relinquished or surrendered pursuant to the DWT PA.
"DWT JOA" means the joint operating agreement dated 15 August 2006 between Tullow Ghana Limited, Sabre Oil and Gas Limited and KEG in respect of the DWT Block (and all amendments and supplements thereto (including pursuant to the DWT JOA Amendment Agreement, the DWT JOA Additional Amendment Agreement, the DWT JOA Second Amendment Agreement and the DWT JOA Third Amendment Agreement)).
"DWT JOA Additional Amendment Agreement" means the amendment agreement to the DWT JOA dated 12 November 2007 (effective as of 17 September 2007) between Tullow Ghana Limited, Sabre Oil and Gas Limited, KEG and Anadarko WCTP Company.
"DWT JOA Amendment Agreement" means the amendment agreement to the DWT JOA dated 18 July 2007 between Tullow Ghana Limited, Sabre Oil and Gas Limited, KEG and Anadarko WCTP Company.
"DWT JOA Second Amendment Agreement" means the amendment agreement to the DWT JOA dated 13 July 2009 between Tullow Ghana Limited, Sabre Oil and Gas Limited, KEG and Anadarko WCTP Company.
"DWT JOA Third Amendment Agreement" means the amendment agreement to the DWT JOA dated 26 October 2010 between Tullow Ghana Limited, Sabre Oil and Gas Limited, KEG and Anadarko WCTP Company.
"DWT PA" means the petroleum agreement dated 10 March 2006 between the government of Ghana, represented by its Minister for Energy, the GNPC, Tullow Ghana Limited, Sabre Oil and Gas Limited and KEG in respect of the DWT Block (and all amendments and supplements thereto).
"EBITDAX" means, in relation to the Group for any Measurement Period, its consolidated income on ordinary activities before Tax for that period, but adjusted by:

(A)    adding back Net Interest Payable;
(B)    adding back depletion and depreciation charged to the consolidated profit and loss account of the Group in accordance with the Approved Accounting Principles;
(C)    adding back amounts amortised to the consolidated profit and loss account of the Group;
(D)    adding back any amount attributable to exploration expense (except to the extent that any such exploration expenses have been capitalised);
(E)    adding back any amount attributable to unrealised losses and deducting any amount attributable to unrealised gains on the value of any Derivative Transaction. For the avoidance of doubt, any realised losses will be deducted while any realised gains will be added back;
(F)    adding back any amount attributable to a loss and deducting any amount attributable to a gain against book value on the disposal of any non-current asset and any amount attributable to an impairment charge relating to a non current asset;
(G)    adding back the amount attributable to any compensation which is paid by way of equity instruments in KEL;
(H)    adding back or deducting (as applicable) the amount attributable to any other material item of an unusual or non-recurring nature which represent gains or losses, including (but not limited to) those arising on:
(i)    the refinancing of or the extinguishment of any financing, in relation to any cost associated with the original financing which is subsequently written off as a consequence of that refinancing or extinguishment; and
(ii)    the restructuring of the activities of an entity and the reversal of any provisions for the cost of restructuring, for that Measurement Period. In addition, for the purposes of the calculation of the financial covenants contained in clause 27(B) (Financial Covenants), EBITDAX in relation to the KEL Group for any Measurement Period shall be adjusted by:
(a)    including the EBITDAX of a subsidiary of KEL or attributable to a business or asset acquired during that Measurement Period for the part of the Measurement Period when it was not a member of the KEL Group and/or the business or asset was not owned by a member of the KEL Group; and
(b)    excluding the EBITDAX attributable to any subsidiary of KEL or to any business or asset sold during that Measurement Period.
"Economic Assumptions" means the economic assumptions agreed or determined in accordance with clause 19.1 (Forecast Procedures).
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EG Block" means Block G offshore Equatorial Guinea, being the area described in annex A and annex B of the EG PSC, but excluding any portions of such area in respect of which the Contractor’s rights thereunder are from time to time relinquished or surrendered pursuant to the EG PSC.
"EG Block Assets" means all activities, assets and developments in the EG Contract Area (including exploration).
"EG Contract Area" means the portion of the original Block G contract area offshore Equatorial Guinea that contains the Ceiba and Okume complex fields.
"EG First Restated JOA" means the first restated joint operating agreement dated 1 January 2000 between Triton Equatorial Guinea, Inc. and Energy Africa Equatorial Guinea Limited in respect of the EG Block.
"EG JOA" means the joint operating agreement for field development and production dated 1 June 1999 between Triton Equatorial Guinea Inc. (a Cayman Islands company) and Energy Africa Equatorial Guinea Limited (an Isle of Man company) in respect of the EG Block (and all amendments and supplements thereto including pursuant to the EG First Restated JOA).
"EG PSC" means the production sharing contract dated 26 March 1997 between the Republic of Equatorial Guinea represented by the Ministry of Mines and Energy and Triton Equatorial Guinea Inc. (a Cayman Islands company) in respect of the EG Block (and all amendments and supplements thereto (including pursuant to the EG PSC First Amendment Agreement, the EG PSC Second Amendment Agreement and the EG PSC Third Amendment Agreement)).
"EG PSC First Amendment Agreement" means the first amendment agreement to the EG PSC dated 1 January 2000 between Triton Equatorial Guinea Inc. (a Cayman

Islands company), Energy Africa Equatorial Guinea Limited (an Isle of Man company) and the Republic of Equatorial Guinea represented by the Ministry of Mines and Energy.
"EG PSC Second Amendment Agreement" means the second amendment agreement to the EG PSC dated 15 December 2005 between Amerada Hess Equatorial Guinea Inc. (a Cayman Islands company), Energy Africa Equatorial Guinea Limited (an Isle of Man company) and the Republic of Equatorial Guinea represented by the Ministry of Mines, Industry and Energy.
"EG PSC Third Amendment Agreement" means the third amendment agreement to the EG PSC dated 22 October 2017 between Hess Equatorial Guinea Inc. (a Cayman Islands company), Tullow Equatorial Guinea Limited (an Isle of Man company) and the Republic of Equatorial Guinea represented by the Ministry of Mines and Hydrocarbons.
"Enforcement Action" shall have the meaning given to that term in the Intercreditor Agreement.
"Entitlement" means the Obligors' entitlement to and lifting by tankers of its share of crude oil delivered from a Field.
"Environmental Consultant" means Shaw Consultants International, Inc., (or any other reputable environmental consultant agreed to by the Technical and Modelling Bank (acting reasonably)) appointed in accordance with a scope of work and budget for fees and expenses agreed with the Original Borrower, BNP Paribas (as facility agent at the date of appointment) and the Technical and Modelling Bank.
"EO" means the EO Group Limited, a Cayman Islands company with registered company number 219175 whose registered office is at PMB CT 123, Cantonments, 112A Adole Crescent Way, Airport, Accra, Ghana (formerly known as the KG Group Limited).
"EO Participation Agreement" means the participation agreement dated 1 June 2004 between KEG and EO (including, for the avoidance of doubt, any amendment, restatement or supplemental agreements or arrangements in relation thereto).
"Equator Principles" means those principles so titled and developed and adopted by the International Finance Corporation and various other financial institutions, as amended from time to time, details of which can be found at www.equator-principles.com.
"Equatorial Guinea" means the Republic of Equatorial Guinea.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“EU CRD IV" means:
(A)    Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and
(B)    Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repeating Directives 2006/48/EC and 2006/49/EC.
"euro" or "€" is to the lawful currency for the time being of the Participating Member States.
"Event of Default" means any event or circumstance specified as such in clause 29 (Events of Default).
"Existing Finance Documents" means the Finance Documents as defined in the Definitions Agreement.
"Existing Lender" has the meaning given to it in clause 30.1 (Assignments and transfers and changes in Facility Office by the Lenders).
"Facility" means the facility made available under this Agreement as described in clause 3 (The Facility).
"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice where notice is required under clause 32.15 (Facility Agent relationship with the Lenders)) as the office or offices through which it will perform its obligations under this Agreement.
“Fallback Interest Period” means one (1) month.
"FATCA" means:
(AA)sections 1471 to 1474 of the Code or any associated regulations;
(AB)any treaty, law or regulation of any other jurisdiction (including the Cayman Islands), or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (A) above; or
(AC)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (A) or (B) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(AD)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(AE)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (A) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement or on or about 5 February 2018, 12 August 2020 or 7 May 2021 between any Finance Party and the Original Borrower setting out any of the fees referred to in clause 14 (Fees) and any other fees payable by the Original Borrower to a Finance Party pursuant to a Finance Document or payable under this Facility.
"Field" means the Ghana Block Assets, the EG Block Assets and any other onshore or offshore block or oil and gas field or reserves in which an Obligor has from time to time, directly or indirectly, acquired an interest pursuant to a Permitted Acquisition.
"Field Depletion Date" means the projected date on which it is determined (in accordance with the Forecast Assumptions) that Net Cash Flow is negative on each remaining Forecast Date following that projected date.
"Field Life Cover Ratio" or "FLCR" means the ratio of A to B with:
(AF)“A” being the net present value of Net Cash Flow (calculated on the basis of the Forecast Assumptions) from the relevant Forecast Date until the Field Depletion Date plus the net present value of Relevant Capital Expenditure; and

(AG)“B” being the aggregate of all Loans outstanding under the Facility on that Forecast Date.
"Final Information Memorandum" means the information memorandum agreed between the Original Borrower and the Mandated Lead Arrangers and used by the Mandated Lead Arrangers during primary syndication of the Facility.
"Final Maturity Date" means, subject to clause 28.35 (HY Notes Maturity Date), the earlier of: (i) 31 March, 2027 and (ii) the Reserve Tail Date.
"Final Repayment Date" means the final repayment date for the Facility determined in accordance with clause 9 (Repayment) and/or the Amortisation Schedule, and references to the Final Repayment Date shall be construed as a reference to any Revised Final Repayment Date which may be determined in accordance with clause 9.2 (Amendment to Amortisation Schedule).
"Final Reports" means the reports prepared by the Reserves Consultant, the Technical Consultant and the Environmental Consultant in relation to the Borrowing Base Assets.
"Finance Document" means this Agreement, the Intercreditor Agreement, the KEFI Intercreditor Agreement, each Hedging Agreement, each Intercompany Loan Agreement, each Security Document, each Deed of Acknowledgment and Release, each Deed of Subordination, each Amendment Agreement, each Novation Agreement and each Fee Letter and any other document designated as such by the Original Borrower and the Facility Agent.
"Finance Party" means each of the Mandated Lead Arrangers, the Lenders, the Hedging Counterparties, the LC Issuing Banks, the LC Lenders, the Account Banks, the Facility Agent, the Security Agent, the Intercreditor Agent, the Modelling Bank and the Technical Bank and "Finance Parties" shall be construed accordingly.
"Financial Close" means the date on which the Facility Agent notifies the Original Borrower and the Lenders that it has received all of the Conditions Precedent in form and substance satisfactory to it (acting reasonably) and/or waived receipt of those Conditions Precedent in accordance with clause 2.1 (Conditions Precedent to first Utilisation).
"Financial Covenants" means the financial covenants listed under clause 27 (Financial Covenants).
"Financial Covenant Test Date" has the meaning given to it in clause 27(A) (Financial Covenants).

"Financial Indebtedness" means any indebtedness for or in respect of:
(AH)moneys borrowed;
(AI)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(AJ)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(AK)the amount of any liability in respect of any lease or hire purchase contract which would be treated in the accounts of the relevant entity as a finance or capital lease;
(AL)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(AM)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account);
(AN)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as a borrowing in the accounts of the relevant entity;
(AO)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group and which underlying liability would fall within one of the other paragraphs of this definition if it were a liability of a member of the Group; and
(AP)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above (but only to the extent that the Financial Indebtedness supported thereby is or is at any time in the future capable of being outstanding).
"Financing Costs" means all amounts of interest, fees, commitment fees, or other costs and scheduled principal instalments payable by the Obligors under the Finance Documents.

"First Currency" has the meaning given to it in clause 17.1 (Currency indemnity).
"Forecast" means each Forecast prepared in accordance with clause 19 (Forecasts and Calculations).
"Forecast Assumptions" means the assumptions used in the production of a Forecast.
"Forecast Date" means:
(A)    the date on which an asset becomes a Borrowing Base Asset;
(B)    31 March in each year commencing on and from 31 March 2019;
(C)    any other date designated by the Original Borrower which falls no more than 90 days after the date on which the Reserves Consultant has, at the request of the Original Borrower, produced a new or updated reserves report, provided that such reserves report is produced on or after 31 March 2018;
(D)    the date of disposal of a Borrowing Base Asset (other than a Permitted Disposal which falls under any of paragraphs (D) to (G) of the definition of "Permitted Disposal" set out below);
(E)    30 September in each year commencing on and from 30 September 2020;
(F)    on request by the Original Borrower on any date immediately prior to the expiry of any BBA Cure Period if the Original Borrower is of the reasonable opinion that if a new Forecast were to be prepared, it would, or is likely to demonstrate that the aggregate of the outstandings under the Facility on that date does not exceed the Borrowing Base Amount as determined in that Forecast; and
(G)    any date designated by the Facility Agent pursuant to clause 24.13(B) (Forecast Notification Events).
"Forecast Notification Event" means any of the following events:
(A)total annual production across all of the Borrowing Base Assets for any applicable year is reasonably expected by the Original Borrower to be at least 15% below the annual production forecast for that year; and
(B)an uninterrupted period of at least 60 days occurs during which (A) historical dated Brent oil prices have been on average 15% below the relevant price deck used in the applicable Forecast, and/or (B) realised dated Brent oil prices (inclusive of the Borrowers' and KEEG's hedging arrangements) have been on average below the relevant price deck used in the applicable Forecast.

"Forecast Period" means, in the case of the first Forecast Period, the period commencing on the date of Financial Close and ending at close of business on the first Forecast Date and, in the case of any subsequent Forecast Period, the period commencing on the expiry of the immediately preceding Forecast Period and ending at close of business on the next Forecast Date.
"Forecasting Procedures" means the procedures set out under clause 19 (Forecasts and Calculations) for preparing a Forecast.
"FPSO" means a floating production, storage and offloading vessel.
"FPSO Construction Financing" means any financing arrangements in relation to the construction of the FPSO to which an Obligor or member of the Group is a party.
"Ghanaian Cedi" means the lawful currency of Ghana.
"Ghana" means the Republic of Ghana, West Africa.
"Ghana Block Assets" means all activities, assets and developments in the Ghana Contract Area (including exploration).
"Ghana Blocks" means the WCTP Block and the DWT Block.
"Ghana Contract Area" shall have the meaning given to the term “Contract Area” in the WCTP PA or the DWT PA, as appropriate, or in any new petroleum agreements in Ghana applying to any part of such areas.
"Ghana Working Capital Cedi Account" means a Ghanaian Cedi account designated "Kosmos – Onshore Working Capital Account" established by KEG with the Onshore Account Bank in Ghana pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"Ghana Working Capital USD Account" means a USD account designated "Kosmos – Onshore Working Capital Account" established by KEG with the Onshore Account Bank in Ghana pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"GNPC" means the Ghana National Petroleum Corporation, a public corporation established by Provisional National Defence Council Law 64 of 1983.
"Government" means the government of Equatorial Guinea, the government of Ghana, or the government of any other country in which a Borrowing Base Asset is situated, as appropriate.

"Greater Tortue Block Assets" means all activities, assets and developments in the Greater Tortue Contract Area (including exploration).
"Greater Tortue Contract Area" means the “Exploration Perimeter” for Bloc C8 as defined in the Mauritania Exploration and Production Contract and the “Contract Area” as defined in the Senegal Hydrocarbon Exploration and Production Sharing Contract for the Saint Louis Profond Block.
"Gross Revenues" means, for the relevant period of determination and without double counting, the USD equivalent of each of the following amounts to the extent received (or projected to be received or which are credits to an interest or account of an Obligor) by or on behalf of an Obligor (including the USD equivalent of any payment in kind) during that period from or in respect of the Borrowing Base Assets (other than any amount received or held on behalf of an Interested Third Party which is not related to a Borrowing Base Asset whether in cash or in kind):
(A)    amounts received or to be received from the sale of crude oil, condensate, natural gas liquids and all output and product from the Borrowing Base Assets or otherwise received or to be received pursuant to any Project Agreement;
(B)    amounts representing interest on the Project Accounts and interest or distributions or income of any kind in respect of Authorised Investments;
(C)    all refunds of tax of any kind;
(D)    all Insurance Proceeds;
(E)    all damages or other payments for termination or non-performance or failure to perform or variation under any contract;
(F)    all net amounts received under any Derivative Agreement;
(G)    all amounts received in respect of any Permitted Disposal; and
(H)    all other amounts which fall to be credited to the profit and loss account of an Obligor for the financial year in which the relevant period falls.
"Group" means KEO and each of its subsidiaries.
"Guarantor" means each Original Guarantor, KEFI, KEEG or any Additional Guarantor.
"Hedging Agreement" means an ISDA Master Agreement or similar agreement pursuant to which Hedging Transactions are entered into by a Borrower or KEEG with a

Hedging Counterparty and where the liability of the Obligors thereunder are secured by the Security Documents.
"Hedging Counterparty" means:
(A)    any person which is named on the signing pages of the Intercreditor Agreement as a Hedging Counterparty and;
(B)    any person which becomes a Party as a Hedging Counterparty pursuant to clause 13.5 (Agent Accession Undertaking) of the Intercreditor Agreement.
"Hedging Transaction" means any transaction entered into under a Hedging Agreement, including (but not limited to) any transaction which is a forward rate agreement, option, future, swap, cap, floor and any combination of the foregoing.
"Historic Term SOFR" means, in relation to any Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than three (3) US Government Securities Business Days before the Quotation Day.
"HY Noteholder Trustee Amendments" has the meaning given to that term in clause 32.18(A) (Accession to the KEFI Intercreditor Agreement).
"HY Noteholders" means the holders of the HY Notes from time to time.
"HY Notes" means any debenture, bond (including convertible bonds but excluding performance bonds, bid bonds, retention bonds, advance payment bonds, letters of credit or trade credit related bonds), note, loan stock or other similar security issued by KEL from time to time pursuant to the terms of a HY Note Indenture.
"HY Note Indenture" means any indenture pursuant to which all or any of the HY Notes are constituted or any other agreement under which any of the HY Notes are constituted and any other agreement under which any guarantee for HY Notes is given.
"ICR" means the interest cover ratio calculated pursuant to clause 27(B)(ii) (Financial Covenants).
"IFC" means International Finance Corporation.
“IFC Commitment” has the meaning given to it in paragraph (A) of clause 3.4 (IFC as Additional Lender).
“IFC Facility” has the meaning given to it in paragraph (A) of clause 3.4 (IFC as Additional Lender).

“IFC Rebalancing” has the meaning given to it in paragraph (C) of clause 3.4 (IFC as Additional Lender).
"Illegality Lender" has the meaning given to that term in clause 10.2 (Illegality).
"Increased Costs" has the meaning given to that term in clause 16.1 (Increased costs).
"Insolvency Event" means, in relation to any Obligor, any circumstances described in clause 29.6 (Insolvency).
"Insolvency Proceedings" means, in relation to any Obligor, any circumstances described in clause 29.7 (Insolvency proceedings).
"Insurance" or "Insurances" means any or all of the contracts of insurance which the Obligors required from time to time to purchase or procure and maintain pursuant to the Schedule of Insurances.
"Insurance Proceeds" means all moneys which may at any time be or become payable to or received by an Obligor (other than proceeds in respect of third party liability insurances) under or pursuant to the Agreed Insurances and any reinsurance contract in which the relevant Obligor has an interest.
"Insurance Proceeds Accounts" means any of the KED Insurance Proceeds Account, the KEG Insurance Proceeds Account, the KEI Insurance Proceeds Account, the KEO Insurance Proceeds Account, the Borrower Insurance Proceeds Account and any account deemed to be an "Insurance Proceeds Account" in accordance with clause 20 (Bank Accounts and Cash Management) and which is secured in favour of the Secured Parties, each an "Insurance Proceeds Account".
"Intercompany Loan Agreement" means each loan agreement in Agreed Form pursuant to which a Borrower makes advances to an Obligor from the proceeds of a Utilisation under the Facility.
"Intercreditor Agreement" means the English law governed intercreditor agreement, entered into on or about the date of this Agreement, between, amongst others, BNP Paribas as facility agent on that date, the Lenders, the Hedging Counterparties, the Original Borrower and the Security Agent, as amended from time to time.
"Interest Period" means, in relation to a Loan, each period determined in accordance with clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 11.4 (Default interest).

"Interested Third Party" has the meaning given to the term in clause 20.2(A)(iii) (Other bank accounts).
"Interpolated Historic Term SOFR" means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(A)    either:
(i)    the most recent applicable Term SOFR (as of a day which is not more than two (2) US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)    if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, the most recent SOFR for a day which is no more than two (2) US Government Securities Business Days before the Quotation Day; and
(B)    the most recent applicable Term SOFR (as of a day which is not more than two (2) US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.
"Interpolated Term SOFR" means, in relation to any Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(A)    either:
(i)    the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or
(ii)    if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two (2) US Government Securities Business Days before the Quotation Day; and
(B)    the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

"IPO" means in relation to a company, a transaction in which shares in that company are sold or issued to investors and in connection with such sale or issue are admitted to trading on a regulated market or other stock exchange.
"IPO Reorganisation" means any Reorganisation implemented by KEH, or any of its subsidiaries from time to time (or any group of them), which is undertaken for the purpose of facilitating an IPO.
"ISDA Master Agreement" means the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement, as the case may be.
"Joint Operating Agreements" means:
(A)    the DWT JOA;
(B)    the WCTP JOA; and
(C)    the EG JOA.
"Jubilee Field" means the hydrocarbon accumulation so named that is located approximately 63km offshore Ghana and which extends across the Ghana Blocks.
"Jubilee Field Phase 1" means the Phase 1 development of the Jubilee Field, as described in the Phase 1 Plan of Development for the Jubilee Field, including the Project Infrastructure and all appraisal, exploration, construction, operations, maintenance and exploitation works and activities, and the treatment, processing, storage, delivery, lifting and sale of Unit Substances therefrom.
"Junior Hedging Agreement" has the meaning given to the term “Hedging Agreement” in the intercreditor and security sharing agreement dated 1 August 2014 between KEL as the RCF Borrower and the HY Note Issuer, BNP Paribas as the Security and Intercreditor Agent (as subsequently succeeded by Crédit Agricole Corporate and Investment Bank), Standard Chartered Bank as the RCF Agent (as subsequently succeeded by ING Bank N.V.) and Wilmington Trust, National Association as the HY Noteholder Trustee as amended and/or restated from time to time.
"KED Insurance Proceeds Account" means an account designated "KED – Insurance Proceeds Account" established by KED with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KED Offshore Proceeds Account" means an account designated "Kosmos Energy Development – Offshore" established by KED with the Offshore Account Bank in

London pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KED Offshore Security Assignment" means the English law governed security assignment and debenture, dated on or about the date of this Agreement, between KED and the Security Agent.
“KEEG Cameroon Accounts" means:
(AQ)a USD account established by KEEG with Citibank Cameroon SA in the Republic of Cameroon with account number 070056001; and
(AR)a XAF account established by KEEG with Citibank Cameroon SA in the Republic of Cameroon with account number 070052001.
“KEEG EG Account” means a XAF account established by KEEG with Société Générale S.A. in Equatorial Guinea with account number 37152843701-26.
"KEEG Offshore Proceeds Account" means an account or accounts where the designated name includes the words "Kosmos Energy Equatorial Guinea – Offshore" established by KEEG with the Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KEEG Offshore Project Accounts Agreement" means the English law governed offshore project accounts agreement, dated 22 February 2018, between KEEG, the Offshore Account Bank, the Facility Agent and the Security Agent.
"KEEG Offshore Security Assignment" means the English law governed security assignment and debenture, dated 22 February 2018, between KEEG and the Security Agent.
"KEFI Intercreditor Agreement" means the English law governed intercreditor agreement dated 23 November 2012 between the Security Agent, KEFI, KEL, Standard Chartered Bank as RCF Agent and BNP Paribas as security and intercreditor agent and as proceeds agent, for and on behalf of the Finance Parties and the "Security and Intercreditor Agent" for and on behalf of the "Finance Parties", both terms as defined in the KEL Guarantee.
"KEG Assignment of Reinsurance Rights" means the English law governed deed of insurance and reinsurance assignment to be entered into in accordance with the terms of this Agreement, between the insurers, the Security Agent and KEG.

"KEG Insurance Proceeds Account" means an account designated "KEG – Insurance Proceeds Account" established by KEG with the Offshore Account Bank in New York pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KEG Offshore Accounts Security Agreement” means the New York law governed security agreement to be entered into in accordance with the terms of this Agreement between KEG and the Security Agent.
“KEG Offshore Proceeds Account" means an account or accounts where the designated name includes the words "Kosmos Energy Ghana HC – Offshore" established by KEG with the Offshore Account Bank in New York pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KEG Offshore Project Accounts Agreement" means the New York law governed offshore project accounts agreement, dated 18 November 2021, between KEG, the Offshore Account Bank and the Security Agent.
"KEG Offshore Security Assignment" means the English law governed security assignment and debenture to be entered into in accordance with the terms of this Agreement, between KEG and the Security Agent.
"KEG Onshore Project Accounts Agreement" means the Ghanaian law governed onshore project accounts agreement dated on or about the date of this Agreement, between KEG, the Onshore Account Bank and BNP Paribas as facility agent on that date and BNP Paribas as Security Agent.
"KEG Onshore Security Assignment" means the Ghanaian law governed debenture to be entered into in accordance with the terms of this Agreement between KEG and the Security Agent.
“KEGI Cameroon Accounts" means:
(AS)a USD account established by KEGI with Citibank Cameroon SA in the Republic of Cameroon with account number 070055001; and
(AT)a XAF account established by KEGI with Citibank Cameroon SA in the Republic of Cameroon with account number 070051001.
"KEGI Offshore Proceeds Account" means an account or accounts where the designated name includes the words "Kosmos Equatorial Guinea, Inc. – Offshore" established by KEGI with the Offshore Account Bank in New York pursuant to clause 20

(Bank Accounts and Cash Management) of this Agreement which is secured in favour of the Secured Parties.
"KEGI Offshore Project Accounts Agreement" means the New York law governed offshore project accounts agreement dated on or about the date of the 2022 Amendment Letter between KEGI, the Offshore Account Bank in New York, the Facility Agent and the Security Agent.
"KEGI Offshore Security Assignment" means the New York law governed security agreement dated on or about the date of the 2022 Amendment Letter between KEGI and the Security Agent.
"KEH" means Kosmos Energy Holdings, a company incorporated under the laws of the Cayman Islands with registered number 133483 and having its registered office at PO Box 32332, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
"KEI and KEO Offshore Security Assignment" means the English law governed security assignment dated on or about the date of this Agreement between KEI, KEO and the Security Agent.
"KEI Insurance Proceeds Account" means an account designated "KEI – Insurance Proceeds Account" established by KEI with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KEI Offshore Proceeds Account" means an account designated "Kosmos Energy International – Offshore" established by KEI with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KEI Offshore Security Assignment" means the English law governed security assignment and debenture, dated on or about the date of this Agreement, between KEI and the Security Agent.
"KEISL" means Kosmos Energy Investments Senegal Limited, a company incorporated under the laws of England and Wales with company number 10520822 and having its registered office at 6th Floor 65 Gresham Street, London, United Kingdom, EC2V 7NQ.
"KEL" means Kosmos Energy Ltd., a company incorporated under the laws of Delaware with registration number 7211582 and having its registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

"KEL Group" means KEL and each of its direct and indirect subsidiaries.
"KEL Guarantee" means the deed of guarantee entered by BNP Paribas as security and intercreditor agent, Kosmos Energy Limited, Kosmos Energy Operating, Kosmos Energy International, Kosmos Energy Development, Kosmos Energy Ghana HC and Kosmos Energy Finance International, dated on or around the date of this Agreement.
"KEM means Kosmos Energy Mauritania, a company incorporated under the laws of the Cayman Islands with registered number 266444 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
"KEO Insurance Proceeds Account" means an account designated "KEO – Insurance Proceeds Account" established by KEO with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KEO Offshore Proceeds Account" means an account designated "Kosmos Energy Operating – Offshore" established by KEO with the Offshore Account Bank in London pursuant to clause 20 (Bank Accounts and Cash Management) which is secured in favour of the Secured Parties.
"KEO Offshore Security Assignment" means the English law governed security assignment and debenture, dated on or about the date of this Agreement, between KEO and the Security Agent.
"KES" means Kosmos Energy Senegal, a company incorporated under the laws of the Cayman Islands with registered number 290078 and having its registered office at P.O. Box 32322, 4th Floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands.
"LC Cash Collateral Account" means an account designated "Kosmos - LC Cash Collateral Account" which is established and maintained by the Original Borrower pursuant to clause 20 (Bank Accounts and Cash Management), with the relevant LC Issuing Bank or Lender (as applicable, in accordance with the terms of clause 7.1(B)(viii)(a)), which is secured in favour of the relevant LC Issuing Bank or Lender, as applicable.
"LC Issuing Bank" means each Lender appointed to such role from time to time and who issues, pursuant to clause 7.6 (Issue of Letters of Credit), a Letter of Credit.
"LC Lender" means each Lender participating in a Letter of Credit, unless otherwise agreed.

"Lender" means:
(A)     any Original Lender; and
(B)     any bank or financial institution which has become a Party as a lender in accordance with clause 30 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"Lender Accession Notice" means a lender accession notice substantially in the form set out in Schedule 8 (Form of Lender Accession Notice).
"Letter of Credit" means a letter of credit:
(AU)substantially in the form set out in Schedule 12 (Form of Letter of Credit) subject to such amendments as any beneficiary may reasonably require;
(AV)in such form as already issued by the Original Borrower on the date of this Agreement (together with such amendments as may reasonably be required by the beneficiary thereunder); or
(AW)in any other form requested by the Original Borrower and agreed by the Facility Agent (pursuant to instructions from the Majority Lenders (acting reasonably)) and each LC Lender.
"Liquidity Report Date” means 31 December 2020, 31 March 2021, 30 June 2021 and 30 September 2021.
"Liquidity Statement" has the meaning given to it in clause 24.8 (Sources and Uses).
"Loan" means each loan or Letter of Credit made or to be made under this Agreement or the principal amount outstanding for the time being of that loan or Letter of Credit.
"Loan Life Cover Ratio" or "LLCR" means the ratio of A to B with:
(AX)“A” being the net present value of Net Cash Flow (calculated on the basis of the Forecast Assumptions) from the relevant Forecast Date until the Final Maturity Date plus the net present value of Relevant Capital Expenditure; and
(AY)“B” being the aggregate of all Loans outstanding under the Facility on the relevant Forecast Date.

"Majority Lenders" means, as applicable, those Lenders whose participation in advances under the Facility are equal to 66⅔ per cent. of the aggregate advances then outstanding, or if there are no advances outstanding, whose Commitments then aggregate at least 66⅔ per cent. of the Total Commitments under the Facility.
"Margin" means the percentage rate per annum determined in accordance with clause 11.2 (Margin).
“Market Disruption Event” has the meaning given to that term in clause 13.2 (Market disruption).
“Market Disruption Rate” means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread.
"Material Adverse Effect" means, in relation to any event (or series of events) or circumstance which occurs or arises (other than fluctuations in crude oil prices), that event (or events) or circumstance (or any effect or consequence thereof), in the opinion of the Majority Lenders, would reasonably be expected materially and adversely to affect the financial condition, operations, or business of any Obligor or the Borrowing Base Assets, or the ability of any Obligor to perform its obligations under the Finance Documents in full and on the basis contemplated therein in a way which is materially prejudicial to the interests of the Lenders or results in the Obligors being unable to pay any amounts when due and payable under the Finance Documents.
"Material Contracts" means the following contracts and agreements in Agreed Form on 22 February 2018 (including all amendments and supplements thereto):
(AZ)Jubilee Field Unit Second Crude Oil Lifting Agreement between Ghana National Petroleum Corporation, Tullow Ghana Limited, Kosmos Energy Ghana HC, Anadarko WCTP Company and Sabre Oil & Gas Holdings Limited dated 1 March 2013;
(BA)Agreement in respect of the Engineering, Procurement, Installation, Commissioning and Charter (EPIC+Charter) of an Integrated FPSO Facility for the TEN Development Project (Contract No. ORD-TGHA1058081) between Tullow Ghana Limited and T.E.N. Ghana MV25 B.V. dated 14 August 2013;
(BB)Agreement for Provision of FPSO Operations and Maintenance Services for the TEN Development Project between Tullow Ghana Limited and T.E.N. Ghana MV25 B.V. dated 14 August 2013;
(BC)Agreement for the Operation and Maintenance of a Floating, Production, Storage and Offloading (FPSO) Facility for the Jubilee Field Unit between

Tullow Ghana Limited and Modec Management Services Private Limited dated 29 December 2011;
(BD)TEN Field Crude Oil Lifting Agreement between Ghana National Petroleum Corporation, Tullow Ghana Limited, Kosmos Energy Ghana HC, Anadarko WCTP Company and Petrosa Ghana Limited dated 30 August 2016;
(BE)Jubilee Field Master Crude Sales Agreement between Glencore Energy UK Limited and Kosmos Energy Ghana HC dated 16 December 2015;
(BF)TEN Field Master Crude Sales Agreement between Glencore Energy UK Limited and Kosmos Energy Ghana HC dated 13 September 2016;
(BG)Okume Complex and FPSO Sendje Ceiba Management, Operations and Maintenance Agreement between Hess Equatorial Guinea, Inc. and Wood Group Equatorial Guinea Limited dated 1 July 2006;
(BH)Ceiba Field, Block G Crude Oil Lifting Agreement between the Republic of Equatorial Guinea, Triton Equatorial Guinea, Inc. and Energy Africa Equatorial Guinea Limited dated 1 October 2001; and
(BI)Agreement for the Marketing and Offtake of Ceiba Blend Crude Oil between Hess Equatorial Guinea, Inc. and BP Oil International Limited dated 28 November 2017.
"Mauritania" means the Islamic Republic of Mauritania.
"Mauritania Exploration and Production Contract" means the exploration and production contract dated 5 April 2012 between Mauritania represented by the Minister in Charge of Crude Hydrocarbons and KEM in respect of Bloc C8 (and all amendments and supplements thereto).
"Measurement Period" means, in respect of the calculation of the DCR or the ICR, the period of 12 months ending on the Financial Covenant Test Date in question.
"Model" means the computer model in the Agreed Form at the Signing Date, as such model may be updated from time to time pursuant to clause 19 (Forecasts and Calculations).
"Model Auditor" means, as at the date of this Agreement, Operis Group plc appointed in accordance with a scope of work and budget for fees and expenses agreed with the Original Borrower, BNP Paribas (as facility agent at the date of appointment) and the Technical and Modelling Bank.

"Moody's" means Moody's Investors Service, Inc., a Delaware corporation and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Moody's shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and the Original Borrower (both acting reasonably).
"Net Cash Flow" means, for any relevant period (but without any double counting):
(A)    Net Revenues; minus
(B)    Project Costs,
projected to be paid or received during that period converted if necessary into USD at the rate of exchange used in the Forecast Assumptions on the date of projected receipt or payment.
"Net Interest Payable" means, in relation to the KEL Group for any Measurement Period, Total Interest Payable less Total Interest Receivable for the KEL Group during that Measurement Period.
"Net Revenues" means Gross Revenues minus Royalty Payments and Additional Oil Entitlement payments.
"New Lender" has the meaning given to it in clause 30.1 (Assignments and transfers and changes in Facility Office by the Lenders).
"New Project Agreement" means any project agreement relating to any Approved Development or Permitted Acquisition over which the Lenders have, or are to receive, a Security Interest.
"Non-Funding Lender" means:
(A)    any Lender who fails to participate in any Utilisation in the amount and at the time required;
(B)    any Lender who has indicated publicly or to the Facility Agent or an Obligor that it does not intend to participate in all or part of any Utilisation;
(C)    any Lender which has repudiated its obligations under the Facility; or
(D)    any Lender in respect of which or in respect of whose holding company any of the events specified in clause 29.6 (Insolvency) or clause 29.7 (Insolvency proceedings) (disregarding paragraph (B) of clause 29.7) (Insolvency proceedings) applies or has occurred.

“Novation Agreement” means the Ghanaian law governed novation agreement, dated 22 February 2018, between KEG, Standard Chartered Bank (as the Onshore Account Bank), BNP Paribas (as the Security Agent and outgoing facility agent) and the Facility Agent in relation to the KEG Onshore Project Accounts Agreement.
"Obligors" means the Borrowers and the Guarantors which, as at 23 November 2022, are set out in Schedule 1 (The Obligors).
"Offshore Account Bank" means, as the context so requires, Bank of America N.A. or any other bank appointed as an “Offshore Account Bank” in accordance with clause 20.3 (Appointment of Account Bank).
“Offshore Proceeds Accounts" means any of the KED Offshore Proceeds Account, the KEEG Offshore Proceeds Account, the KEG Offshore Proceeds Account, the KEGI Offshore Proceeds Account, the KEI Offshore Proceeds Account, the KEO Offshore Proceeds Account, the Borrower Offshore Proceeds Account and any account deemed to be an "Offshore Proceeds Account" in accordance with clause 20.1 (Project Accounts), and which is secured in favour of the Secured Parties, each an "Offshore Proceeds Account".
"Onshore Account Bank" means, as the context so requires, either Standard Chartered Bank, or any other bank appointed as an “Onshore Account Bank” in accordance with clause 20.3 (Appointment of Account Bank).
"Onshore Working Capital Accounts" means the Ghana Working Capital Cedi Account, the Ghana Working Capital USD Account and any other onshore working capital account maintained by an Obligor in a jurisdiction where a Borrowing Base Asset is situated which is designated as such by the Original Borrower and the Facility Agent.
"Operator" means, in relation to each Borrowing Base Asset or each Developing Asset, the relevant operator of that Borrowing Base Asset or Developing Asset.
"Operator Report" means the report prepared by the Operator in relation to each Borrowing Base Asset and each Developing Asset.
"ORGL LC" means the Letter of Credit dated 24 December 2010 issued by BNP Paribas to Ocean Rig Ghana Limited as beneficiary originally at the request of Kosmos Energy Finance in respect of the obligations of Tullow Ghana Limited to the beneficiary thereof, under which the amount of USD 23,000,000 is outstanding on 28 March 2011.
"Original Guarantor" means KEO, KEI, KED and KEG.

"Participating Interest" has the meaning given to it in the relevant Petroleum Agreement and details of each such participating interest as at 5 February 2018 are as set out in clause 26.14 (Assets).
"Participating Member State" means any member state of the European Union that has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to a Finance Document.
"Permitted Acquisition" means any acquisitions or investments:
(A)    which are made in the ordinary course of the day to day business of the acquiring company;
(B)    which are funded by equity or debt subordinated on terms acceptable to the Majority Lenders (acting reasonably);
(C)    which are in respect of the implementation and development of the Borrowing Base Assets;
(D)    which are included within a Forecast;
(E)    in respect of which the aggregate consideration paid (which shall exclude the amount of any debt assumed) does not in any calendar year exceed USD 50 million (or its equivalent in other currencies), or such higher figure as the Majority Lenders may agree (acting reasonably);
(F)    by an Obligor where the asset acquired or invested in is to be included as a Borrowing Base Assets as approved by the Majority Lenders (acting reasonably); or
(G)    which are approved by the Majority Lenders (acting reasonably), provided in each case that such acquisition or investment may not take place in Iran, Libya, Myanmar, North Korea, Sudan, Syria, Cuba, Crimea, or any country which is subject to a Sanctions Regime or any country designated by the Majority Lenders (acting reasonably).
"Permitted Disposals" means any:
(BJ)disposal permitted or not otherwise prohibited by clause 28.8 (Disposals);
(BK)disposals expressly permitted under any Project Agreement;

(BL)disposals of cash for purposes not prohibited by the Finance Documents;
(BM)disposals expressly required in order to comply with its obligations under the Project Agreements;
(BN)disposals of obsolete assets;
(BO)disposals on arm’s length terms for market value of its Entitlements from a Field or petroleum products to which an Obligor is entitled by virtue of its ownership or investment in a Petroleum Asset; or
(BP)disposals not falling within paragraphs (A) to (F) above which are consented to by the Majority Lenders.
"Permitted Financial Indebtedness" means:
(BQ)any Financial Indebtedness arising under or contemplated by the Finance Documents;
(BR)any Financial Indebtedness the proceeds of which are applied, promptly on receipt by an Obligor, in making or procuring the making of a prepayment of all amounts outstanding under the Finance Documents in full;
(BS)any Financial Indebtedness subordinated to the Lenders on terms approved by the Majority Lenders (each acting reasonably) provided that there shall be no subordination in respect of amounts held in any Distributions Reserve Account;
(BT)any guarantee granted by an Obligor in favour of the Revolving Credit Facility Lenders and/or the HY Noteholders, which in either case is subordinated in accordance with the terms of the KEFI Intercreditor Agreement, or otherwise on terms acceptable to the Majority Lenders;
(BU)any Financial Indebtedness owed to an Obligor, provided that such Obligor (as subordinated lender) has entered into a Deed of Subordination;
(BV)any Financial Indebtedness arising under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed USD 100 million (or its equivalent in other currencies) at any time;
(BW)any Financial Indebtedness arising under any Derivative Agreement that an Obligor may enter further to the provisions of clause 28.17(A) (Hedging); or

(BX)any Financial Indebtedness otherwise approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed).
"Permitted Party" has the meaning given to it in clause 30.7 (Disclosure of information).
"Permitted Security" means:
(A)    any netting or set-off arrangement entered into in the ordinary course of financing arrangements for the purpose of netting or setting off debit and credit balances;
(B)    any lien securing obligations no more than 90 days overdue arising by operation of law;
(C)    any Security Interest arising under or contemplated by the Finance Documents or pursuant to the express terms of any Project Agreement;
(D)    any title retention provisions in a supplier's standard conditions of supply of goods;
(E)    any Security Interest created over or in respect of any Distributions Reserve Accounts; and
(F)    any Security Interest not falling within (A) to (E) above which is consented to by the Majority Lenders.
"Permitted Transferee" shall have the meaning given to that term in clause 10.6 (Change of Control).
"Petroleum Agreements" means:
(BY)the DWT PA;
(BZ)the WCTP PA; and
(CA)the EG PSC.
"Petroleum Asset" means any assets related to the exploration for or exploitation, production, treatment, processing, transportation, storage, marketing and sale of petroleum products including, but without limitation, any contractual rights under any agreement entered into in relation to or incidental or ancillary thereto, any equity or participating interest in any entity which has such an interest or which conducts such activities and any right which would allow a person to obtain title to or an interest in any petroleum products.

"Phase 1 Plan of Development for the Jubilee Field" means the relevant plan for the development of the Jubilee Field Phase 1 approved by the government of Ghana.
"Process Agent" has the meaning given to it in clause 46 (Service of Process).
"Project Accounts" means any or all of each Debt Service Reserve Account, the LC Cash Collateral Account, the Offshore Proceeds Accounts, the Onshore Working Capital Accounts and the Insurance Proceeds Accounts, in each case, as established pursuant to clause 20 (Bank Accounts and Cash Management) and any account established further to clause 10.3 (Aggregate outstandings exceed the Borrowing Base Amount), with such accounts being secured in favour of the Secured Parties.
“Project Accounts Agreements" means the KEEG Offshore Project Accounts Agreement, the KEG Offshore Project Accounts Agreement, the KEG Onshore Project Accounts Agreement, the KEGI Offshore Project Accounts Agreement and the Borrower Offshore Project Accounts Agreement.
"Project Agreements" means (when entered into by the relevant Obligor and only while an Obligor is a party to such document):
(CB)each Petroleum Agreement (including any Required Approval or any Authorisation required for the production, transportation or sale of petroleum from a Borrowing Base Asset);
(CC)the Joint Operating Agreements;
(CD)the UUOA; and
(CE)each New Project Agreement and any other agreement which the Facility Agent and the Original Borrower agree shall be a Project Agreement, as such documents may be updated, amended or replaced from time to time.
"Project Costs" means all costs and expenses (including without limitation exploration costs and any costs incurred under any Derivative Agreement, but, for the avoidance of doubt, excluding any Scheduled KEL Debt Payments and excluding any other payments relating to the Revolving Credit Facility or the HY Notes) incurred for and on behalf of an Obligor or in respect of which an Obligor is liable in relation to:
(A)    the Ghana Contract Area and the EG Contract Area; and

(B)    any other project, venture, Field or Petroleum Asset which can at that time be funded by the proceeds of a Utilisation made pursuant to clause 21.2(B) (Withdrawals – No Default Outstanding).
"Project Infrastructure" means:
(A)    the FPSO for the Jubilee Field Phase 1;
(B)    a taut-leg mooring system for the FPSO for the Jubilee Field Phase 1;
(C)    seven production wells;
(D)    five production drill centers;
(E)    five production manifolds;
(F)    four water injection wells;
(G)    two water-injection drill centers;
(H)    two water injection manifolds;
(I)    three gas-injection wells;
(J)    one gas-injection drill center;
(K)    one gas-injection manifold;
(L)    two riser bases;
(M)    six subsea distribution units; and
(N)    associated flowlines, risers, umbilicals and jumpers.
"Published Rate" means:
(A)    SOFR; or
(B)    the Term SOFR for any Quoted Tenor.
"Published Rate Replacement Event" means, in relation to a Published Rate:
(CF)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Original Borrower, materially changed;

(CG)
(i)
(a)    the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(b)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)    the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)    the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)    the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(CH)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)    the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Original Borrower) temporary; or
(ii)    that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than thirty (30) days; or

(CI)in the opinion of the Majority Lenders and the Original Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Qualifying Bank" means an internationally recognised bank:
(CJ)which is not on a Sanctions List or subject to a sanctions regime issued, imposed or administered by the United States or any member country of the European Union, or the European Union itself, the United Kingdom or the United Nations (or any agency of any of them) (a "Sanctions Regime"); or
(CK)which does not have its principal place of business in a country which is subject to a Sanctions Regime; or
(CL)which is not a bank whose principal place of business is in a country notified by the Original Borrower to BNP Paribas (as facility agent at the date of this Agreement) prior to signing of this Agreement; or
(CM)whose long-term unguaranteed, unsecured securities or debt is rated at least Baa3 (Moody's) or a comparable rating from an internationally recognised credit rating agency (except that this shall not be a requirement if an Event of Default is continuing).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Security Interests created or evidenced or expressed to be created or evidenced under the Security Documents.
"Reference Rate" means in relation to any Loan:
(A)    the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or
(B)    as otherwise determined pursuant to clause 13.1 (Unavailability of Term SOFR),

and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Reference Rate shall be deemed to be such a rate that the aggregate of the Reference Rate and the applicable Credit Adjustment Spread is zero.
"Relevant Capital Expenditure" means capital expenditure incurred or to be incurred in relation to the Borrowing Base Assets in the next twelve months or, in respect of exploration and appraisal costs, in the next six months, as determined pursuant to a Forecast and which is or will be funded by the Facility or by contributions to the capital of an Obligor (including loans subordinated on terms acceptable to the Facility Agent (acting reasonably)).
"Relevant Lender" has the meaning ascribed to such term in clause 8.10 (Cash collateralisation).
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Reorganisation" means (without limitation) any transaction, deemed transaction, step, procedure or agreement, including (but without limitation) the transfer, distribution, contribution or settlement of assets and/or liabilities.
"Repayment Date" means the date specified as such in the Amortisation Schedule, as may be adjusted in accordance with clause 34.6 (Business Days).
"Repayment Instalment" means each repayment instalment required pursuant to the Amortisation Schedule (as adjusted from time to time).
"Repeating Representations" means the representations set out under:
(A)    clauses 26.1 (Status), 26.2 (Legal validity), 26.3 (Non-conflict), 26.4 (Powers and authority), each as at the time the power or authority was exercised only; and
(B)    clauses 26.5 (Authorisations), 26.9 (Financial Statements and other factual information), 26.10 (Proceedings pending or threatened), 26.11 (Breach of laws), 26.12 (Ranking of security), 26.13 (Pari passu ranking), 26.14 (Assets), 26.15 (Project Agreements), 26.16 (No Immunity), 26.17 (Ownership of Obligors), 26.18 (Sanctions) and 26.19 (Anti-corruption law).
"Replacement Lender" has the meaning given to that term in clause 10.10 (Right of repayment and cancellation in relation to a single Lender).

"Replacement Reference Rate" means a reference rate which is:
(A)    formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)    the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate ); or
(ii)    any Relevant Nominating Body,
    and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(B)    in the opinion of the Majority Lenders and the Original Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(C)    in the opinion of the Majority Lenders and the Original Borrower, an appropriate successor to a Published Rate.
“Reporting Time” means:
(CN)in relation to the deadline for Lenders to report their cost of funds in accordance with clause 13.2(A)(ii) (Market disruption), close of business in London on the date falling three (3) Business Days after the Quotation Day for the relevant Loan (or, if earlier, on the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan); or
(CO)in relation to the deadline for Lenders to report their cost of funds for market disruption in accordance with clause 13.2(B) (Market disruption), close of business in London on the Quotation Day for the relevant Loan.
"Required Approvals" means all material approvals, licenses, consents and authorisations necessary in connection with the execution, delivery, performance or enforcement of any Finance Document or the development, construction and ownership of the relevant Obligor's interest in a Borrowing Base Asset.
"Required Balance" means:

(CP)at any time when the DCR is greater than 2.50:1.00, the greater of the balances which is required to meet the payment either of: (a) interest and fees only due and payable in the next six months on the Facility; and (b) Scheduled KEL Debt Payments due and payable in the next six months; and
(CQ)at any time when the DCR is less than or equal to 2.50:1.00, zero.
"Reserve Tail Date" means, at any time, the semi-annual Repayment Date immediately preceding the date on which a Forecast projects that the aggregate economically recoverable reserves remaining to be produced from the Borrowing Base Assets (as reflected in the current Forecast) is projected to be equal to or less than 25 per cent. of the aggregate of the economically recoverable reserves from the Borrowing Base Assets reflected in the Forecast agreed as a condition to first Utilisation. The Reserve Tail Date will be re-determined by each Forecast by reference to the aggregate of reserves for the Borrowing Base Assets adjusted for any reserves upgrades or downgrades, for additional reserves acquired pursuant to any Approved Development or Permitted Acquisition and for any disposal of reserves.
"Reserves Consultant" means RSC Group, Inc., (or any other reputable consultant agreed to by the Technical and Modelling Bank (acting reasonably)) appointed in accordance with a scope of work and budget for fees and expenses agreed with the Original Borrower, BNP Paribas (as facility agent at the date of appointment) and the Technical and Modelling Bank.
"Reserves Consultant Appointment Letter" means the consulting agreement dated 28 July 2014 between Kosmos Energy, LLC and the Reserves Consultant setting out the terms of appointment of the Reserves Consultant.
“Reserves Consultant Reliance Letter” means the reliance letter dated 9 February 2015 between BNP Paribas (as facility agent at the date of the letter), the Technical and Modelling Bank, Kosmos Energy, LLC, the Original Borrower and the Reserves Consultant.
"Resignation Letter" means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"Restricted Party" means a person that is:

(A)    listed on, or (directly or indirectly) owned or controlled (as such terms are defined by the relevant Sanctions Authority) by one or more persons listed on, or acting on behalf of a person listed on, any Sanctions List;
(B)    located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or
(C)    otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).
"Retiring Guarantor" has the meaning given to it in clause 25.8 (Release of Guarantors' right of contribution).
"Revised Final Repayment Date" has the meaning given to that term in clause 9.2 (Amendment to Amortisation Schedule).
"Revolving Credit Facility" means the revolving credit facility of up to US$300 million provided to KEL pursuant to the terms of the Revolving Credit Facility Agreement.
"Revolving Credit Facility Agreement" means the agreement under which the Revolving Credit Facility is made available.
"Revolving Credit Facility Lender" means a "Lender", as defined under the Revolving Credit Facility Agreement.
"Rollover Loan" means one or more Loans:
(A)    made or to be made on the same day that a maturing Loan is due to be repaid;
(B)    the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(C)    made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.
"Royalty Payments" means royalties payable to the relevant Government by a contractor out of, or calculated by reference to, petroleum to which such contractor is entitled under the terms and conditions of the relevant Petroleum Agreement.

"Saint Louis Profond Block" means Saint Louis profond block offshore Senegal being the area described in appendix 1 of the Senegal Hydrocarbon Exploration and Production Sharing Contract, but excluding any portions of such area in respect of which the Contractor's rights thereunder are from time to time relinquished or surrendered pursuant to the Senegal Exploration and Production Sharing Contract.
"Sanctions" means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(A)    the United States government;
(B)    the United Nations;
(C)    the European Union (or any of its members states);
(D)    the United Kingdom; or
(E)    the respective governmental institutions and agencies of any of the foregoing, including, without limitation OFAC, the United States Department of State and His Majesty’s Treasury,
(together, the "Sanctions Authorities").
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained by His Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
"Sanctions Regime" has the meaning given to it in paragraph (A) of the definition of "Qualifying Bank".
"Schedule of Insurances" means the schedule of insurances in the Agreed Form from time to time setting out the Agreed Insurances.
"Scheduled KEL Debt Payment Distribution" means a shareholder distribution as calculated and defined in clause 28.24 (Scheduled KEL Debt Payment Distributions).
"Scheduled KEL Debt Payments" means:
(CR)the scheduled interest, fees, costs and expenses (including tax gross up) related to the Revolving Credit Facility and the HY Notes but not including any principal related to the Revolving Credit Facility or the HY Notes; and/or

(CS)a scheduled payment due but unpaid under a Junior Hedging Agreement.
"Second Currency" has the meaning given to it in clause 17.1 (Currency indemnity).
"Secured Liabilities" means at any time and without double counting, all present and future obligations and liabilities (actual or contingent) of each Obligor (whether or not for the payment of money and including any obligation to pay damages for breach of contract) which are, or are expressed to be, or may become due, owing or payable to any or all of the Secured Parties under or in connection with any of the Finance Documents (including all obligations and liabilities due, owing or payable under or pursuant to clause 3.3 (Additional Commitment) and clause 3.4 (IFC as Additional Lender), together with all costs, charges and expenses incurred by the Security Agent or any Secured Party which any Obligor is obliged to pay under any Finance Document.
"Secured Party" means a Finance Party, a Receiver or any Delegate.
"Security Documents" means each of the following documents:
(CT)the KEG Offshore Security Assignment;
(CU)the KEG Onshore Security Assignment;
(CV)the KEEG Offshore Security Assignment;
(CW)the KED Offshore Security Assignment;
(CX)the KEGI Offshore Security Assignment;
(CY)the KEI Offshore Security Assignment;
(CZ)the KEO Offshore Security Assignment;
(DA)the Borrower Offshore Security Assignment;
(DB)the KEI and KEO Offshore Security Assignment;
(DC)the Charge over Shares in KIPI;
(DD)the Charge over Shares in KED;
(DE)the Charge over Shares in KEG;
(DF)the Charge over Shares in KEO;

(DG)the Charge over Shares in KEI;
(DH)the Charge over Shares in KEEG;
(DI)the Charge over Shares in the Original Borrower;
(DJ)the KEG Assignment of Reinsurance Rights;
(DK)the KEG Offshore Project Accounts Agreement;
(DL)the KEG Onshore Project Accounts Agreement;
(DM)the KEEG Offshore Project Accounts Agreement;
(DN)the KEGI Offshore Project Accounts Agreement;
(DO)the Borrower Offshore Project Accounts Agreement;
(DP)each Supplemental Security Document;
(DQ)the Borrower Offshore Accounts Security Agreement;
(DR)the KEG Offshore Accounts Security Agreement; and
(DS)subject to the provisions of the Intercreditor Agreement, each other document evidencing or creating any Security Interest held or obtained from an Obligor for or in respect of any Secured Liabilities.
"Security Interest" means a mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect.
"Senegal" means the Republic of Senegal.
"Senegal Hydrocarbon Exploration and Production Sharing Contract" means the hydrocarbon exploration and production sharing contract dated 7 January 2012 between Senegal represented by its Minister of State, Minister of International Cooperation, Air Transport, Infrastructure and Energy, PETRO-TIM Limited (predecessor in title to KEISL) and La Société des Pétroles du Senegal in respect of the Saint Louis Profond Block (and all amendments and supplements thereto).
"Service Document" has the meaning given to it in clause 46 (Service of Process).
"Shareholder" means any funds affiliated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group.

"Shareholder Affiliate" means any Affiliate of a Shareholder, any trust of which a Shareholder or any of its Affiliates is a trustee, any partnership of which a Shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, a Shareholder or any of its Affiliates, provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by a Shareholder or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall constitute a Shareholder Affiliate.
"Shareholder Distribution" means a shareholder distribution as calculated and defined in clause 28.23 (Distributions).
"Signing Date" means 28 March 2011.
"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
"Sources and Uses Statement" has the meaning given to it in clause 24.8 (Sources and Uses).
"Sources and Uses Statement Date" has the meaning given to it in clause 24.8 (Sources and Uses).
"Specified Time" means 11:00 a.m. London time on the relevant Quotation Day.
"Standard and Poor's" means Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor thereto and if such corporation shall for any reason no longer perform the functions of a securities rating agency, Standard & Poor's shall be deemed to refer to any other internationally recognised rating agency agreed by the Facility Agent and the Original Borrower (both acting reasonably).
"Sterling” or “£” or is to the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland.
"Sum" has the meaning given to it in clause 17.1 (Currency indemnity).
"Supermajority Lenders" means, as applicable, those Lenders whose participation in advances under the Facility are at least equal to 80 per cent. of the aggregate advances then outstanding, or if there are no advances outstanding, whose Commitments then aggregate at least 80 per cent. of the Total Commitments under the Facility.
"Supplemental Charge over Shares" means each of the following documents:
(DT)the English law governed supplemental charge over shares in KED dated 22 February 2018 between KEI and the Security Agent;
(DU)the English law governed supplemental charge over shares in KEG dated 22 February 2018 between KED and the Security Agent;
(DV)the English law governed supplemental charge over shares in KEI dated 22 February 2018 between KEO and the Security Agent;
(DW)the English law governed supplemental limited recourse charge over shares in KEO dated 22 February 2018 between KEH as chargor, KEO and the Security Agent; and
(DX)the English law governed supplemental charge over shares in the Original Borrower dated 22 February 2018 between KEI and the Security Agent.
"Supplemental Security Documents" means each of the following documents:
(DY)the English law governed supplemental security assignment and debenture, dated 22 February 2018, between KED and the Security Agent;
(DZ)the English law governed supplemental security assignment and debenture, dated 22 February 2018, between KEI and the Security Agent;
(EA)the English law governed supplemental security assignment and debenture, dated 22 February 2018, between KEO and the Security Agent;
(EB)the English law governed supplemental security assignment and debenture, dated 22 February 2018, between the Original Borrower and the Security Agent;
(EC)the English law governed supplemental security assignment dated 22 February 2018, between KEI, KEO and the Security Agent; and
(ED)each Supplemental Charge over Shares.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical and Modelling Bank" means the Technical Bank and the Modelling Bank, provided that if the Technical Bank and the Modelling Bank cannot reach agreement on a certain issue, then the opinion of the Technical Consultant will be requested (to the extent a Technical Consultant is not already appointed and the parties do not agree on a replacement within 5 Business Days of notification of the failure to reach agreement, the Technical Bank and the Modelling Bank shall request the President of the Energy Institute of London to appoint an independent consultant within 5 Business Days). If no agreement can be reached after consulting the relevant Consultant, the final decision shall be determined by the Majority Lenders.
"Technical Assumptions" means the technical assumptions agreed or determined in accordance with clause 19.1 (Forecast Procedures).
"Technical Consultant" means Shaw Consultants International, Inc. (or any other reputable technical consultant agreed to by the Technical and Modelling Bank (acting reasonably)), appointed in accordance with a scope of work and budget for fees and expenses agreed with the Original Borrower, BNP Paribas (as facility agent at the date of appointment) and the Technical and Modelling Bank.
"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).
"Third Parties Act" has the meaning given to it in clause 1.4 (Third Party Rights).
"Total Available Facility Amount" means at any time the amount calculated as such pursuant to clause 3.2 (Total Available Facility Amount).
"Total Commitments" means the aggregate of the Commitments of the Lenders.
"Total Facility Amount" means at any time, the total facility made available under the Facility but as reduced by the amount of any cancellation of the Facility.
"Total Interest Payable" means, in relation to the KEL Group for any Measurement Period, all interest and other financing charges paid or payable and incurred by the KEL Group during that Measurement Period.
"Total Interest Receivable" means, in relation to the KEL Group for any Measurement Period, all interest and other financing charges received or receivable by the KEL Group during that Measurement Period.

"Transaction Document" means each Finance Document and each Project Agreement.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Original Borrower.
"Transfer Date" means, in relation to a transfer, the later of:
(A)    the proposed Transfer Date specified in the Transfer Certificate; and
(B)    the date on which the Facility Agent executes the Transfer Certificate.
"UK Bail-in Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“UK CRD IV" means:
(A)    Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”) as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act"); and
(B)    the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures (“CRD”);
(C)    direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and
(D)    any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

"Unit Substances" shall have the meaning given to that term in the UUOA.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" or "United States" means the United States of America.
"USD" or "US Dollar" means the lawful currency of the United States of America.
"US Government Securities Business Day" means any day other than:
(A)     a Saturday or a Sunday; and
(B)     a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
"US Tax Obligor" means:
(EE)a Borrower which is resident for tax purposes in the United States of America; or
(EF)an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
"Utilisation" means a utilisation of the Facility by way of a Loan.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 4 (Utilisation Requests) or in the Agreed Form.
"UUOA" means the unitization and unit operating agreement entered into between GNPC, Tullow Ghana Limited, KEG, Anadarko WCTP Company, Sabre Oil and Gas Holdings Limited and EO dated 13 July 2009.
"VAT" means:
(EG)any value added tax imposed by the Value Added Tax Act 1994;
(EH)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);and

(EI)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (A) above, or imposed elsewhere.
"WCTP Block" means West Cape Three Points area offshore Ghana, being the area described in annex 1 of the WCTP PA, but excluding any portions of such area in respect of which the Contractor's rights thereunder are from time to time relinquished or surrendered pursuant to the WCTP PA.
"WCTP JOA" means the joint operating agreement dated 27 July 2004 between KEG and EO in respect of the West Cape Three Points Block offshore Ghana (and all amendments and supplements thereto (including pursuant to the WCTP JOA First Amendment Agreement and the WCTP JOA Second Amendment Agreement)).
“WCTP JOA First Amendment Agreement” means the amendment agreement to the WCTP JOA dated 13 July 2009 between KEG, EO, Anadarko WCTP Company, Tullow Ghana Limited and Sabre Oil and Gas Limited.
“WCTP JOA Second Amendment Agreement” means the amendment agreement to the WCTP JOA dated 26 October 2010 between KEG, EO, Anadarko WCTP Company, Tullow Ghana Limited and Sabre Oil and Gas Limited.
"WCTP PA" means the petroleum agreement dated 22 July 2004 between the government of Ghana, represented by its Minister for Energy, the GNPC, KEG and EO in respect of the West Cape Three Points Block offshore Ghana (and all amendments and supplements thereto).
"Write-down and Conversion Powers" means:
(EJ)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(EK)in relation to any other applicable Bail-In Legislation other than the UK Bail-in Legislation:
(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)    any similar or analogous powers under that Bail-In Legislation; and
(EL)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers;
1.2Construction of particular terms
(A)Unless a contrary indication appears, any reference in this Agreement to:
(i)"this Agreement" shall be construed as a reference to the agreement or document in which such reference appears together with all recitals and Schedules thereto;
(ii)a reference to "assets" includes properties, revenues and rights of every description;
(iii)an "authorisation" or "consent" shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, permission, recording, notarisation, filing or registration;
(iv)an "authorised officer" shall be construed, in relation to any Party, as a reference to a Director or other person duly authorised by such Party as notified by such Party to the Facility Agent as being authorised to sign any agreement, certificate or other document or to take any decision or action, as applicable. The provision of any certificate or the making of any certification by any authorised officer of an Obligor shall not create for that authorised officer any personal liability to the Finance Parties;

(v)a "calendar year" is a reference to a period starting on (and including) 1 January and ending on (and including) the immediately following 31 December;
(vi)a "certified copy" shall be construed as a reference to a copy of that document, certified by an authorised officer of the relevant Party delivering it to be a complete, accurate and up-to-date copy of the original document;
(vii)a "clause" shall, subject to any contrary indication, be construed as a reference to a clause of the agreement or document in which such reference appears;
(viii)"continuing" shall, in relation to any Default or Event of Default, be construed as meaning that such Default or Event of Default has not been remedied or waived;
(ix)a Lender's “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;
(x)the Facility Agent's “cost of funds” is a reference to the average cost (determined either on an actual or a notional basis) which the Facility Agent would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount referred to in paragraph (B) of clause 34.3 (Clawback);
(xi)the "equivalent" on any given date in any currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent in the normal course of business at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency in the London foreign exchange markets for delivery on the second Business Day thereafter;
(xii)the "group" of any person, shall be construed as a reference to that person, its subsidiaries and any holding company of that person and all other subsidiaries of any such holding company, from time to time;

(xiii)a "holding company" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;
(xiv)"include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrase or words of like import;
(xv)a "month" or "Month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to "months" and "Months" shall be construed accordingly);
(xvi)a "person" shall be construed as a reference to any person, trust, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;
(xvii)a reference to a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being a regulation, rule, official directive, request or guideline with which a prudent person carrying on the same or a similar business to an Obligor would comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xviii)a "right" shall be construed as including any right, title, interest, claim, remedy, discretion, power or privilege, in each case whether actual, contingent, present or future;
(xix)a "Schedule" shall, subject to any contrary indication, be construed as a reference to a schedule of the agreement or document in which such reference appears;

(xx)a "subsidiary" of a company or corporation means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which shall be construed as a reference to any company or corporation:
(xxi)which is controlled, directly or indirectly, by the first-mentioned company or corporation;
(xxii)more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or
(xxiii)which is a subsidiary of another subsidiary of the first-mentioned company or corporation,
(xxiv)and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;
(xxv)the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, bankruptcy, winding-up, reorganisation, dissolution, administration, receivership, judicial custodianship, administrative receivership, arrangement, adjustment, protection or relief of debtors;
(xxvi)a "year" is a reference to a period starting on one day in a month in a calendar year and ending on the numerically corresponding day in the same month in the next succeeding calendar year, save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day Provided that, if a period starts on the last Business Day in a month, that period shall end on the last Business Day in that later month (and references to "years" shall be construed accordingly); and
(xxvii)a provision of law is a reference to that provision as amended and re-enacted.

(B)Any provision of clause 10.2 (Illegality) and clause 28.34 (Application of the Loans/Use of the Letters of Credit) shall not apply to or in favour of any Finance Party (other than any Finance Party which has notified the Facility Agent that the following carve-out shall not apply to it or any of its directors, officers or employees) or any director, officer or employee thereof, to the extent that such provisions would expose the Finance Party or any director, officer or employee thereof to liability under any applicable anti-boycott or blocking law, regulation or statute.
1.3Interpretation
(A)Words importing the singular shall include the plural and vice versa.
(B)Words indicating any gender shall include each other gender.
(C)Unless a contrary indication appears, a reference used in any other Finance Document or in any notice given under or in connection with any Finance Document to:
(i)any party or person shall be construed so as to include its and any subsequent successors, permitted transferees and permitted assigns in accordance with their respective interests;
(ii)a “Finance Document” or a “Transaction Document” or any other agreement or instrument is (other than a reference to a “Finance Document”, “Transaction Document”, or any other agreement or instrument in “original form”) a reference to that Finance Document or Transaction Document, or other agreement or instrument, as amended, novated, supplemented, extended or restated; and
(iii)a time of day shall, save as otherwise provided in any agreement or document, be construed as a reference to London time.
(D)Section, Part, Clause and Schedule headings contained in, and any index or table of contents to, any agreement or document are for ease of reference only.
(E)In the event that the three parties forming the Technical Bank cannot reach agreement on a certain issue, then, after consulting with the Original Borrower, those parties shall inform the Facility Agent and the Facility Agent shall request instructions from the Lenders with the final decision on the issue being determined by the Majority Lenders.

1.4Third Party Rights
(A)Any Hedging Counterparty may enforce the terms of clause 21.2 (Withdrawals – No Default Outstanding), clause 25 (Guarantee and Indemnity) and clause 42.2(E) (Exceptions) by virtue of the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act"). This clause 1.4(A) confers a benefit on each such Hedging Counterparty, and, subject to the remaining provisions of this clause 1.4, is intended to be enforceable by each Hedging Counterparty by virtue of the Third Parties Act.
(B)Any Account Bank may enforce the terms of this Agreement by virtue of the Third Parties Act. This clause 1.4(B) confers a benefit on each such Account Bank, and, subject to the remaining provisions of this clause 1.4, is intended to be enforceable by each Account Bank by virtue of the Third Parties Act.
(C)Subject to paragraph (A) and (B) above, a person who is not a party to this Agreement has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.
(D)Notwithstanding any term of any Finance Document, this Agreement may be rescinded or varied without the consent of any person who is not a Party hereto.

PART 2
CONDITIONS PRECEDENT
2.Conditions Precedent
2.1Conditions Precedent to first Utilisation
The Original Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably), or their delivery has otherwise been waived in accordance with clause 2.3 (Waivers of Conditions Precedent). The Facility Agent (acting reasonably) shall notify the Original Borrower and the Lenders promptly upon being so satisfied.
2.2Conditions Precedent to each Utilisation
The Lenders will only be obliged to comply with clause 6.5 (Lenders' participation) if, on the proposed Utilisation Date:
(A)no Default or Event of Default is continuing or will result from the proposed Loan; and
(B)an Authorised Signatory of the relevant Borrower certifies that
(i)the funds from that Utilisation are expected to be applied in payment of amounts subject to and in accordance with the Cash Waterfall within 90 days of the relevant drawdown date (other than making a distribution in accordance with paragraph (vii) of the Cash Waterfall) or are otherwise required to maintain a reasonable and prudent level of working capital in the Project Accounts;
(ii)the aggregate principal amount outstanding under the Facility does not exceed the Borrowing Base Amount, and the making of the Utilisation would not result in the aggregate principal amount outstanding under the Facility exceeding the Borrowing Base Amount; and
(iii)the Repeating Representations to be made by each Obligor are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects);

2.3Waivers of Conditions Precedent
(C)The Facility Agent, acting in accordance with the instructions of the Lenders, may waive the requirement under clause 2.1 (Conditions Precedent to first Utilisation) to deliver any one or more of the documents and other evidence listed in Schedule 3 (Conditions Precedent).
(D)Satisfaction of any of the conditions set out in clause 2.2 (Conditions Precedent to each Utilisation) may be waived by the Facility Agent acting in accordance with the instructions of the Majority Lenders.
(E)Any waiver effected by the Facility Agent in accordance with this clause shall be binding on all Parties.
(F)For the avoidance of doubt, no Utilisation may be made under the Facility, until the Facility Agent has confirmed all relevant Conditions Precedent have been satisfied (acting reasonably) or waived in accordance with this clause 2 (Conditions Precedent).
(G)Prior to the first Utilisation of the Facility (and not thereafter), any Default or Event of Default which arises by virtue of the fact that the Security Interests granted pursuant to the Security Documents are second-ranking (due to the subsistence during such period of Security Interests (as defined in the Existing Finance Documents) which were granted pursuant to the Existing Finance Documents), shall be deemed not to have arisen.

PART 3
OPERATION OF THE FACILITY
3.The Facility
3.1Facility Commitment amounts
(A)Subject to the terms of the Finance Documents the Lenders have agreed to make available to the Borrowers a secured US Dollar revolving loan facility and a letter of credit facility on the terms and conditions set out in this Agreement (the " Facility") in an aggregate amount equal to the Total Commitments.
(B)The Facility may be utilised by way of:
(i)Loans (which, during the Availability Period only, shall include Rollover Loans); and
(ii)Letters of Credit up to an aggregate amount not exceeding USD 200 million.
3.2Total Available Facility Amount
(C)The Total Available Facility Amount shall be computed in accordance with this clause 3.2.
(D)If at any time the aggregate amount of all Loans exceeds the Borrowing Base Amount, the Total Available Facility Amount shall be zero.
(E)Notwithstanding any increase to the Total Available Facility Amount by the addition of: (a) Additional Commitments pursuant to clause 3.3 (Additional Commitment) below; or (b) the IFC Commitment pursuant to clause 3.4 (IFC as Additional Lender) below and subject to paragraph (B) above, the Total Available Facility Amount shall be an amount equal to the lesser of:
(i)the Total Facility Amount less (1) the amount of all Loans which have not been either prepaid or repaid and (2) the aggregate amount of any Letters of Credit issued, or to be issued, under the Facility; and
(ii)the Borrowing Base Amount less (1) the amount of all Loans and (2) the aggregate amount of any Letters of Credit issued, or to be issued, under the Facility (only to the extent not cash collateralised by amounts standing to the credit of the LC Cash Collateral Account), where the Borrowing Base Amount is determined by reference to the most recent Forecast prepared in accordance with the Forecasting Procedures.
(F)For the avoidance of doubt, if at any time a Letter of Credit is cash collateralised in whole in or part in accordance with clause 7.1(B), the Total Available Facility Amount shall, subject always to paragraphs (B) and (C) above, automatically increase by the amount of such deposit. Conversely, in the event that the whole or any part of the cash collateral is withdrawn in accordance with clause 7.1(B) of this Agreement, then the Total Available Facility Amount will reduce by the amount of such withdrawal.
3.3Additional Commitment
(G)The Original Borrower may notify the Facility Agent (such notice being an "Additional Commitment Notice") that it has agreed with any Lender or any other bank or financial institution (in each case, an "Additional Lender") to increase the Total Facility Amount by the provision of additional commitments under the Facility (each such increase in commitments being an "Additional Commitment"), provided that:
(i)the Additional Commitment Notice is delivered at any time after 22 February 2018, and prior to the expiry of the Availability Period;
(ii)the increase is to take effect before the expiry of the Availability Period and the maximum aggregate amount of Additional Commitment (including all previous increases) does not exceed USD 500 million less any amount of IFC Commitment which has then been provided;
(iii)no Event of Default is continuing or would arise as a result of the provision of the Additional Commitment; and
(iv)the terms of the Additional Commitment shall, for all purposes of this Agreement, be treated pursuant to the terms of this Agreement in the same manner as the existing Commitments.
(H)Each Additional Commitment Notice shall:
(i)confirm that the requirements of paragraph (A) above are fulfilled;
(ii)    specify the date upon which the Additional Commitment is anticipated to be made available to the Borrowers (the "Additional Commitment Date"); and

(iii)    where the Additional Lender is IFC, include any further details that may be required by the Facility Agent (acting reasonably) pursuant to clause 3.4 (IFC as Additional Lender).
(I)In the event that the Additional Lender is not a Party to this Agreement, the Original Borrower shall procure that each Additional Lender:
(i)    delivers a Lender Accession Notice duly completed and signed on behalf of the Additional Lender and specifying its Additional Commitment to the Facility Agent; and
(ii)    accedes to the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement, in each case, on or prior to the Additional Commitment Date.
(J)Subject to the conditions in paragraph (B) and (C) above being met, from the relevant Additional Commitment Date:
(i)the Additional Lender shall make available the relevant Additional Commitment for Utilisation under the Facility in accordance with the terms of this Agreement (as amended);
(ii)the Additional Commitment shall rank pari passu with respect to existing Commitments; and
(iii)any necessary rebalancing of the Commitments and outstandings under the Facility and the Additional Commitment provided by the Additional Lender to ensure that they are pro rata (the "New Commitment Rebalancing") will be made by a Borrower making utilisations from the Additional Commitment within five business days of the relevant Additional Commitment Date:
(a)in priority to utilisations from Commitments under the Facility; or
(b)to effect a prepayment under the Facility to the existing Lenders (which amount may be redrawn by the Borrowers), at that Borrower’s election, in each case to procure, as far as practicable, any New Commitment Rebalancing, following which all utilisations shall be made pro rata.

(K)Each Additional Lender may only become a party to this Agreement (and be entitled to share in the Security created under the Security Documents in accordance with the terms of the Finance Documents) if such Additional Lender simultaneously accedes to the Intercreditor Agreement in accordance with the terms of the Intercreditor Agreement.
(L)Each Party (other than the relevant Additional Lender) irrevocably authorises and instructs the Facility Agent to execute on its behalf any Lender Accession Notice which has been duly completed and signed on behalf of that proposed Additional Lender and each Party agrees to be bound by such accession. The Facility Agent must promptly sign any such Lender Accession Notice (and in any event within three Business Days of receipt).
(M)The Facility Agent shall only be obliged to execute a Lender Accession Notice delivered to it by an Additional Lender once the Facility Agent (acting reasonably) has, to the extent that the necessary information is not already available to it, received all required information to comply with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the accession of such Additional Lender.
(N)On the date that the Facility Agent executes a Lender Accession Notice:
(i)the Additional Lender party to that Lender Accession Notice, each other Finance Party and the Obligors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that Additional Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of that accession and with the Commitment specified by it as its Additional Commitment; and
(ii)that Additional Lender shall become a Party to this Agreement as a "Lender".
3.4IFC as Additional Lender
(O)In the event that the Additional Commitment is to be provided by IFC, subject to compliance with the provisions of clause 3.3 (Additional Commitment) and clause 3.5(B), IFC shall provide its Additional Commitment (the "IFC Commitment") through a separate tranche, facility or facilities ranking pari passu with the Facility (the "IFC Facility") details of which, together with any amendments to the Finance Documents as the Original Borrower and IFC (each acting reasonably) consider necessary, shall be provided with the Additional Commitment Notice.

(P)Any IFC Commitment shall be provided on substantially the same terms and conditions as the Facility, save that the IFC Facility shall include such additional or alternative terms and conditions as required by IFC’s policies and practices (the rights in relation to which shall not be available to the Finance Parties).
(Q)In order to rebalance the Commitments and outstandings under the Facility and the IFC Facility to ensure that they are pro rata (the "IFC Rebalancing"), a Borrower will make utilisations under the IFC Facility:
(i)in priority to the Facility; or
(ii)to effect a prepayment under the Facility (which amount may be redrawn by a Borrower), at that Borrower’s election, in each case to procure, as far as practicable, the IFC Rebalancing, following which all drawings under the IFC Facility and the Facility shall be pro rata.
3.5Amendments to Finance Documents
(R)The Parties shall, acting reasonably, make such amendments to the Finance Documents as may be necessary to increase the Total Facility Amount pursuant to clause 3.3 (Additional Commitment) above (including amendments to the Amortisation Schedule and such amendments as required to implement any alternative terms and conditions as required by IFC’s policies and practices) and to enable each Additional Lender to accede to the Finance Documents and provide its Additional Commitment hereunder. The Facility Agent may effect, on behalf of the Finance Parties, any such amendment. Any Lender Accession Notice or accession in respect of the Intercreditor Agreement entered into, or any amendment to the Finance Documents effected pursuant to clause 3.3 (Additional Commitment) above, by the Facility Agent, the Additional Lender or the Original Borrower, shall be binding on all Parties.
(S)Notwithstanding paragraph (A) above, any amendments to the Finance Documents or additional or alternative terms and conditions, in each case as may be reasonably required as a consequence of any IFC Commitment being provided to the Borrowers shall not require the consent of the Finance Parties, provided that such amendments are not prejudicial to the rights and obligations of the Finance Parties under this Agreement.

3.6DELETED
4.Finance Parties' Rights and Obligations
(A)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under any Finance Documents to which it is a Party does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(B)The rights of each Finance Party under or in connection with the Finance Documents to which it is a Party are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (C) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(C)A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
5.Purpose
5.1Purpose
The proceeds of any Loan or Letter of Credit may only be used by a Borrower for the following purposes:
(A)in the case of a first Utilisation of the Facility, to repay all amounts outstanding under the Existing Finance Documents in full;
(B)to pay Project Costs (including Relevant Capital Expenditure);
(C)to pay Financing Costs (other than principal and interest);
(D)to make advances to an Obligor under an Intercompany Loan Agreement to enable such Obligor to pay Project Costs;
(E)to fund the DSRA and the LC Cash Collateral Account;

(F)to meet all costs and expenses incurred in respect of making any Permitted Acquisition;
(G)to issue Letters of Credit under the Facility; and
(H)subject to clause 20.6 (Distributions Reserve Account) to fund the Distributions Reserve Account.
5.2Monitoring
No Finance Party is bound to monitor or verify the application of any Loan made pursuant to the Finance Documents.
6.Utilisation - Loans
6.1Availability Period
Subject to the satisfaction of the relevant Conditions Precedent the Facility shall be available for drawing during the period from and including the Signing Date to and including the earlier of:
(A)the date falling one month prior to the Final Maturity Date; and
(B)any date imposed in accordance with clause 28.35 (HY Notes Maturity Date).
6.2Delivery of a Utilisation Request
A Borrower may borrow a loan under the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10:00 am on the third Business Day prior to the proposed Utilisation Date and the Facility Agent shall deliver such Utilisation Request to the Lenders on the Business Day of receipt of the same by it. For this purpose, if the Facility Agent receives the Utilisation Request on a day which is not a Business Day or after 10:00 am on a Business Day, it will be treated as having received the Utilisation Request on the following Business Day.
6.3Completion of a Utilisation Request
(C)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)the amount of the Utilisation complies with clause 6.4 (Amount); and

(iii)the proposed Interest Period complies with clause 12 (Interest Periods).
(D)Only one Loan may be requested in each Utilisation Request and a maximum of 3 Utilisation Requests may be requested in any one month.
(E)A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 10 or more Loans would be outstanding.
6.4Amount
A Borrower must notify the Facility Agent and the Technical and Modelling Bank (giving notice of not less than three Business Days' prior to the Utilisation Date) of the amount of any proposed Loan under the Facility that must be:
(F)a minimum of USD 10 million (or, in any event, such lesser amount as the Facility Agent may agree); and
(G)an integral multiples of USD 10 million (or, in any event, such lesser amount as the Facility Agent may agree), or, if less, the balance of the Facility.
6.5Lenders' participation
(H)If the conditions set out in this Agreement have been met, each Lender under the Facility shall make its participation in the relevant Loan available by the Utilisation Date through its Facility Office in accordance with the terms of this Agreement.
(I)The amount of a Lender's participation in that Loan will be equal to the proportion borne by its Available Commitment to the Available Commitments under the Facility immediately prior to the making of the relevant Loan.
(J)The Facility Agent shall notify each Lender of the amount of each Loan under the Facility and the amount of its participation in each such Loan not less than 3 Business Days before the Utilisation Date.
(K)A Business Day for the purposes of clause 6 (Utilisation) shall mean a day (other than a Saturday or Sunday) when banks are open for business in London, New York and Paris.

7.Letters of Credit – Utilisation
7.1General
(A)In this clause 7 and clause 8 (Letters of Credit – General Provisions):
(i)"Expiry Date" means, for a Letter of Credit, the last day of its Term;
(ii)"LC Proportion" means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by the Available Commitment of such Lender under the Facility to the aggregate Available Commitments of all the Lenders under the Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;
(iii)"Renewal or Extension Request" means a written notice delivered to the Facility Agent in accordance with clause 7.7 (Renewal or extension of a Letter of Credit);
(iv)"Start Date" means, for a Letter of Credit, the first day of its Term; and
(v)"Term" means each period determined under this Agreement for which an LC Issuing Bank is under a liability under a Letter of Credit.
(B)Any reference in this Agreement to:
(i)a "Finance Party" includes each of the LC Lenders and each of the LC Issuing Banks;
(ii)an amount borrowed under the Facility includes any amount utilised by way of Letter of Credit;
(iii)a Utilisation under the Facility made or to be made to the Original Borrower includes a Letter of Credit issued on its behalf;
(iv)a Lender funding its participation in a Utilisation under the Facility includes a Lender participating in a Letter of Credit;
(v)amounts outstanding under the Facility include amounts outstanding under or in respect of any Letter of Credit;

(vi)an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable in respect of that Letter of Credit at that time;
(vii)the Original Borrower "repaying" or "prepaying" a Letter of Credit means:
(a)the Original Borrower providing cash collateral for that Letter of Credit by depositing funds into the LC Cash Collateral Account;
(b)the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or
(c)an LC Issuing Bank being satisfied (acting reasonably) that it has no further liability under that Letter of Credit, and the amount, subject to the Cash Waterfall, by which a Letter of Credit is repaid or prepaid under sub-paragraphs (viii)(a) and (viii)(b) below is the amount of the relevant cash collateral or reduction; and
(viii)the Original Borrower providing "cash collateral" for a Letter of Credit means the Original Borrower paying an amount in the currency of the Letter of Credit in to the LC Cash Collateral Account and the following conditions are met:
(a)the account is with an LC Issuing Bank (if the cash collateral is to be provided for all the Lenders) or with a Lender (if the cash collateral is to be provided for that Lender);
(b)withdrawals from the LC Cash Collateral Account may only be made at any time provided that:
(1)there is no Default or Event of Default outstanding at the time;
(2)the withdrawal does not occur during a BBA Cure Period;
(3)the latest Sources and Uses Statement does not show that there is a shortfall in funding projected to be available to meet Project Costs; and

(4)the Total Available Facility Amount at that time is equal to or exceeds the amount of the withdrawal; and
(c)any amount withdrawn from the LC Cash Collateral Account is deposited into the account from which the original payment was made into the LC Cash Collateral Account.
(C)Clause 6 (Utilisation) does not apply to a Utilisation by way of Letter of Credit.
(D)For the avoidance of doubt, in determining the amount of the Available Commitment and a Lender's LC Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated taking account of any cash collateral provided for outstanding Letters of Credit, subject to the Total Available Facility Amount not exceeding the lesser of (i) the Total Facility Amount and (ii) the Borrowing Base Amount.
(E)A "Business Day" for the purposes of clause 7 (Letters of Credit – Utilisation) shall mean a day (other than a Saturday or Sunday) when banks are open for business in London, New York and Paris.
(F)The ORGL LC shall be deemed to have been issued by BNP Paribas as LC Issuing Bank (such appointment as LC Issuing Bank being solely in respect of the ORGL LC) pursuant to a Utilisation Request submitted by the Original Borrower in accordance with the terms of this Agreement and such utilisation shall be deemed to have occurred immediately after the first Utilisation under the Facility (the "ORGL LC Utilisation"). For the avoidance of doubt:
(i)BNP Paribas shall pay the cash collateral already posted with it pursuant to the ORGL LC to the Distributions Reserve Account; and
(ii)no conditions other than those which are required in order to facilitate the first Utilisation will be required to be satisfied in order for the ORGL LC Utilisation to be effective.
7.2Letter of Credit Option
(G)The Facility may also be utilised by way of Letters of Credit at any time during the Availability Period.
(H)Letters of Credit may be issued under the Facility by any LC Issuing Bank or LC Issuing Banks as may be selected by the Original Borrower.

(I)The Original Borrower may at any time request any or all Lenders to agree to become a LC Issuing Bank. If any such Lender or Lenders so agree, the Original Borrower may in its absolute discretion decide which of those Lenders (if any) it wishes to appoint as a LC Issuing Bank.
(J)The Original Borrower may appoint any Lender as an LC Issuing Bank at any time by notice in writing to the Facility Agent (accompanied by a deed of accession in the form agreed between the Facility Agent and the Original Borrower, signed by the relevant Lender confirming its appointment as an LC Issuing Bank), following receipt of which the Facility Agent shall promptly countersign any such deed of accession on behalf of the Finance Parties (and in any event within 3 Business Days of receipt of the notice) and notify the Finance Parties (with a copy to the Original Borrower) that the relevant Lender has become an LC Issuing Bank.
7.3Delivery of a Utilisation Request for Letters of Credit
Subject to a LC Issuing Bank having been appointed, the Original Borrower may request a Letter of Credit to be issued by delivery to the Facility Agent and one or more LC Issuing Banks (as may be selected by the Original Borrower) of a duly completed Utilisation Request substantially in the form of Part II of Schedule 4 (Utilisation Requests) not later than the third Business Day prior to the proposed Utilisation Date and a maximum of 3 such Utilisation Requests may be delivered in any one month, provided that there shall not, at any time, be more than 10 Letters of Credit outstanding.
7.4Completion of a Utilisation Request for Letters of Credit
Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(K)it specifies that it is for a Letter of Credit;
(L)it specifies the amount that is to be utilised under the Facility;
(M)the proposed Utilisation Date is a Business Day within the Availability Period;
(N)the currency and amount of the Letter of Credit comply with clause 7.5 (Amount);
(O)the form of Letter of Credit is attached;
(P)the Expiry Date of the Letter of Credit falls on or before the Final Repayment Date for the Facility; and

(Q)the delivery instructions for the Letter of Credit are specified.
7.5Amount
The amount of the proposed Letter of Credit must be an amount which is not more than the Total Available Facility Amount and which is a minimum of USD 5 million or, if less, the Total Available Facility Amount and which otherwise complies with clause 7.6(B)(ii).
7.6Issue of Letters of Credit
(R)If the conditions set out in this Agreement have been met, the relevant LC Issuing Bank shall issue the Letter of Credit on the Utilisation Date.
(S)The relevant LC Issuing Bank will only be obliged to comply with paragraph (A) above if on the date of the Utilisation Request or Renewal or Extension Request and on the proposed Utilisation Date:
(i)in the case of a Letter of Credit renewed in accordance with clause 7.7 (Renewal or extension of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;
(ii)the making of the proposed Utilisation would not result in (i) the aggregate principal amount outstanding under the Facility exceeding the lesser of the Total Facility Amount and the Borrowing Base Amount or (ii) the aggregate of all outstanding Letters of Credit issued by the LC Issuing Banks exceeding USD 200 million;
(iii)the Repeating Representations to be made by each Obligor are true in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects); and
(iv)that LC Issuing Bank and the Lenders have completed all applicable know-your-customer and compliance requirements which are required by law in relation to the beneficiary of the Letter of Credit.
(T)The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by the Available Commitment of such Lender under the Facility to the aggregate Available Commitments of all the Lenders under the Facility immediately prior to the issue of the Letter of Credit.

(U)The Facility Agent shall notify the relevant LC Issuing Banks and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.
7.7Renewal or extension of a Letter of Credit
(V)The Original Borrower may request any Letter of Credit issued on its behalf be renewed or extended by delivery to the Facility Agent and the relevant LC Issuing Bank of a Renewal or Extension Request by the sixth Business Day before the date of the proposed renewal.
(W)The Lenders shall treat any Renewal or Extension Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (E) of clause 7.4 (Completion of a Utilisation Request for Letters of Credit) shall not apply.
(X)The terms of each renewed or extended Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)its amount may be less than the amount of the Letter of Credit immediately prior to its renewal or extension;
(ii)(in relation to a renewal only) its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal or Extension Request subject to clause 7.4(F); and
(iii)(in relation to an extension only) its Term shall start on the date which was the Start Date of the Letter of Credit immediately prior to its extension, and shall end on the proposed Expiry Date specified in the Renewal or Extension Request subject to clause 7.4(F)
(Y)If the conditions set out in this Agreement have been met, the relevant LC Issuing Bank shall re-issue and/or amend any Letter of Credit pursuant to a Renewal or Extension Request.

8.Letters of Credit – General Provisions
8.1When immediately repayable or prepayable
If a Letter of Credit or any amount outstanding under a Letter of Credit becomes payable, the Original Borrower shall repay or prepay that amount within five Business Days of demand by the relevant LC Issuing Bank.
8.2Fee payable in respect of Letters of Credit
(A)The Original Borrower shall pay to each of the LC Issuing Banks a fronting fee in respect of each Letter of Credit issued by it, in the amount and at the times agreed in the letter between each relevant LC Issuing Bank and the Original Borrower. A reference in this Agreement to a Fee Letter shall include the letter referred to in this paragraph.
(B)
(i)Subject to (ii) below, the Original Borrower shall pay to the Facility Agent (for the account of each LC Lender) a letter of credit fee computed at the same rate as the Margin on the outstanding amount of each Letter of Credit for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each LC Lender's LC Proportion of that Letter of Credit.
(ii)The Original Borrower shall be entitled to deduct, from the letter of credit fee calculated as described in (i) above and paid to the Facility Agent, in respect of each Relevant Lender, an amount which is the product of the Margin and any Borrower Replacement Collateral (as defined in clause 8.10 below) held in respect of such Relevant Lender (the "RL Reduction"). The net fee distributed by the Facility Agent to each Relevant Lender shall be the fee calculated according to such Relevant Lender's LC Proportion then reduced by the amount of the RL Reduction.
(C)The accrued letter of credit fee on a Letter of Credit shall be payable quarterly (on each of 31 March, 30 June, 30 September and 31 December and as from the first of such dates falling after the date of issue of that Letter of Credit) and on the Expiry Date for that Letter of Credit.
(D)If the Original Borrower uses cash collateral to cover any part of a Letter of Credit then the fronting fee payable to the relevant LC Issuing Bank and the letter of credit fee payable for the account of each LC Lender shall not (in respect of the part of the Letter of Credit covered by the cash collateral) be payable.
8.3Claims under a Letter of Credit
(E)The Original Borrower irrevocably and unconditionally authorises each LC Issuing Bank to pay any claim made or purported to be made under a Letter of Credit and which appears on its face to be in order (a "claim").
(F)The Original Borrower shall immediately on demand pay to the Facility Agent for the account of the relevant LC Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.
(G)The Original Borrower acknowledges that each LC Issuing Bank:
(i)is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
(ii)deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(H)The obligations of the Original Borrower under this clause will not be affected by:
(i)the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)any incapacity of, or limitation on the powers of, any person signing a claim or other document.
8.4Indemnities
(I)The Original Borrower shall immediately on demand indemnify each LC Issuing Bank against any cost, loss or liability incurred by such LC Issuing Bank (otherwise than by reason of such LC Issuing Bank's gross negligence or wilful misconduct and otherwise in respect of the obligation of any Lender to provide cash collateral pursuant to clause 8.10 (Cash collateralisation)) in acting as an LC Issuing Bank under any Letter of Credit.
(J)Each Lender shall (according to its LC Proportion) immediately on demand by the Facility Agent (acting on the instructions of the relevant LC Issuing Bank), indemnify each LC Issuing Bank against any cost, loss or liability incurred by such LC Issuing Bank (otherwise than by reason of such LC Issuing Bank's gross negligence or wilful misconduct) in acting as such LC Issuing Bank under any Letter of Credit (unless that LC Issuing Bank has been reimbursed by the Original Borrower pursuant to a Finance Document).
(K)The Original Borrower shall immediately on demand reimburse any Lender for any payment it makes to an LC Issuing Bank under this clause 8.4 (Indemnities) (other than any Cash Deposit made pursuant to clause 8.10 (Cash collateralisation) but including in respect of any amount withdrawn from the Cash Deposit and payment to any LC Issuing Bank under clause 8.10(C) or 8.10(E)). In the absence of reimbursement of an LC Issuing Bank or Lenders by the Original Borrower pursuant to this clause 8.4 (Indemnities) within 5 Business Days of demand (the "LC Payment Date"), the Original Borrower shall be deemed to have requested a Loan of an amount (in Dollars) equal to the outstanding amount payable on the LC Payment Date and the Original Borrower shall be treated as having agreed to borrow that Loan on the LC Payment Date. The proceeds of each Loan made available by the Lenders in accordance with this clause 8.4(C) and deemed to be made to the Original Borrower shall be paid to an LC Issuing Bank (or, as the case may be, the Facility Agent on behalf of the Lenders) in satisfaction of the obligations of the Original Borrower in accordance with this clause 8.4 to reimburse that LC Issuing Bank or Lenders for the amount of the outstanding payment.
(L)The obligations of each Lender and the Original Borrower under this clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or, as the case may be, the Original Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.
(M)The obligations of a Lender or the Original Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:
(i)any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;
(ii)the release of any other Obligor or any other person under the terms of any composition or arrangement;
(iii)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of

Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(iv)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;
(v)any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;
(vi)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or
(vii)any insolvency or similar proceedings.
8.5Rights of contribution
The Original Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this clause 8.
8.6Role of a LC Issuing Bank
(N)Nothing in this Agreement constitutes a LC Issuing Bank as a trustee or fiduciary of any other person.
(O)An LC Issuing Bank shall not be bound to account to any Lender for any sum, or the profit element of any sum received by it for its own account.
(P)An LC Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
(Q)An LC Issuing Bank may rely on:
(i)any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(R)An LC Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(S)An LC Issuing Bank may act in relation to the Finance Documents through its personnel and agents.
(T)An LC Issuing Bank is not responsible for:
(i)the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(ii)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
8.7Exclusion of liability
(U)Without limiting paragraph (B) below, the relevant LC Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(V)No Party (other than an LC Issuing Bank) may take any proceedings against any officer, employee or agent of an LC Issuing Bank in respect of any claim it might have against that LC Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an LC Issuing Bank may rely on this clause subject to clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.
8.8Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each LC Lender confirms to each LC Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to, those listed in paragraphs (A) to (D) of clause 32.16 (Credit appraisal by the Lenders).

8.9Amendments and Waivers
Notwithstanding any other provision of any Finance Document, an amendment or waiver which relates to the rights or obligations of an LC Issuing Bank may not be effected without the consent of that LC Issuing Bank.
8.10Cash collateralisation
(W)If and for so long as:
(i)the long-term senior unsecured credit rating of a Lender is, or is reduced to, below BBB- (Standard & Poor's) or Baa3 (Moody's); or
(ii)it becomes unlawful in any applicable jurisdiction for a Lender to perform its obligations under clause 8.4 (Indemnities),
(any such Lender being a "Relevant Lender") then, within thirty five (35) Business Days of the date of publication by S&P or Moody's of such rating downgrade or the date upon which the obligations become unlawful, the Relevant Lender shall, unless otherwise agreed by each LC Issuing Bank, as security for (but without prejudice to) its obligations under clause 8.4 (Indemnities), pay to each LC Issuing Bank an amount equal to its LC Proportion of the aggregate outstandings under all Letters of Credit issued by that LC Issuing Bank at such date (the "Cash Deposit"). The Relevant Lender shall, within thirty five (35) Business Days of any increase in such aggregate outstandings, pay to that LC Issuing Bank an amount equal to its LC Proportion of any such increase (unless otherwise agreed by the Issuing Bank) (and any additional amount so paid shall form part of the Cash Deposit). If requested by a LC Issuing Bank, the Relevant Lender shall enter into security documentation over the Cash Deposit in form and substance satisfactory to that LC Issuing Bank (acting reasonably).
(X)Any Cash Deposit made pursuant to this clause 8.10 shall be placed by the relevant LC Issuing Bank in a separately designated bank account and shall bear interest (at the rate of interest customarily given by that LC Issuing Bank for short-term cash deposits in amounts equal to such Cash Deposit) from (and including) the date of deposit of any amounts in, until (but excluding) the date of withdrawal of any amounts from, such account (such amount held being the "Borrower Replacement Collateral").
(Y)An LC Issuing Bank shall only withdraw amounts standing to the credit of such account:

(i)for payment to that LC Issuing Bank up to (and including) the amount of the Cash Deposit in accordance with clause (E) below; and
(ii)in excess of the Cash Deposit, for payment to the Relevant Lender, if so instructed by the Relevant Lender.
(Z)Any Cash Deposit made pursuant to this clause 8.10 shall, on demand by the Relevant Lender, be repaid to such Relevant Lender provided that the long-term senior unsecured credit rating of such Relevant Lender is, or is greater than BBB- (Standard & Poor's) or Baa3 (Moody's).
(AA)Without prejudice to the provisions of clause 8.4(B), each Relevant Lender hereby irrevocably authorises each LC Issuing Bank to withdraw from any account established pursuant to this clause 8.10 in relation to such Relevant Lender such Relevant Lender's LC Proportion of the amount specified in any claim made under a Letter of Credit, up to the amount of the Relevant Lender's Cash Deposit in discharge of such Relevant Lender's obligations to it under clause 8.4(B).
(AB)If and to the extent the Relevant Lender at any time fails to comply with its payment obligations under clause 8.10(A), then (without prejudice to clause 8.4(B)):
(i)the Relevant Lender hereby irrevocably authorises any Agent to apply its entitlement to sums received by that Agent from any source in respect of payment under, and/or any other sum received by that Agent under or in respect of, the Finance Documents, towards such payment obligations;
(ii)the Original Borrower and each LC Issuing Bank may (in their sole discretion) agree that the Original Borrower shall pay an amount to that LC Issuing Bank:
(a)which may or may not be equal to the Relevant Lender's Cash Deposit or such part thereof as is unpaid by the Relevant Lender; and
(b)which shall be placed by that LC Issuing Bank in a separately designated bank account and shall bear interest (at the rate of interest customarily given by that LC Issuing Bank for short-term cash deposits in amounts equal to such amounts) from (and including) the date of deposit of any amounts in, until (but excluding) the date of withdrawal of any amounts from, such account,

and
(iii)that LC Issuing Bank may withdraw amounts standing to the credit of such account:
(a)to pay that LC Issuing Bank such Relevant Lender's LC Proportion of any claim made under a Letter of Credit; and
(b)as otherwise agreed between the Original Borrower and that LC Issuing Bank.

PART 4
PAYMENTS, CANCELLATION, INTEREST AND FEES
9.Repayment
9.1Repayment of the Facility
(A)Subject to paragraph (B) below, all Loans outstanding under the Facility will be repaid semi-annually on each successive 31 March and 30 September commencing on 31 March 2024. Repayment Instalments will be sufficient to ensure that the Amortisation Schedule is met.
(B)Any repayment made during the Availability Period may be redrawn, but any repayment may not be redrawn after the expiry of the Availability Period.
9.2Amendment to Amortisation Schedule
In the event that the Reserve Tail Date is earlier than the Final Maturity Date, the Amortisation Schedule will be deemed to be amended so that:
(C)the final Repayment Instalment for the Facility is to be paid on the Reserve Tail Date (the "Revised Final Repayment Date"); and
(D)the Repayment Instalment payable on each Repayment Date shall be adjusted on a pro rata basis so as to ensure that all Loans under the Facility are fully repaid on the Reserve Tail Date.
If this clause 9.2 applies, the Facility Agent shall provide each Lender with a revised Amortisation Schedule which incorporates such amendments.
9.3DELETED
10.Prepayment and Cancellation
10.1General
(A)Subject to there being no Event of Default outstanding and other than an obligation to make a prepayment where the aggregate outstandings under the Facility exceed the Borrowing Base Amount at the end of the BBA Cure Period or upon a Change of Control, prepayments in respect of the Facility shall be paid at the end of the next Interest Period falling not less than 15 days after the date on which the event giving rise to the obligation to make the prepayment occurs, and shall be applied pro rata to each Repayment Instalment under the Facility.

(B)Any amount prepaid may only be redrawn if such prepayment and Utilisation:
(i)is not contrary to any other term of this Agreement; and
(ii)occurs prior to expiry of the Availability Period.
(C)Any prepayment shall be made with accrued interest on the amount prepaid and, subject to Break Costs (excluding any Margin), without premium or penalty.
10.2Illegality
(D)If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for a Lender (an "Illegality Lender") to perform any of its obligations as contemplated by the Finance Documents, or to fund or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(i)that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(ii)upon the Facility Agent notifying the Original Borrower, the Commitment of that Lender will be immediately cancelled; and
(iii)each Borrower shall either:
(a)if the Lender so requires, repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified that Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); or
(b)replace that Lender in accordance with paragraph (B) of clause 10.10 (Right of repayment and cancellation in relation to a single Lender) on or before the first date applicable under paragraph (a) above in respect of which a payment is due and payable.
(E)If it becomes unlawful (including as a result of any Sanctions) in any applicable jurisdiction for any Borrower to perform any of its obligations as contemplated by the Finance Documents:

(i)that Borrower shall promptly notify the Facility Agent upon becoming aware of that event;
(ii)the Facility Agent shall notify the Lenders; and
(iii)that Borrower shall repay each Utilisation made to it on the last day of the Interest Period for that Utilisation occurring after the Facility Agent have notified the Lenders or, if earlier, the last day of any applicable grace period permitted by law.
(F)If it becomes unlawful (including as a result of any Sanctions) for an LC Issuing Bank to issue or leave outstanding any Letter of Credit or it becomes unlawful for any Affiliate of an Issuing Bank for that Issuing Bank to do so, the relevant LC Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event, and upon the Facility Agent notifying the Original Borrower, (i) the Facility shall cease to be available for the issue of Letters of Credit unless and until the relevant LC Issuing Bank is replaced by another Lender in accordance with paragraph (B)of clause 10.10 (Right of repayment and cancellation in relation to a single Lender) and (ii) the Original Borrower shall prepay all Letters of Credit issued by such LC Issuing Bank and use its reasonable endeavours to procure the release of such LC Issuing Bank from all outstanding Letters of Credit.
10.3Aggregate outstandings exceed the Borrowing Base Amount
(G)In the event that a Forecast shows that the aggregate of the outstandings under the Facility on the relevant Forecast Date exceeds the Borrowing Base Amount as determined in such Forecast, a Borrower shall, within 90 days of the date of the relevant Forecast (in addition to Repayment Instalments under the Amortisation Schedule), make an additional mandatory repayment of the Facility as necessary to ensure that the aggregate of the outstandings under the Facility does not exceed the Borrowing Base Amount provided always that:
(i)subject to (ii) below, an Event of Default shall arise in respect of such mandatory prepayment only if such prepayment has not been made in full after a period of 90 days from the relevant Forecast Date (the "BBA Cure Period"); and
(ii)such mandatory repayment will be required at the expiry of the BBA Cure Period only if, at such time, a Forecast prepared immediately prior to the expiry of the BBA Cure Period confirms that the aggregate of the outstandings under the Facility exceeds the Borrowing Base Amount.

(H)The Obligors shall be entitled to make any such mandatory prepayment by (i) depositing cash into an account with the Account Bank in London or New York secured in favour of the Lenders (which shall be a Project Account) which has been established solely for this purpose or (ii) procuring a letter of credit on terms approved by the Facility Agent (acting reasonably), in favour of the Facility Agent, in each case, in an amount equal to the mandatory prepayment required. Any excess standing to the credit of such account on any Forecast Date shall be released and may be withdrawn by the relevant Borrower and applied for any purpose as it sees fit (without reference to the Cash Waterfall) provided that prior to being paid into such account none of the Secured Parties had any rights to such amounts (if any Secured Parties had any rights to such amount, such amount shall be paid into an Offshore Proceeds Account).
10.4Permitted disposals
If, as a result of a Permitted Disposal, the amount outstanding under the Facility exceeds the Borrowing Base Amount, then the required amount of proceeds from such Permitted Disposal to ensure that there is no such excess, after having taken into account the impact of the Permitted Disposal on the Borrowing Base Amount will be used to make a prepayment of the Facility.
10.5Insurance Receipts
(I)All Insurance Proceeds received by an Obligor in excess of USD10 million (or its equivalent in other currencies) in aggregate shall be paid into and retained in an Insurance Proceeds Account until applied in accordance with the terms of this clause.
(J)Subject to paragraph (C) below, all net proceeds of any insurance claim received by an Obligor in respect of a Borrowing Base Asset shall, unless the Majority Lenders otherwise agree, be first applied in prepayment of the Facility:
(i)where the aggregate amount of the insurance proceeds received by that Obligor is in excess of USD 100 million (or its equivalent in other currencies) (less expenses); or
(ii)where the aggregate amount of the insurance proceeds received by that Obligor is less than USD 100 million (or its equivalent in other currencies) but more than USD 10 million (or its equivalent in other currencies), to the extent not applied or committed to be applied to meet a third party claim or to cover operating losses of, or in the reinstatement of, a Borrowing Base Asset or purchase of a replacement Borrowing Base Asset or otherwise in amelioration of the loss to a Borrowing Base Asset or reinvestment in the Borrowing Base Asset within, in each case, one year of receipt.
(K)Neither:
(i)any insurance proceeds paid to the Operator and applied by the Operator in meeting the cost, loss or liability for which that payment was made; nor
(ii)any proceeds of any insurance claim received by an Obligor in respect of business interruption, shall be subject to the prepayment obligation in paragraph (B) above.
10.6Change of Control
(L)Upon a Change of Control:
(i)the relevant Obligor shall promptly notify the Facility Agent upon becoming aware of the occurrence of that event; and
(ii)if the Majority Lenders so require, the Facility Agent shall, on not less than 30 days written notice to the Original Borrower, cancel the Commitments and each Borrower shall repay each Lender's participation in any Utilisations on the last day of the then current period under the Facility, together with accrued interest and all other amounts accrued under the Finance Documents.
(M)For the purposes of paragraph (A) above, a "Change of Control" means any person (or persons with whom they act in concert) other than a Permitted Transferee acquiring, directly or indirectly, more than 50 per cent. of the ordinary share capital in any Obligor carrying a right to vote in general meetings of that company. For the avoidance of doubt, a Change of Control shall not occur on an IPO of any Shareholder (directly or indirectly) in KEO or the Original Borrower, or an IPO of any Obligor.
(N)For the purposes of paragraph (B) above, any persons includes more than one person acting in concert and a "Permitted Transferee" means:
(i)an Affiliate of a Shareholder or KEH, so long as they remain an Affiliate (including any funds associated with Warburg Pincus and Blackstone Capital Partners or the Blackstone Group); or

(ii)a person who is otherwise approved by the Majority Lenders (acting reasonably) provided that any Lender which does not grant its approval may, on not less than 30 days written notice to the Facility Agent and the Original Borrower, demand that its participation in the Facility be prepaid in full and that its Commitment be immediately cancelled, provided that the Original Borrower may, in accordance with paragraph (B) of clause 10.10 (Right of repayment and cancellation in relation to a single Lender), procure the replacement of that Lender or the transfer of its participation and Commitment to another Lender (with that Lender's consent) rather than such prepayment and cancellation provided that such replacement or transfer is completed within the relevant notice period given by the relevant Lender. If such replacement or transfer does not occur within the relevant period, that Lender's participation in the Facility shall be immediately due and payable in full by each Borrower and its Commitment immediately cancelled.
10.7Automatic Cancellation
At the close of business in London on the last Business Day of the Availability Period for the Facility, the undrawn Commitment of each Lender under the Facility at that time shall be automatically cancelled.
10.8Voluntary Cancellation
(O)The Original Borrower may, by giving not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice to the Facility Agent, without penalty, cancel the undrawn Commitments under any Facility in whole or in part (but if in part, in a minimum amount of USD 1 million or, if less, the balance of the undrawn Commitments). The relevant Commitments in respect of the Facility will be cancelled on a date specified in such notice, being a date not earlier than ten Business Days after the relevant notice is received by that Facility Agent.
(P)Any valid notice of cancellation will be irrevocable and will specify the date on which the cancellation shall take effect. No part of any Commitment which has been cancelled or which is the subject of a notice of cancellation may subsequently be utilised.
(Q)When any cancellation of Commitments under the Facility takes effect, each Lender's Available Commitment under the Facility will be reduced by an amount which bears the same proportion to the total amount being cancelled as its

Available Commitment under the Facility bears to the Available Commitment (at that time) under the Facility.
10.9Voluntary Prepayment of Loans
(R)Subject to paragraphs (B) and (C) below, a Utilisation may be prepaid whether in whole or in part by a Borrower without penalty upon ten (10) Business Days' prior written notice to the Facility Agent.
(S)Any valid notice of prepayment will be irrevocable and, unless a contrary indication appears in this Agreement, will specify the date on which the cancellation shall take effect. Any amount prepaid or repaid may not be redrawn if such prepayment or repayment and Utilisation occurs after the expiry of the Availability Period.
(T)Prepayment shall take effect:
(i)on the last day of the then current Interest Period; or
(ii)on any other date subject to payment by the relevant Borrower, on demand, of Break Costs (if any) in accordance with clause 13.4 (Break Costs).
(U)Unless a contrary indication appears in this Agreement, when any prepayment of the whole or part of a Loan takes place, each Lender's participation in the relevant Loan shall be reduced rateably.
10.10Right of repayment and cancellation in relation to a single Lender
(V)If:
(i)the Original Borrower reasonably believes that the sum payable to any Lender by an Obligor is required to be increased under clause 15.2 (Tax gross-up);
(ii)the Original Borrower receives a notice from the Facility Agent under clause 15.3 (Tax Indemnity) or clause 16 (Increased Costs);
(iii)any Lender is or becomes a Non-Funding Lender; or
(iv)any Lender is or becomes entitled to increase its rate of interest further to clause 13.2 (Market disruption),

the Original Borrower may, while (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the belief or notice continues or (in the case of (iii) or (iv) above) the relevant circumstance continues:
(a)give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations;
(b)in the case of a Non-Funding Lender or Illegality Lender, give the Facility Agent notice of cancellation of the Available Commitment of that Lender in relation to the Facility and reinstate all or part of such Available Commitment in accordance with paragraph (B) below;
(c)or replace that Lender in accordance with paragraph (B) below.
(W)The Original Borrower may:
(i)in the circumstances set out in paragraph (A) above or pursuant to clause 10.1 (General) or clause 10.2 (Illegality) or clause 10.6(A)(ii) (Change of Control), replace an Existing Lender (as defined in clause 30 (Changes to the Lenders)), with one or more other Lenders (which need not be Existing Lenders) (each a "Replacement Lender"), which have agreed to purchase all or part of the Commitment and participations of that Existing Lender in Utilisations made to a Borrower pursuant to an assignment or transfer in accordance with the provisions of clause 30 (Changes to the Lenders); or
(ii)in the circumstances set out in paragraph (A)(iv)(b) of this clause 10.10, cancel the Available Commitments of the Non-Funding Lender or Illegality Lender in respect of the Facility and procure that one or more Replacement Lenders assume Commitments under the Facility in an aggregate amount not exceeding the Available Commitment of the relevant Non-Funding Lender or Illegality Lender in relation to the Facility, in each case on condition that:
(a)each assignment or transfer under this paragraph (B) shall be arranged by the Original Borrower (with such reasonable assistance from the Existing Lender as the Original Borrower may reasonably request); and

(b)no Existing Lender shall be obliged to make any assignment or transfer pursuant to this paragraph (B) unless and until:
(1)it has received payment from the Replacement Lender or Replacement Lenders in an aggregate amount equal to the outstanding principal amount of the participations in the Utilisations owing to the Existing Lender, together with accrued and unpaid interest (to the extent that the Facility Agent has not given a notification under clause 30.9 (Pro rata interest settlement)), fees (including, without limitation, any Break Costs to the date of payment) and all other amounts payable to the Existing Lender under this Agreement; and
(2)the requirements under clause 24.12 ("Know your customer" and "customer due diligence" requirements) have been satisfied in respect of the Replacement Lender.
(X)On receipt of a notice from the Original Borrower referred to in paragraph (A) above, the Commitment of that Lender shall immediately be reduced to zero.
(Y)On the last day of each Interest Period which ends after the Original Borrower has given notice under paragraph (A) above (or, if earlier, the date specified by the Original Borrower in that notice), the relevant Borrower shall repay that Lender's participation in the relevant Utilisation.
(Z)Paragraphs (A) and (B) do not in any way limit the obligations of any Finance Party under clause 18.1 (Mitigation).
11.Interest
11.1Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(A)Margin;
(B)Reference Rate; and
(C)Credit Adjustment Spread.

11.2Margin
The Margin applicable to a Loan shall be a percentage per annum as follows:

Years (counting from and including 2021)	Applicable Margin
1 to 3 (inclusive)	3.75%
4 to 5 (inclusive)	4.25%
6 to Final Maturity Date (inclusive)	5.00%

11.3Payment of interest
A Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six-monthly intervals after the first day of the Interest Period).
11.4Default interest
(D)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (B) below, is 1.0 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause shall be immediately payable by the Obligor on demand by that Facility Agent.
(E)If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be 1.0 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(F)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
11.5Notification of rates of interest
The Facility Agent shall promptly notify the relevant Lenders and the relevant Borrowers of the determination of a rate of interest under this Agreement.
11.6ESG
(G)Prior to 30 September 2021, the Original Borrower and one or more Lenders selected by the Original Borrower (the “ESG Negotiators”) shall negotiate in good faith to agree the sustainability-linked key performance indicators (each a “KPI”) for the KEL Group which apply to an adjustment to the Margin after 30 September 2021 and associated amendments, consents or waivers to this Agreement or the other Finance Documents on the basis of the following parameters:
(i)there shall be two KPIs with one KPI based on an internal measurement of the reduction in emissions/emissions intensity of the KEL Group and the other KPI based on an external assessment of the KEL Group’s environmental, social and governance risks by a third party ratings body, MSCI or similar;
(ii)the performance against each KPI shall be assessed once per year and any changes to Margin will apply until the next occasion on which each KPI is assessed (the “Margin Adjustment Period”);
(iii)the realisation of the agreed target for any KPI will result in the Margin applicable to a Loan during the Margin Adjustment Period decreasing by 0.025% per KPI;
(iv)the realisation of the agreed premium for any KPI will result in the Margin applicable to a Loan during the Margin Adjustment Period increasing by 0.025% per KPI; and
(v)one or more Lenders (which may or may not be the ESG Negotiators) shall be appointed as ESG coordinators (“ESG Coordinators”) to represent the Lenders on an ongoing basis in respect of the assessment of the KPIs and any revised targets and premiums for such KPIs (and provision shall be made to carve out liability for the ESG coordinators in the performance of such role).

(H)If, prior to 30 September 2021, the Original Borrower and the ESG Negotiators have agreed the KPIs and the associated amendments, consents or waivers to this Agreement or the other Finance Documents in accordance with paragraph (A) (“Agreed ESG Amendments”), the Facility Agent shall submit the Agreed ESG Amendments to the Lenders and each Lender may within a fifteen Business Day period, submit their vote to the Facility Agent as to whether or not they approve of the Agreed ESG Amendments.
(I)If:
(i)each Lender votes to approve the Agreed ESG Amendments (other than the appointment of and the terms of the appointment of the ESG Coordinators); and
(ii)the Majority Lenders vote to approve the appointment of and the terms of the appointment of the ESG Coordinators, then the Facility Agent shall, on behalf of all Finance Parties, effect such Agreed ESG Amendments (including the appointment of the ESG Coordinators).
(J)This clause 11.6 may not be amended or waived without the consent of all the Lenders.
12.Interest Periods
12.1Selection of Interest Periods
(A)A Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.
(B)Subject to this clause, a Borrower may select an Interest Period of 1, 3 or 6 months or such other period as may be agreed between a Borrower and the Facility Agent (acting on behalf of the Majority Lenders).
(C)No Interest Period for a Loan under the Facility shall extend beyond the Final Maturity Date.
(D)The first Interest Period of each Loan shall commence on the Utilisation Date and end on the same day as the end of the selected Interest Period. In the case of each Loan (other than the first Loan under the Facility), each subsequent Interest Period shall end on the same day as the current Interest Period of any outstanding Loan made under the Facility.

12.2Non-Business Days
If an Interest Period ends on a day which is not a Business Day, that Interest Period will instead end on the next Business Day, unless the next Business Day is in another month, in which case the Interest Period will end on the preceding Business Day.
12.3Consolidation and division of Loans
(E)Subject to paragraph (B) below, if two or more Interest Periods for Loans under the Facility end on the same date, those Loans will, unless a Borrower specifies to the contrary in the Utilisation Request or in a notice to the Facility Agent, be consolidated into, and treated as, a single Loan under the Facility on the last day of the Interest Period.
(F)If a Borrower requests (in either a Utilisation Request or otherwise in a notice to the Facility Agent) that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in such request, being an aggregate amount equal to the amount of the Loan immediately before its division.
13.Changes to the Calculation of Interest
13.1Unavailability of Term SOFR
(A)If no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.
(B)If no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term SOFR, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for that shortened Interest Period shall be determined pursuant to the definition of "Reference Rate".
(C)If the Interest Period of a Loan is, after giving effect to paragraph (B) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Term SOFR is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for that Loan.

(D)If paragraph (C) above applies but no Historic Term SOFR is available for the Interest Period of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Loan.
(E)If paragraph (C) above applies but no Historic Term SOFR is available and it is not possible to calculate the Interpolated Historic Term SOFR, clause 13.2 (Market disruption) and 13.3 (Alternative basis of interest or funding) shall apply.
13.2Market disruption
(F)If a Market Disruption Event occurs in relation to a Loan for any Interest Period or clause 13.1(E) (Unavailability of Term SOFR) applies, the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.
(G)In this Agreement “Market Disruption Event” means if, before the Reporting Time, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be materially in excess of the Market Disruption Rate.
(H)The Facility Agent shall notify the relevant Borrower immediately upon receiving notice from the Lender(s).
(I)If this clause 13.2 applies but any Lender does not notify a rate to the Facility Agent by the Reporting Time, the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.
13.3Alternative basis of interest or funding
(J)If a Market Disruption Event occurs or clause 13.1(E) (Unavailability of Term SOFR) applies, and the Facility Agent or the relevant Borrower so requires, the Facility Agent and the relevant Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(K)Any alternative basis agreed pursuant to paragraph (A) above shall, with the prior consent of all the Lenders and the relevant Borrower, be binding on all Parties.
13.4Break Costs
(L)Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.
(M)Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.
(N)If, following a payment by the relevant Borrower of all or part of a Loan or Unpaid Sum on a day other than the last day of an Interest Period for that Loan or Unpaid Sum, a Lender realises a profit, and no Event of Default is continuing, that Lender must pay an amount equal to that profit to that Borrower as soon as practicable.
13.5FATCA Information
(O)Subject to paragraph (D) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(a)    a FATCA Exempt Party; or
(b)    not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA or CRS as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA or CRS; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(P)Each Party agrees to the disclosure by the other Party of information required to be disclosed under FATCA or CRS to the Cayman Islands Tax Information Authority or equivalent authority and any other foreign government body as required by FATCA or CRS. Such information may include, without limitation, confidential information such as financial information and any information relating to any shareholders, principals, partners, beneficial owners (direct or indirect) or controlling persons (direct or indirect) of such Party.
(Q)If a Party confirms to another Party pursuant to paragraph (A)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(R)Paragraph (A) or (B) above shall not oblige any Finance Party to do anything, and paragraph (A)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(S)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (A)(i) or (A)(ii) above (including, for the avoidance of doubt, where paragraph (D) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information,
(T)If a Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:
(i)where the Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;
(iii)the date a new US Tax Obligor accedes as a Borrower; or

(iv)where a Borrower is not a US Tax Obligor, the date of a request from the Facility Agent, supply to the Facility Agent:
(a)    a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(b)    any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(U)The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (F) above to the relevant Borrower.
(V)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (F) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisation or waiver to the relevant Borrower.
(W)The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (F) or (H) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (F), (G) or (H) above.
(X)Without prejudice to any other term of this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (F) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Facility Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Facility Agent, within three Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (including any related interest and penalties) in acting as Facility Agent under the Finance Documents as a result of such failure.

14.Fees
14.1Commitment fee
(A)The Original Borrower shall pay to the Facility Agent for the account of each Lender a fee computed as follows:
(i)when Commitment is available for utilisation, at a rate equal to 30 per cent. per annum of the then applicable Margin; and
(ii)when Commitment is not then available for utilisation, at a rate equal to 20 per cent. per annum of the then applicable Margin.
(B)The accrued commitment fee is payable quarterly (on each of 31 March, 30 June, 30 September and 31 December) in arrears on any undrawn and uncancelled portion of the Commitments for the period from the date of this Agreement until and including the last day of the Availability Period.
(C)Notwithstanding paragraphs (A) and (B) above, the Original Borrower shall not be required to pay any such commitment fees to the Facility Agent for the account of any Lender during the period in which such Lender is a Non-Funding Lender.
14.2Front end and underwriting fees
The Original Borrower shall pay to each Original Lender, front end and underwriting fees in the amount and at the times agreed in a Fee Letter.
14.3Facility Agent fee
The Original Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
14.4Security Agent fee
The Original Borrower shall pay to the Security Agent (for its own account) a trustee fee in the amount and at the times agreed in a Fee Letter.
14.5The Technical Bank fee
The Original Borrower shall pay to each co-technical bank (for its own account in each case) a technical bank fee in the amount and at the times agreed in a Fee Letter.

14.6The Modelling Bank fee
The Original Borrower shall pay to the Modelling Bank (for its own account) a modelling bank fee in the amount and at the times agreed in a Fee Letter.

PART 5
TAXES, INCREASED COSTS AND INDEMNITIES
15.Tax Gross Up and Indemnities
15.1Definitions
In this Agreement:
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under clause 15.2 (Tax gross-up) or a payment under clause 15.3 (Tax Indemnity).
15.2Tax gross-up
(A)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(B)The Original Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.
(C)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(D)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(E)Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(F)If an Obligor makes any payment to a Finance Party in respect of or relating to a Tax Deduction, but such Obligor was not obliged to make such payment, the relevant Finance Party shall within five Business Days of demand refund such payment to such Obligor.
15.3Tax Indemnity
(G)Except as provided below, the Original Borrower shall (within five Business Days of demand by the Facility Agent) indemnify a Finance Party against any loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party for or on account of Tax, by that Finance Party in respect of a Finance Document.
(H)Paragraph (A) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which:
(a)that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(b)that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if in either such case that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or that Finance Party's Facility Office; or
(ii)to the extent a loss, liability or cost is compensated for by an increased payment under clause 15.2 (Tax gross-up); or
(iii)to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party; or
(iv)with respect to any Tax assessed prior to the date which is 180 days prior to the date on which the relevant Finance Party requests such a payment from the Original Borrower, unless a determination of the amount claimed could only be made on or after the first of those dates.
(I)A Finance Party making, or intending to make a claim under paragraph (A) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall provide to the Original Borrower a copy of the notification by such Finance Party.
(J)A Finance Party shall, on receiving a payment from an Obligor under this clause, notify the Facility Agent. The Finance Parties will undertake to use reasonable endeavours to obtain reliefs and remissions for taxes and deductions and to reimburse that Obligor for reliefs, remissions or credits obtained (but without any obligation to arrange its tax affairs other than as it sees fit nor to disclose any information about its tax affairs).
15.4Tax Credit
(K)If:-
(i)an Obligor makes a Tax Payment, and
(ii)a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment, and
(iii)that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in but for its utilisation of the Tax Credit.
(L)Nothing in this clause will:
(i)interfere with the rights of any Finance Party to arrange its affairs in whatever manner it thinks fit; or
(ii)oblige any Finance Party to disclose any information relating to its Tax affairs or computations.
15.5Stamp Taxes
The Original Borrower shall, within five Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document other than in respect of an assignment or transfer by a Lender or any breach by any Finance Party of the terms of clauses 28.28 (Due execution of security assignments) and 28.30 (Lenders' custody of documents).

15.6Value added tax
(M)All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT against delivery of an appropriate VAT invoice.
(N)Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that obligation shall be deemed to extend to all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither the Finance Party nor any other member of any VAT group of which it is a member is entitled to credit or repayment of the VAT.
15.7FATCA Deduction
(O)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(P)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Original Borrower, the Facility Agent and the other Finance Parties.
16.Increased Costs
16.1Increased costs
(A)Subject to clause 16.3 (Exceptions) the Original Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of the introduction of or any change in (or in the interpretation, administration or application by any governmental body or regulatory Authority of) any law or regulation (whether or not having the force of law, but if not, being of a type with which that Finance Party or Affiliate is expected or required to comply), or as a result of the implementation or application of, or compliance with, Basel III, CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(B)In this Agreement "Increased Costs" means:
(i)a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is (a) material and (b) incurred or suffered by a Finance Party or any of its Affiliates but only to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
16.2Increased cost claims
(C)A Finance Party intending to make a claim pursuant to clause 16.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Original Borrower.
(D)Each Finance Party shall provide a certificate confirming the amount of its Increased Costs.
16.3Exceptions
(E)Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor provided that this clause is without prejudice to any rights which the affected Lender may have under clause 15.2 (Tax gross-up) to receive a grossed up payment;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)the subject of a claim under clause 15.3 (Tax Indemnity) (or might be or have been the subject of a claim under clause 15.3 (Tax Indemnity) but for any of the exclusions in paragraph (B) of clause 15.3 (Tax Indemnity));

(iv)incurred prior to the date which is 180 days prior to the date on which the Finance Party makes a claim in accordance with clause 16.2 (Increased cost claims), unless a determination of the amount incurred could only be made on or after the first of those dates;
(v)attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation; or
(vi)attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on 22 February 2018 (but excluding any amendment contained in Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
(F)In this clause 16.3 (Exceptions), a reference to a "Tax Deduction" has the same meaning given to the term in clause 15.1 (Definitions).
17.Other Indemnities
17.1Currency indemnity
(A)If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(B)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
17.2Other indemnities
Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(C)the occurrence of any Event of Default;
(D)a failure by an Obligor to pay any amount due under a Finance Document on its due date;
(E)funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of a Default or an act or omission on the part of an Obligor; and
(F)a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower.
17.3Indemnity to the Agents
Each Obligor shall promptly on demand, indemnify each Agent against:
(G)any cost, loss or liability incurred by that Agent (acting reasonably) as a result of:
(i)investigating any event which it reasonably believes is a Default;
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor; or
(iii)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(H)any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by that Agent (otherwise than by reason of that Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 34.9 (Disruption to Payment Systems etc.) notwithstanding the relevant Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the relevant Agent) in acting as Agent under the Finance Documents, where such cost, loss or liability arises from any action, suit, claim, investigation or proceeding which is commenced or threatened by a third party or any Finance Party against that Agent.
18.Mitigation by the Lenders
18.1Mitigation
(A)Each Finance Party shall, in consultation with the Original Borrower, use all reasonable endeavours to mitigate or remove any circumstances which arise and which would result in any facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 10.2 (Illegality), clause 15.2 (Tax gross-up), clause 16.1 (Increased costs) or clause 13.2 (Market disruption) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(B)Paragraph (A) above does not in any way limit the obligations of any Obligor under the Finance Documents.
(C)Each Finance Party shall notify the Facility Agent as soon as it becomes aware that any circumstances of the kind described in paragraph (A) above have arisen or may arise. The Facility Agent shall notify the Original Borrower promptly of any such notification from a Finance Party.
18.2Limitation of liability
(D)Each Obligor shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 18.1 (Mitigation).
(E)A Finance Party is not obliged to take any steps under clause 18.1 (Mitigation) if, in the bona fide opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

PART 6
FORECASTS AND CALCULATIONS AND BORROWING BASE AMOUNT
19.Forecasts and Calculations
19.1Forecast Procedures
(A)Not less than 30 Business Days before any proposed or required Forecast Date, the Original Borrower and the Technical and Modelling Bank shall consult together with a view to preparing and agreeing the relevant Forecast including the Forecast Assumptions and all associated calculations and information. The Original Borrower shall ensure that a new or updated reserves report is prepared by the Reserves Consultant for the Forecast prepared for 31 March 2019 and for each Forecast prepared on subsequent Forecast Dates. Each party shall consult in good faith and act reasonably, and shall make available sufficiently experienced personnel, with a view to reaching agreement as soon as reasonably practicable. Each Forecast (and all Forecast Assumptions used) shall have due and proper regard to any reasonable view expressed by any of the Consultants in a report delivered for the purpose of preparing the Forecast, any plan of development, work program and budget and the provisions and requirements of the Project Agreements (and any updates thereto). Any product pricing proposal by the Technical and Modelling Bank shall be reasonable in the circumstances and shall be made in accordance with current business practices, applied on a consistent, reasonable and non-discriminatory basis and reflecting market practice at the time. The price of crude oil derived from a relevant Field will be subject to a floor which will be determined subject to and in accordance with the Forecasting Procedures, provided that the floor may not be reduced at any time to less than 70% of the average Brent Forward Curve for the next 36 months as at the date the relevant Forecast is prepared.
(B)The Original Borrower shall provide its proposed Forecast to each Lender and the Facility Agent 15 Business Days before the relevant Forecast Date and the Technical and Modelling Bank shall provide their commentary on such Forecast, including whether it agrees or disagrees with such Forecast (including, if applicable, details of the grounds for its determination not to agree with the Forecast). Each Lender shall have 10 Business Days to approve the Forecast and, once approved by the Majority Lenders that Forecast will apply for the relevant Forecast Period. If any such Lender has not objected in writing to the Forecast within such 10 Business Day period, then such Lender shall be deemed to have approved the Forecast. A Forecast shall only be deemed to have been accepted by such Lenders if it has been approved (or deemed approved) by the Majority Lenders. In making any objection, such Lenders must act reasonably and no objection may be made other than on the grounds that a Forecast Assumption which has been used in the Forecast is not reasonable in the circumstances, or on the grounds of proven or manifest error.
(C)In making any determination in the Forecasting Procedures the Majority Lenders shall give due and proper regard to any information provided (including any report delivered by the Consultants for the purposes of the Forecast) or representations made by the Original Borrower and the Technical and Modelling Bank. Any determination shall take due and proper regard of any plan of development, work program and budget (and any updates thereto) and the provisions and requirements of the Project Agreements. In making any determination in accordance with the Forecasting Procedures in relation to product prices, the price of crude oil derived from a relevant Field will be subject to a floor which will be determined subject to and in accordance with the Forecasting Procedures, provided that the floor may not be reduced at any time to less than 70% of the average Brent Forward Curve for the next 36 months as at the date the relevant Forecast is prepared. Any determination in relation to product prices shall be reasonable in the circumstances and shall be made in accordance with current business practices, applied on a consistent, reasonable and non-discriminatory basis and reflecting market practice at the time.
(D)If the Majority Lenders do not approve the Forecast, the Original Borrower and the Technical and Modelling Bank shall prepare a revised Forecast which satisfies, in all reasonable respects, the objections of the Majority Lenders.
(E)If, for any reason, a Forecast is not agreed prior to the applicable Forecast Date, the then applicable Forecast shall continue to apply until the new Forecast is prepared and agreed in accordance with the Forecast Procedures.
19.2Contents of Forecast
(F)Each Forecast will set out or include:
(i)the Technical Assumptions and Economic Assumptions upon which the Forecast is based (including, without limitation, on product prices);
(ii)an updated Model;
(iii)the calculation of the Borrowing Base Amount;
(iv)the calculation of any mandatory prepayment required because the aggregate of outstandings under the Facility exceeds the Borrowing Base Amount;

(v)calculations of the Field Life Cover Ratio and the Loan Life Cover Ratio;
(vi)the calculation of the Reserve Tail Date;
(vii)the aggregate economically recoverable proved (1P) reserves and the proved and probable (2P) reserves remaining to be produced from the Borrowing Base Assets (reflecting any updated reserves report produced by the Reserves Consultant in respect of that Forecast, or if no such updated reserves report has been produced, reflecting the immediately preceding reserves report as may be updated by the Original Borrower with the agreement of the Technical Consultant and the Technical and Modelling Bank (acting reasonably);
(viii)the revised Amortisation Schedule (if required) or confirmation that no revision to the Amortisation Schedule is required pursuant to clause 9.2 (Amendment to Amortisation Schedule); and
(ix)such other reasonable information as the Technical and Modelling Bank may reasonably require.
(G)All projections and calculations to be made under this clause shall be expressed and made in US Dollars (at the Facility Agent's spot rate of exchange at the time if so required (which the Facility Agent will provide promptly on request)).
19.3New Borrowing Base Assets and removal of Borrowing Base Assets
(H)Whenever a new asset becomes, or is to become, a Borrowing Base Asset, a new Forecast must first be prepared and provided to each Lender for approval, in accordance with this clause 19 (Forecasts and Calculations), together with a Sources and Uses Statement, including that asset.
(I)Subject to paragraph (C) below, the Original Borrower may at any time elect that any asset (other than those situated in the Ghana Contract Area), which at that time is included as a Borrowing Base Asset, be excluded from the Borrowing Base Assets.
(J)Whenever a Borrowing Base Asset is to cease to be designated as a Borrowing Base Asset, a new Forecast must first be prepared and provided to each Lender for approval, in accordance with this clause 19 (Forecasts and Calculations), together with a Sources and Uses Statement, which does not include that Borrowing Base Asset.

19.4Manner of Calculations
(K)All the calculations required for each Forecast will be calculated using the Model on the basis of the Technical Assumptions and Economic Assumptions determined for the purposes of that Forecast.
(L)Where the manner of determining any of the calculations required for a Forecast differs between the programme on which the Model operates and the provisions of the Finance Documents, the Finance Documents will prevail.
19.5Borrowing Base Amount
The Borrowing Base Amount shall be determined on each Forecast Date pursuant to a Forecast prepared in accordance with the Forecasting Procedures. The Borrowing Base Amount so determined shall apply for the duration of the next succeeding Forecast Period or until a new Forecast is prepared.
19.6Calculation of Borrowing Base Amount
(M)Subject to paragraph (C) below, the Borrowing Base Amount for the purposes of the Facility shall be the lesser of:
(i)the sum of: (a) the net present value of Net Cash Flow until the Field Depletion Date plus (b) the net present value of Relevant Capital Expenditure, divided by 1.4; and
(ii)the sum of: (a) the net present value of Net Cash Flow until the Final Maturity Date plus (b) the net present value of Relevant Capital Expenditure:
(a)prior to and including 31 March 2024, divided by 1.15; and
(b)after (but not including) 31 March 2024, divided by 1.35.
(N)The discount rate utilised to determine the net present values referred to in paragraph (A) above shall be eight per cent. and shall be applied in calculating the net present value of cash flows.
(O)In determining the reserves attributable to:
(i)the Ghana Block Assets and the EG Block Assets and any Developed Assets, such determination shall take account of the proved and probable (2P) reserves;

(ii)Developing Assets, such determination shall take account of proved (1P) reserves only.
(P)The contribution of the EG Block Assets to the Borrowing Base Amount will be capped, in aggregate, at USD 500 million or such larger amount as may be agreed by the Supermajority Lenders.
19.7Model
(Q)The Technical and Modelling Bank and the Original Borrower may each make proposals with regard to amendments to the Model which it believes:
(i)in good faith are required for the purpose of correcting any manifest error in the form or structure of the Model; or
(ii)to incorporate additional assumptions.
(R)If the Technical and Modelling Bank and the Original Borrower are unable to agree on the required changes to the Model within 15 Business Days from the date on which such changes were proposed, then the matter shall, on the request of the Original Borrower or the Technical and Modelling Bank, be referred for resolution to an appropriate expert appointed by the Technical and Modelling Bank (being a person having appropriate independent expertise with respect to, but no interest in, the outcome of the matter referred to it).
(S)The costs of any references to an expert and the costs, if any, incurred in giving effect to any agreed revision to the Model will be borne by the Original Borrower except, in the case of the costs of any reference to an expert only, if the expert determines that any proposal by the Technical and Modelling Bank in respect of the changes to the Model which are in dispute could not be regarded as reasonable and are rejected by such expert, in which case such costs shall be borne by the Lenders.
(T)Any amendments to the Model will not be made until such time as such amendment has been agreed or determined (as appropriate) pursuant to paragraphs (A) and (B) above. Prior to such amendment being incorporated into the Model, the Model will continue to be utilised without such amendment.
(U)Where the manner of determining any of the calculations required for a Forecast is amended as a consequence of any amendments made to the Model, the Finance Documents shall be deemed to be amended to reflect any such amendment.

19.8Approved Developments and Permitted Acquisitions
Prior to requesting the consent of the Majority Lenders to the carrying out of any Approved Development (or the inclusion of any Field or Petroleum Asset (or any part thereof) in the Borrowing Base Assets as an Approved Development) or to the making of any Permitted Acquisition, the Technical and Modelling Bank and the Original Borrower shall consult in good faith, and acting reasonably, they shall prepare a proposal for the consideration of each Lender which includes all relevant information for the Lenders to make an informed decision on whether to grant the requisite consent (including appropriate reports from the Technical Consultant, the Environmental Consultant and the Reserves Consultant). Any Approved Development or Permitted Acquisition must be compliant with the Equator Principles (as confirmed by the Environmental Consultant). The Technical and Modelling Bank shall include its recommendation with the proposal on whether consent should be given. In considering whether to grant any such consent, the Lenders shall act reasonably and shall take due and proper regard of any recommendation of the Technical and Modelling Bank (but without any liability on the part of the Technical and Modelling Bank and each Lender being deemed to make its own independent assessment) and the information provided with the proposal. If the Majority Lenders refuse their consent, they shall provide the Original Borrower with reasonable details of the reasons why they have refused their consent. A Permitted Acquisition may not take place in Iran, Libya, Myanmar, North Korea, Sudan, Syria, Cuba, Crimea, in any country or with any person which is subject to a Sanctions Regime or on a Sanctions List or any country designated by the Majority Lenders (acting reasonably).

PART 7
BANKS ACCOUNTS, CASH MANAGEMENT AND RESERVE EQUITY
20.Bank Accounts and Cash Management
20.1Project Accounts
(A)(i)    Each Obligor shall establish and maintain each of the Project Accounts, as required under the terms of this Agreement, with the Account Bank in London, New York or such other jurisdiction approved by the Facility Agent (acting reasonably).
(ii)    Notwithstanding any other provision of this Agreement or any other Finance Document KEO may maintain and operate such bank accounts (which are not Project Accounts) as it, in its discretion, sees fit and may, subject to clause 28.26(B)-(C), receive and make withdrawals from any such account without restriction. Any amounts standing to the credit of any such account shall not be subordinated to the rights of the Lenders and shall not be available to the Finance Parties whether as secured or unsecured creditors of the Obligors and irrespective of whether an Event of Default has occurred. KEO may grant security over any such account in favour of any person and shall not be required to grant any Security Interest in favour of the Finance Parties.
(B)The Project Accounts, other than the Ghana Working Capital Cedi Account which shall be denominated in Ghanaian Cedi, shall be denominated in US Dollars. Any sum constituting interest paid in respect of the credit balance on any Project Account shall be treated in the same manner as any other sum credited to a Project Account.
(C)Each Project Account will be a separate account at the Account Bank. The Project Accounts will be maintained until the Discharge Date.
(D)Amounts may be deposited into:
(i)the Onshore Working Capital Accounts to the extent necessary to meet local onshore payments only, provided that the aggregate balance in such accounts may not exceed USD 10 million (or its equivalent in other currencies) or such higher amount agreed by the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably);

(ii)the accounts permitted to be opened and maintained pursuant to clause 20.2(A)(iii) to the extent necessary in connection with performing obligations as operator only; and
(iii)the accounts permitted to be opened and maintained pursuant to clause 20.2(A)(iv) and (v) to the extent necessary to meet local onshore payments and local tax payments only, provided that (subject to the CEMAC Regulations) the aggregate balance in such accounts (excluding amounts deposited to meet local tax payments) may not exceed USD 10 million (or its equivalent in other currencies) for a period of 30 consecutive days or such higher amount agreed by the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably).
(E)Subject to paragraph (D) above and to the order of payments provided for in the Cash Waterfall, each Obligor shall maintain the balance of the Offshore Proceeds Accounts and the Onshore Working Capital Accounts, which, when aggregated and taken together with amounts paid in advance for its liabilities under the Project Agreements, is prudent and reasonable.
20.2Other bank accounts
(F)Each Obligor (but excluding KEO for these purposes) shall not open or maintain any bank accounts other than:
(i)the Project Accounts (including such other accounts established by KEG with the Account Bank which would be Project Accounts but for the execution of the KEG Onshore Security Assignment and the KEG Offshore Security Assignment by all the parties thereto in accordance with this Agreement), which shall not be overdrawn at any time and any withdrawals from such Project Accounts shall only be made out of cleared funds;
(ii)the Distributions Reserve Accounts, which shall not be overdrawn at any time; and
(iii)such accounts as may be necessary or appropriate for it to perform its obligations as an operator (including, in the case of KEEG, the two accounts it maintains with Bank of America N.A. in Dallas as operator in respect of exploration licences in Equatorial Guinea) or accounts into which moneys received from, or for the account of, any other party may be paid as required (but any money being related to any carried interest (including in respect of the carried interest of EO) in relation to any Borrowing Base Asset shall be paid into an Offshore Proceeds Account) (an "Interested Third Party");
(iv)the Cameroon Accounts; and
(v)the KEEG EG Account,
provided that in no event shall such accounts referred to in (ii) and (iii) above, or any moneys standing to the credit of such accounts referred to in (ii) and (iii) above, be available to the Lenders (except on an unsecured basis following the occurrence of any of the events described in clause 29.6 (Insolvency) and/or clause 29.7 (Insolvency proceedings)) or subject to any restrictions under the Finance Documents and shall not be subject to any Security Interest in favour of any Finance Party (but may be secured in favour of any other person other than the Finance Parties).
(G)The Lenders will account to KEH and/or the relevant Obligor if and to the extent they receive any proceeds from any account of KEO (which is not a Project Account) as referred to in clause 20.1(A) or any other account referred to in 20.2(A)(ii) or (A)(iii) above, and shall hold any such moneys to the account of, and on trust for, KEH or, as the case may be, KEO.
(H)Any Lender that is in receipt of proceeds as described in paragraph (B) above shall:
(i)within five Business Days notify details of the receipt or recovery to the Original Borrower, KEH and the Facility Agent; and
(ii)within five Business Days of demand by KEH or KEO, pay an amount equal to such receipt or recovery to KEH or, as the case may be, KEO.
20.3Appointment of Account Bank
(I)Any appointment of or change to an Account Bank will become effective only upon that Account Bank executing, or new Account Bank acceding to the terms of, the Project Accounts Agreements or such other terms as may be approved by the Original Borrower and the Facility Agent (acting reasonably).
(J)An Obligor may, with the consent of the Facility Agent (not to be unreasonably withheld or delayed), change an Account Bank to another bank which meets the requirements of paragraph (C) below, but subject to paragraph (A) above and clause 20.1 (Project Accounts). If an Account Bank resigns, then the relevant Obligor will appoint a replacement Account Bank which meets the requirements of paragraph (C), but subject to paragraph (A) and clause 20.1 (Project Accounts).
(K)Each Account Bank shall be a bank whose long-term unguaranteed, unsecured securities or debt has a rating of A- or higher from Standard and Poor's or A3 or higher from Moody's (or equivalent) or such lower rating as the Facility Agent and the Original Borrower shall agree in writing.
(L)If the Account Bank refuses to establish or maintain any Project Account, as required under the terms of this Agreement, the Original Borrower may appoint a replacement Account Bank in respect of the affected account which meets the requirements of paragraph (C), but subject to paragraph (A) and clause 20.1 (Project Accounts).
(M)If, in respect of any Project Account and Project Accounts Agreement, an Obligor or the Original Borrower is entitled to change the Account Bank or appoint a replacement Account Bank pursuant to this clause 20.3, subject to paragraph (A), the Security Agent shall, on the request of the relevant Obligor or Original Borrower, provide its written consent to a termination of such Project Accounts Agreement.
20.4Security Documents and Project Accounts Agreements
(N)The Project Accounts shall be subject to a first ranking Security Interest in favour of the Secured Parties. The relevant Obligors shall forthwith upon any change to the Account Bank, or upon opening any Project Account which is not subject to the security constituted by the relevant Security Documents, execute and deliver to the Security Agent such supplemental Security Documents as the Security Agent and the Facility Agent may reasonably require in order to create a first priority Security Interest over that Project Account in favour of the Finance Parties. Such supplemental Security Documents must be in a form and in substance satisfactory to the Facility Agent and the Security Agent.
(O)The Original Borrower shall, before any Project Account is opened (other than in a country in which a Borrowing Base Asset is situated excluding Ghana), procure that the Obligor and the Account Bank have entered into the Project Accounts Agreements.
(P)In the case of execution of any of the Security Documents and Project Accounts Agreements referred to in paragraphs (A) and (B) above, the Original Borrower shall deliver to the Facility Agent documents which are the equivalent of those referred to in paragraph 1 of Schedule 3 (Conditions Precedent) in respect of such Security Documents and Project Accounts Agreements, together with any legal opinions which the Facility Agent may reasonably require, such legal opinions to be provided at the reasonable expense of the Original Borrower. All such documents must be in a form and in substance satisfactory to the Facility Agent.
(Q)The detailed operating procedures for the Project Accounts will be agreed between the relevant Obligor which maintains that Project Account and each Account Bank, but in the event of any inconsistency between those procedures and the Project Accounts Agreements or this Agreement, the provisions of this Agreement shall prevail.
20.5Control on withdrawals following Default
If a Default has occurred and is continuing and has not been waived, no Obligor may withdraw any moneys from the Project Accounts except:
(R)with the prior consent of the Facility Agent;
(S)to meet an Obligor's payment obligations under the Finance Documents (but not any payment obligations owed to any Junior Finance Party or the Proceeds Agent, each as defined in the KEFI Intercreditor Agreement) or the Project Agreements on the relevant due date; or
(T)to pay for Project Costs not included in paragraph (B) above where:
(i)the payment in question has been budgeted for and the Facility Agent have given their written consent to the relevant expenditure or cost being incurred; or
(ii)the failure to make the payment in question would materially and adversely affect the business or financial condition of the Borrowers or any other Obligor.
20.6Distributions Reserve Account
(U)Each Obligor may maintain a Distributions Reserve Account into which the amount of any permitted distribution under clause 28.23 (Distributions), permitted indebtedness and contributions to the capital of an Obligor may be credited subject to compliance with the Cash Waterfall and such amounts shall not be subordinated to the rights of the Lenders. Amounts standing to the credit of the Distributions Reserve Accounts shall not be available to the Finance Parties whether as secured or unsecured creditors of the relevant Obligor and irrespective of whether an Event of Default has occurred. The Obligors may grant security over their Distributions Reserve Account in favour of any person and shall not be required to grant any Security Interest over the Distributions Reserve Account in favour of the Finance Parties. Sums standing to the credit of the Distributions Reserve Accounts may be withdrawn and applied as the Obligor sees fit.
(V)The Lenders will account to KEH and/or the relevant Obligor if and to the extent they receive any proceeds from a Distributions Reserve Account or any account of KEO (which is not a Project Account), and shall hold any such moneys to the account of, and on trust for, KEH or, as the case may be, KEO. If any other person has a Security Interest or claim against amounts standing to the credit of a Distributions Reserve Account, any such interest or claim shall be limited to these amounts and they shall not have recourse to the assets of any Obligor generally, nor shall they be entitled to make any claim or enforce against, or initiate any Insolvency Proceedings of any kind, against any Obligor.
(W)Any Lender that is in receipt of proceeds as described in paragraph (B) above, shall turnover such proceeds to KEH or, as the case may be, KEO in accordance with paragraph (C) of clause 20.2 (Other bank accounts) above.
20.7Instructions to Account Bank
(X)The Security Agent may not deliver an “Activation Notice” under (and as defined in) a Project Accounts Agreement until such times as a Default or an Event of Default has occurred and is continuing and has not been waived under this Agreement. The Security Agent shall copy any such “Activation Notice” given to the Account Bank pursuant to a Project Accounts Agreement to the relevant Obligor under such Project Accounts Agreement (but failure to deliver such “Activation Notice” to the relevant Obligor will not invalidate the “Activation Notice”).
(Y)If the Security Agent has issued an “Activation Notice” under (and as defined in) a Project Accounts Agreement where a Default has occurred but, notwithstanding the occurrence of such Default which is continuing, an Obligor is entitled to withdraw money from a Project Account in accordance with clause 20.5 (Control on withdrawals following Default), the Security Agent (i) shall do all things and take all such action which is reasonably requested by the Obligor, and which it is entitled to do or take under such Project Accounts Agreement, to facilitate the withdrawal of such moneys including instructing the Account Bank to permit such withdrawal or (ii) to the extent the funds in the relevant Project Account have been transferred to another account specified by the Security Agent pursuant to the terms of the relevant Project Accounts Agreement, shall do all things and take all such action which is reasonably requested by the

Obligor to disburse such funds from such account in accordance with the Obligor’s request for such withdrawal (but only to the extent such funds remain in such account after the prior application by the Security Agent of such funds in satisfaction of liabilities of the Obligors (including in respect of the Secured Liabilities) in accordance with (and to the extent permitted by) the Finance Documents).
(Z)If the Security Agent has issued an “Activation Notice” under (and as defined in) a Project Accounts Agreement (the “Existing Project Accounts Agreement”) and, at any time following the issuance of such “Activation Notice”, no Default is continuing:
(i)the relevant Obligor under the Existing Project Accounts Agreement and the Security Agent shall, subject to paragraph (iv) below, do all things and take all such action as may be required or reasonably requested by the Obligor or Security Agent to procure the termination of the Existing Project Accounts Agreement and its replacement with a new Project Accounts Agreement (“New Project Accounts Agreement”) with the Account Bank on substantially the same terms as the Existing Project Accounts Agreement;
(ii)if a new Project Account is established as a result of the entry into the New Project Accounts Agreement, the Security Agent shall do all things and take all such action which is reasonably requested by an Obligor, and which it is entitled to do or take pursuant to the Existing Project Accounts Agreement, to transfer any funds held in the original Project Account to the new Project Account established by the New Project Accounts Agreement;
(iii)to the extent that any funds in the original Project Account have been transferred to the Security Agent (or another account specified by the Security Agent) in accordance with the Existing Project Accounts Agreement, the Security Agent shall transfer any such funds (less any funds applied by the Security Agent towards satisfaction of liabilities of the Obligors (including in respect of the Secured Liabilities) in accordance with (and to the extent permitted by) the Finance Documents) to the Project Account which is the subject of the New Project Accounts Agreement; and
(iv)if, within 5 Business Days of request by the relevant Obligor, the Account Bank does not enter into the New Project Accounts Agreement, the Original Borrower shall be entitled to replace the Account Bank in accordance with clause 20.3(D) and each party shall do all things, take all such action and execute all such documents and instruments requested by the Original Borrower to facilitate the appointment of the new Account Bank including the transfer of funds in the original Project Account (or in another account held by the Security Agent) to a new Project Account.
21.Operation of the Offshore Proceeds Accounts
21.1Payments in
Unless a Finance Document expressly requires an amount to be paid into any other Project Account, each Obligor must ensure that:
(A)all Gross Revenues received;
(B)the proceeds of any Loan or amounts received under an Intercompany Loan Agreement pursuant to clauses 5.1(D), 21.2(A)(ii) and 21.2(A)(iii);
(C)the proceeds of repayment of any loan made pursuant to any FPSO Construction Financing;
(D)the proceeds of any Permitted Disposals; and
(E)any other amount payable to, or received by an Obligor (including payments received under any offtake contract (and the Obligors shall direct any person making such payments that any such payment shall be paid into that account only)), but excluding any amount which may be:
(i)credited to the Distributions Reserve Account of the Original Borrower;
(ii)lent to an Obligor under an Intercompany Loan Agreement pursuant to clause 21.2(A)(viii); or
(iii)credited to an account of KEO (which is not a Project Account), are paid directly into an Offshore Proceeds Account.
Notwithstanding any other provision of this clause 21.1, if any payments are prohibited by the CEMAC Regulations from being paid into an Offshore Proceeds Account or any payments are required by the CEMAC Regulations to be paid into an onshore account, the relevant Obligor shall ensure that such amounts are paid into an Onshore Working Capital Account or, in respect of payments to be made in CEMAC, a Cameroon Account or the KEEG EG Account.

21.2Withdrawals – No Default Outstanding
(F)Subject to paragraph (B) below, unless otherwise provided and unless there is a Default outstanding, amounts may only be withdrawn from the Offshore Proceeds Accounts and the Onshore Working Capital Accounts (including by way of transfer to any other account) if they are applied for the following purposes and subject to the following priority:
(i)first, payment of Project Costs provided that, if the latest Sources And Uses Statement shows that there is a shortfall in funding projected to be available, then such available funding must, unless the Majority Lenders otherwise agree, be allocated to meet costs in the following order of priority:
(a)the Ghana Contract Area and the EG Contract Area; and
(b)any other Project Costs.
In the event that there is any projected shortfall in funding, then the Facility may not be used for a purpose set out above unless each of the other purposes higher in the order of priority is fully funded by committed and available funding for the then applicable Forecast Period (including amounts under the Facility and assuming that there is no Default or Event of Default under the Finance Documents).
(ii)secondly, pari passu, payment of (or the funding of an Obligor, including by way of payment under any Intercompany Loan Agreement, to enable it to pay) any Financing Costs (excluding any payments of principal) under the Facility due but unpaid (applied to overdue amounts first, unpaid fees second, and unpaid interest third) or scheduled payments due but unpaid under a Hedging Agreement;
(iii)thirdly, pari passu, payments of (or the funding of an Obligor, including by way of payment under any Intercompany Loan Agreement to enable it to pay) principal under the Facility due but unpaid (applied to overdue amounts first and then to unpaid principal payments) and payment of (or the funding of a Borrower, including by way of payment under any Intercompany Loan Agreement to enable it to pay) any liabilities, including any early termination payment, due but unpaid under a Hedging Agreement;

(iv)fourthly, payment of any mandatory prepayments required because the outstandings under the Facility exceed the Borrowing Base Amount as determined by the most recent Forecast;
(v)fifthly, payment of Scheduled KEL Debt Payments which are made by way of a Scheduled KEL Debt Payment Distribution;
(vi)sixthly, payments required to be made into the DSRA up to the Required Balance;
(vii)seventhly, prepayments under the Finance Documents and/or providing cash collateral under any Letter of Credit; and
(viii)lastly, so long as the Dividend Release Test is met, to make distributions to its shareholders at the relevant Borrower's discretion, which shall include making payments to the Distributions Reserve Account and payments under any Intercompany Loan Agreement provided that the amount distributed shall be based on the aggregate amount standing to the credit of the Offshore Proceeds Accounts on the relevant payment date after the amounts in (i) to (vii) above have been deducted.
(G)Notwithstanding paragraph (A) above, so long as the Dividend Release Test is met, a Borrower may make a Utilisation in order to deposit an amount directly into a Distribution Reserve Account in an amount less than or equal to the amount by which the funding which is projected to be available to meet costs exceeds the aggregate costs (for these purposes excluding Shareholder Distributions), in each case, as set out in the latest Sources and Uses Statement.
22.Debt Service Reserve Account
22.1Funding of Debt Service Reserve Account
(A)The Original Borrower shall ensure on an ongoing basis that deposits are made into the Debt Service Reserve Account in accordance with the Cash Waterfall until the balance of such account is not less than the Required Balance. The funding of the Debt Service Reserve Account shall continue in accordance with the Cash Waterfall until the Discharge Date.
(B)Failure to maintain the Required Balance standing to the credit of the Debt Service Reserve Account shall not constitute an Event of Default for the purposes of clause 29 (Events of Default), but failure to apply amounts from the

Project Accounts during the relevant Forecast Period in accordance with the Cash Waterfall shall constitute an Event of Default for the purposes of clause 29 (Events of Default).
(C)Notwithstanding the provisions of paragraphs (A) and (B) above, a Borrower may (without being restricted by the Cash Waterfall) make a Utilisation under the Facility to fund the Debt Service Reserve Account.
22.2Withdrawals from Debt Service Reserve Account
(D)Subject to paragraph (B) below, amounts standing to the credit of the Debt Service Reserve Account may be withdrawn only to pay any Financing Costs under the Facility and to make Scheduled KEL Debt Payments in accordance with the Cash Waterfall.
(E)In addition, withdrawals may be made from the Debt Service Reserve Account to the extent the amount withdrawn is equal to or less than the amount (if any) by which the amount standing to the credit of the Debt Service Reserve Account exceeds the applicable Required Balance at that time. Any such withdrawal may be applied in accordance with, and for the purposes set out in, the Cash Waterfall.
23.Authorised Investments
23.1Power of investment
Subject always to clause 20.1 (Project Accounts), an Obligor may require that such part of the amounts standing to the credit of any of the Project Accounts as it may consider prudent (having reasonable grounds for so considering) shall be invested from time to time in Authorised Investments in accordance with this clause 23 and in a manner consistent with the provisions of clause 28.17(A) (Hedging).
23.2Type of investment
(A)The Obligors shall use their reasonable endeavours to procure that there are maintained from time to time a prudent spread of Authorised Investments and that the maturity of Authorised Investments is such that they can be liquidated to enable all payment obligations under the Finance Documents to be met on the due date.
(B)If any Authorised Investment ceases to be an Authorised Investment, the relevant Obligor which maintains that Authorised Investment will, as soon as reasonably practicable upon becoming aware of this, procure that the relevant investment is replaced by an Authorised Investment or cash, provided that if it does not propose liquidating the relevant investment earlier than its maturity, it shall notify the Facility Agent that such investment is no longer an Authorised Investment promptly upon becoming aware of this and, subject to it having provided such notice, it will not be obliged to liquidate such investment before its maturity date unless the Facility Agent, acting reasonably, requests it to do so.
23.3Realisations
(C)Upon the realisation (whether by way of disposal, maturity or otherwise) of any Authorised Investment, the net proceeds of realisation shall either immediately be credited directly to the Project Account from which the Authorised Investment or such investment was made, or (unless a Default has occurred and is continuing) immediately be invested in another Authorised Investment, whichever the relevant Obligor directs.
(D)Upon the receipt of any interest, dividends or other income from or in respect of any Authorised Investment, such interest, dividends or other income shall be credited to the Project Account concerned with the Authorised Investment or such other investment from which such interest, dividend or other income derives, or (if such interest, dividend or other income is derived from an Authorised Investment and such Authorised Investment is to be retained after such interest, dividend or other income is received and the relevant Obligor so requests) the relevant interest, dividend or other income shall be reinvested in that Authorised Investment.
23.4Project Accounts include Authorised Investments
(E)Any reference in this Agreement to the balance standing to the credit of one of the Project Accounts shall be deemed to include a reference to the Authorised Investments in which all or part of such balance is for the time being invested. (other than for the purposes of determining the balance required to comply with clause 20.1 (Project Accounts)). In the event of any dispute as to the value of any Authorised Investment for the purpose of determining the amount deemed to be standing to the credit of a Project Account, that value shall be determined by the Facility Agent acting reasonably and in good faith and following consultation with the Original Borrower and having given due consideration to any representations given by the Original Borrower within the period required by the Facility Agent (which period shall not, in any event, be of shorter duration than five Business Days). If the Original Borrower so requests, the Facility Agent will give the Original Borrower details of the basis or method of its determination.

(F)An Obligor may, by notice in writing to the Facility Agent and the relevant Account Bank, deem an Authorised Investment to be concerned with a different Project Account so as to transfer Authorised Investments between Project Accounts, if:
(i)the aggregate amount standing to the credit of each Project Account remains the same; or
(ii)the transfer of an equivalent amount between those Project Accounts would be permitted.
23.5Security over Authorised Investments
Prior to an Obligor making any Authorised Investment in England, that Obligor shall ensure that it has entered into the Offshore Security Assignment. To the extent that any Authorised Investment is made in a jurisdiction other than England, the relevant Obligor shall execute and deliver, such other security as the Facility Agent may reasonably require from time to time in order to ensure that such Authorised Investment is secured to the Finance Parties by way of first priority security, in a form and substance satisfactory to the Facility Agent and the Security Agent, acting reasonably.
23.6Interest on balances in Project Accounts
Each sum credited to a Project Account from time to time shall, from the time it is so credited until the time it is withdrawn therefrom (whether for the purpose of making an Authorised Investment or otherwise for application in accordance with the terms of this Agreement), bear interest at such rate as the relevant Obligor may from time to time agree with the relevant Account Bank.

PART 8
FINANCIAL AND PROJECT INFORMATION
24.Information Undertakings
The undertakings in this clause remain in force from the date of this Agreement until the Discharge Date.
24.1Books of account and auditors
Each Obligor shall:
(A)keep proper books of account relating to its business; and
(B)appoint and maintain as its auditors any Auditor.
24.2Financial statements
(C)Before (but for the avoidance of doubt not after) KEL or any of its subsidiaries from time to time undertakes an IPO, the Original Borrower shall procure that KEH shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):
(i)as soon as they become available, but in any event within 180 days of the end of each financial year, its audited consolidated financial statements for that financial year;
(ii)within 90 days of the end of each semi-annual period, its unaudited semi-annual consolidated financial statements for that period; and
(iii)within 90 days of the end of each quarter, its quarterly management reports for that period.
(D)After (but for the avoidance of doubt not before) KEL or any of its subsidiaries from time to time undertakes an IPO, the Original Borrower shall procure that KEL shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender):
(i)as soon as they become available, but in any event within 180 days of the end of each financial year, its audited consolidated financial statements for that financial year; and

(ii)within 90 days of the end of each quarter, its quarterly management reports for that period.
(E)KEO shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender) within 90 days of the end of each quarter, its quarterly management reports for that period.
(F)If any audited consolidated financial statements which have been provided to the Facility Agent pursuant to either clause (A)(i) or (B)(i) above contain an auditors' qualification then, in each case if instructed to do so by the Facility Agent (acting only on the instructions of the Majority Lenders):
(i)KEO shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender), as soon as practicable, but in any event within 120 days of being so requested, its audited financial statements for its last financial year; and
(ii)each Borrower and KEEG shall supply to the Facility Agent (in sufficient copies as most recently notified by the Facility Agent as being sufficient to allow one copy for each Lender), as soon as practicable, but in any event within 120 days of being so requested, its audited financial statements for its last financial year.
(G)If during any financial year of any Borrower or KEEG there is a material change in the nature and extent of the accounting transactions which that Borrower or KEEG enters into, it shall promptly inform the Facility Agent thereof and that Borrower or KEEG (as applicable) shall, if instructed to do so by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), supply to the Facility Agent (in sufficient copies for each Lender), as soon as they become available, but in any event within 180 days of request, its audited consolidated financial statements for its last financial year.
24.3Year-end
KEO, the Borrowers and KEEG shall not change their Accounting Reference Date without the consent of the Majority Lenders.
24.4Form of financial statements
(H)KEO and the Original Borrower must ensure that each set of financial statements supplied under this Agreement:

(i)is certified by an Authorised Signatory of the relevant company as a true and correct copy; and
(ii)gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition of the relevant company for the period to the date on which those financial statements were drawn up.
(I)Unless otherwise agreed with the Facility Agent, all accounts of KEH, KEL, KEO, KEEG and the Original Borrower delivered under this Agreement shall be prepared in accordance with the Approved Accounting Principles.
(J)KEO and the Original Borrower must notify the Facility Agent of any material change to the manner in which any audited financial statements delivered under this Agreement are prepared.
(K)If requested by the Facility Agent, each of KEH, KEL, KEO, KEEG and the Original Borrower must supply to the Facility Agent:
(i)a full description of any change notified under paragraph (B) above and the adjustments which would be required to be made to those financial statements in order to cause them to use the accounting policies, practices, procedures and reference period upon which such financial statements were prepared prior to such change; and
(ii)sufficient information, in such detail and format as may be required by the Facility Agent (acting reasonably), to enable the Lenders to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Facility Agent under this Agreement prior to such change.
24.5Compliance Certificate
(L)KEO, KEEG and the Original Borrower must supply (and, in the case of the Original Borrower, procure that KEH and KEL supply) to the Facility Agent a compliance certificate with each set of financial statements sent to the Facility Agent under clauses 24.2(A), 24.2(B), 24.2(C), 24.2(D) and 24.2(E) above certifying the matters specified in clause 24.4(A)(ii) above.
(M)A compliance certificate supplied in accordance with paragraph (A) above must be signed by two Authorised Signatories of KEH, KEL, KEO, KEEG or the Original Borrower, as applicable.

24.6Project Information and Hedging Information
(N)Each Obligor must (as soon as reasonably practicable) supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:
(i)any new updates to, and amendments to, each agreed budget, or development and/or work programme in relation to each Borrowing Base Asset owned by it as soon as reasonably practicable following receipt from the relevant Operator (and, in any event, within 21 days of receipt) and the latest Operator Report for each Borrowing Base Asset and each Developing Asset owned by it, as soon as reasonably practicable following receipt from the relevant Operator (and, in any event, within 21 days of receipt);
(ii)copies of all reports provided to any Authority by the Operator which have been copied to an Obligor (and in any event within 21 days of receipt);
(iii)such technical and commercial information which an Obligor has in its possession relating to a Field or Petroleum Assets or its or their condition and which is relevant to the interests of the Lenders under the Finance Documents as the Facility Agent may reasonably request from time to time (following prior consultation with the Original Borrower); and
(iv)promptly, details of any material updates or amendments to any Project Agreement.
(O)Subject to paragraph (C) below, the Original Borrower shall procure that the terms of appointment of the Technical Consultant shall require it (in consultation with the Technical and Modelling Bank) to prepare and deliver the following reports and information to the Technical and Modelling Bank and the Original Borrower for distribution to the Lenders:
(i)a quarterly report on the Project Costs which have been incurred, reconciled against draw-downs made, equity contributed and cash held in the Project Accounts;
(ii)a semi-annual report on the progress of each Developing Asset, including confirmation of the projected date for Completion and the aggregate of Project Costs required to achieve Completion (reconciled against the most recent Forecast) and whether there are, in its opinion, any other material issues or concerns of which it is aware in relation to the Developing Asset which should be brought to the attention of the Lenders;
(iii)a semi-annual report on the operation of each Developed Asset, including the amount and timing of all Entitlement lifted by the Obligors and details of the disposal of that Entitlement (including price); and
(iv)in any of the foregoing reports, such additional information or commentary as the Technical and Modelling Bank may reasonably require (following prior consultation with the Original Borrower) in order for the Lenders (in the context of their interests under the Finance Documents) to be properly informed about the progress, implementation, development and operation of the Borrowing Base Assets, and the Original Borrower shall provide the Technical Consultant and the Technical and Modelling Bank with reasonable assistance and provide each of them with such information and other documents as the Technical Consultant and/or the Technical and Modelling Bank may reasonably request in order for the Technical Consultant to prepare and deliver the reports and information referred to in (i) to (iv) above and/or the Technical and Modelling Bank to consider and review such reports and information. Such assistance shall include facilitating visits by the Technical Consultant and the Technical and Modelling Bank to the Borrowing Base Assets and the construction/fabrication facilities of any Obligor's contractors.
(P)The Technical Consultant shall not be obliged to prepare and deliver, and the Original Borrower shall not be obliged to assist in the preparation and delivery of, reports and information as detailed in clause 24.6(B)(i) to (iv) in relation to the Ghana Block Assets and/or the EG Block Assets subject to the right of the Technical and Modelling Bank or the Majority Lenders (acting reasonably) to request the same. Following such request the Technical Consultant shall prepare and deliver, and the Original Borrower shall assist in the preparation and delivery of, the reports and information in accordance with clause 24.6(B).
(Q)At any time when no Technical Consultant is appointed, the Facility Agent and Technical Bank may request that one is appointed and the Original Borrower shall procure such appointment on terms satisfactory to the Technical Bank (acting reasonably) within 10 Business Days of request.
(R)The Original Borrower must supply to the Facility Agent at the end of each quarter a summary of such information related to its hedging arrangements under clause 28.17 (Hedging) as is currently contained in the relevant SEC

Form 10-Q, including for the avoidance of doubt, nominal amount, net mark-to-market, and products used.
24.7Information: Miscellaneous
Each Obligor shall supply to the Facility Agent, in sufficient copies for all the Lenders, if the Facility Agent so requests:
(S)all documents dispatched by each Obligor to its Shareholders (or any class of them) or its creditors generally, at the same time as they are dispatched;
(T)promptly after becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are currently threatened or pending against the Guarantor or any member of the Group or in respect of or relevant to an interest in a Borrowing Base Asset;
(U)promptly after they have been issued, copies of any insurance policies in respect of all Agreed Insurances and any renewals in respect of such insurance policies;
(V)promptly after becoming aware of them, details of any claims made under any Insurance where the claim is for a sum in excess of USD 10 million (or its equivalent in other currencies); and
(W)promptly, such further information regarding the financial condition, assets, business and operations of the Guarantor or any member of the Group as the Facility Agent may reasonably request.
24.8Sources and Uses
(X)The Original Borrower must supply to the Facility Agent on 31 March and 30 September in each year (each such date a "Sources and Uses Statement Date") and may supply to the Facility Agent at any other time (in sufficient copies for all the Lenders if the Facility Agent so requests) for the following twelve month period:
(i)a sources and uses statement ("Sources and Uses Statement") in the form set out in Part I of Schedule 15 to this Agreement; and
(ii)a liquidity statement ("Liquidity Statement") in the form set out in Part II of Schedule 15 to this Agreement.

(Y)In relation to any Sources and Uses Statement and/or any Liquidity Statement prepared on a Sources and Uses Statement Date, in the event that the aggregate costs to be applied under any Sources and Uses Statement and/or any Liquidity Statement delivered to the Facility Agent under paragraph (A) above exceed the funding which is projected to be available to meet those costs (respectively), then the Original Borrower shall consult with the Facility Agent and the Technical and Modelling Bank in good faith with a view to agreeing a plan pursuant to which the Original Borrower will be able to meet any projected shortfall in funding.
(Z)Notwithstanding paragraph (B) above, within 30 days of the relevant Sources and Uses Statement Date, the Original Borrower shall deliver to the Facility Agent the Original Borrower's remedial plan for the funding of any projected shortfall in funding shown in a Sources and Uses Statement and/or a Liquidity Statement. Each Borrower shall use all reasonable endeavours to comply with such plan (or any update thereto which it delivers to the Facility Agent), and shall consult on a regular basis with the Facility Agent and the Technical and Modelling Bank on the remedial steps being taken to fund any projected shortfall in funding.
(AA)In the event that the sum of Project Costs and Scheduled KEL Debt Payments specified under any Sources and Uses Statement delivered to the Facility Agent under paragraph (A)(i) above exceeds the funding which is projected to be available to meet those Project Costs and Scheduled KEL Debt Payments, then a Junior Payment Stop Event (as defined in the KEFI Intercreditor Agreement) will be deemed to have occurred in accordance with the process set out in clause 4.4 (Issue of Junior Payment Stop Notice) of the KEFI Intercreditor Agreement. Notwithstanding this clause 24.8(D), nothing shall block the payment of Scheduled KEL Debt Payments or the making of a Scheduled KEL Debt Payment Distribution which is paid or made from amounts standing to the credit of the Distributions Reserve Account.
(AB)A Default or an Event of Default will not occur solely as a result of a Sources and Uses Statement or a Liquidity Statement showing a shortfall in funding.
24.9Approved Development
The Original Borrower must supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requests) quarterly and monthly project reports in respect of an Approved Development, to the extent that they are available from the Operator.

24.10Compliance with Remedial Plan
Each Borrower shall use all reasonable endeavours to implement the remedial plan (or amended plan provided to the Facility Agent) and shall continue to consult on a regular basis with (and when requested by) the Facility Agent and the Technical Bank on implementation of the plan.
24.11Notification of Default
Each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) and any material default under or material breach of any Project Agreement promptly upon becoming aware of its occurrence.
24.12"Know your customer" and "customer due diligence" requirements
(AC)If:
(i)the introduction of or any change in (or in the interpretation, administration or application by any government or regulatory Authority of) any law or regulation (having the force of law) made after the date of this Agreement;
(ii)any change in the status of an Obligor (or of a holding company of an Obligor (including a change in the public company status of KEL)) or the composition of the shareholders of an Obligor (or of a holding company of an Obligor (other than a change in the composition of the shareholders of KEL)) after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges any Agent or any Lender (or, in the case of paragraph (C) below, any prospective new Lender) to comply with "know your customer", "customer due diligence" or similar identification procedures in circumstances where the necessary information is not already available to it (or, in the case of paragraph (C) below, cannot be provided by the transferring Lender from information already provided to it), the Original Borrower shall, as soon as reasonably practicable upon the request of the relevant Agent or the relevant Lender, supply, or procure the supply of, such reasonable documentation and other evidence as is within an Obligor's possession and control to enable such Agent or such Lender to comply with all necessary "know your customer",

"customer due diligence" or other similar checks required under the relevant laws and regulations.
(AD)Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent, as the case may be, to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(AE)The Original Borrower shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of KEL’s subsidiaries (other than a subsidiary of an Obligor (excluding KEEG) which owns Borrowing Base Assets) becomes an Additional Guarantor pursuant to this Agreement.
(AF)Following the giving of any notice pursuant to paragraph (C) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Original Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to this Agreement as an Additional Guarantor.
24.13Forecast Notification Events
(AG)The Original Borrower shall notify the Facility Agent and the Lenders promptly after becoming aware of any Forecast Notification Event.
(AH)Any such notification under clause 24.13(A) shall result in the commencement of a consultation period for a period ending 10 Business Days after the date of such notification (a "Consultation Period") during which time the Original Borrower and the Lenders will consult. Following the end of the Consultation Period, the Lenders will be required to submit their vote to the Facility Agent as to whether to waive or not waive the preparation of an interim Forecast as a result of the Forecast Notification Event in accordance with clause 42

(Amendments and Waivers). If the Majority Lenders do not waive the preparation of an interim Forecast relating to that Forecast Notification Event, the Original Borrower shall prepare a Forecast pursuant to clause 19 (Forecasts and Calculations) and the Facility Agent shall designate a Forecast Date which falls no more than 90 days after the last day of the Consultation Period relating to that Forecast Notification Event.
24.14Use of websites
(AI)Except as provided below, each Obligor may deliver any information under this Agreement to the Facility Agent by posting it on to an electronic website if:
(i)it maintains or has access to an electronic website for this purpose and provides the Facility Agent with the details and password to access the website and the information; and
(ii)the information posted is in a format required by this Agreement or is otherwise agreed between each Obligor and the Facility Agent (whose approval shall not be unreasonably withheld or delayed).
The Facility Agent must supply each relevant Lender with the address of and password for the website.
(AJ)Notwithstanding the above, the Original Borrower must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:
(i)any Lender who notifies the Facility Agent in writing (copied to each Obligor) that it does not wish to receive information via the website; and
(ii)within ten Business Days of request, any other Lender, if that Lender so requests.
(AK)Each Obligor must promptly upon becoming aware of its occurrence, notify the Facility Agent if:
(i)the website cannot be accessed;
(ii)the website or any information on the website is infected by any electronic virus or similar software;
(iii)the password for the website is changed; or

(iv)any information to be supplied under this Agreement is posted on the website or amended after being posted.
(AL)If the circumstances in sub-paragraph (C)(i) or (C)(ii) above occur, an Obligor must supply any information required under this Agreement in paper form until the circumstances giving rise to the notification are no longer continuing and the information can be provided in accordance with paragraph (A) above.
24.15Liquidity Report
Within 10 Business Days following the filing of SEC Form 10-Q or SEC Form 10-K by KEL in respect of a quarter ending on a Liquidity Report Date, the Original Borrower must supply to the Facility Agent the following details in respect of the KEL Group as at the Liquidity Report Date:
(AM)details of the Consolidated Cash and Cash Equivalents; and
(AN)details of any available committed (but undrawn and uncancelled) amount available under any external finance source.
24.16DAC6
(AO)In this clause 24.16, "DAC6" means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.
(AP)Each Obligor shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(i)promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Finance Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Finance Documents contains a hallmark as set out in Annex IV of DAC6, provided that, for the avoidance of doubt, nothing in this clause requires any Obligor to make such analysis or obtain such advice; and
(ii)promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

PART 9
GUARANTEE
25.Guarantee and Indemnity
25.1Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(A)guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;
(B)undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(C)will, as an independent and primary obligation, indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
25.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
25.3Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(D)the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(E)each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

25.4Waiver of defences
The obligations of each Guarantor under this clause 25 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 25 (without limitation and whether or not known to it or any Finance Party) including:
(F)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(G)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(H)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(I)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(J)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(K)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(L)any insolvency or similar proceedings.
25.5Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 25. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.6Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(M)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(N)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this clause 25.
25.7Deferral of Guarantors' rights
(O)Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this clause 25:
(i)to be indemnified by an Obligor;
(ii)to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(iii)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(iv)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 25.1 (Guarantee and indemnity);
(v)to exercise any right of set-off against any Obligor; and/or

(vi)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
(P)If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 34 (Payment Mechanics).
25.8Release of Guarantors' right of contribution
If any Guarantor ceases to be a Guarantor (a "Retiring Guarantor") in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(Q)that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(R)each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
25.9Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

PART 10
REPRESENTATIONS, COVENANTS, EVENTS OF DEFAULT
26.Representations
Each Obligor makes the representations and warranties set out in this clause to each Finance Party and acknowledges that each Finance Party has entered into the Finance Documents in full reliance on those representations and warranties.
26.1Status
(A)It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.
(B)It has the power to own its assets and carry on its business as it is being conducted.
26.2Legal validity
Each Transaction Document to which it is a party constitutes, or will constitute when executed, its valid, legally binding and enforceable obligations in accordance with its terms (subject to any limitation on enforcement under law or general principles of equity or qualifications which are specifically set out in any legal opinion delivered as a Condition Precedent) and that, so far as it is aware having made all due and careful enquiries, each Transaction Document is in full force and effect.
26.3Non-conflict
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict with:
(C)any applicable law or regulation;
(D)its constitutional documents; or
(E)any agreement binding upon it,
to the extent which has, or could reasonably be expected to have, a Material Adverse Effect.
26.4Powers and authority
It has (or had at the relevant time) the power and authority to execute and deliver the Transaction Documents to which it is a party and it has the power and authority to perform its obligations under the Transaction Documents to which it is a party and the transactions contemplated thereby.
26.5Authorisations
Except for the registration of any Security Document, all Required Approvals (except to the extent already provided as a Condition Precedent, or where required by any Authority in respect of any Security Interest granted (or to be granted) under the Security Documents) have been obtained or effected and are in full force and effect (where a failure to do so has or could reasonably be expected to have a Material Adverse Effect).
26.6Stamp and registration duties
Except for registration fees, if any, payable in relation to the Security Documents, there is no stamp or registration duty or similar Tax or charge in respect of any Transaction Document, which has not been made or paid within applicable time periods (where a failure to do so has, or could reasonably be expected to have, a Material Adverse Effect).
26.7No Default
No Default has occurred and is outstanding.
26.8Final Information Memorandum
(F)The factual information in the Final Information Memorandum (other than that referred to in paragraph (B) below) was true in all material respects on the date of the Final Information Memorandum and did not omit anything material which was known to the Original Borrower at the time or contain anything that was materially misleading and, except to the extent advised in writing to the Facility Agent by the Original Borrower on or prior to Financial Close, so far as the Original Borrower is aware having made due and careful enquiry, no information has been disclosed to it nor have circumstances arisen nor has any event occurred since the date of the Final Information Memorandum which renders the information contained in the Final Information Memorandum materially misleading or materially incorrect.
(G)The statements of opinion, projections and forecasts in the Final Information Memorandum attributable to the Original Borrower were made in good faith, with due care and on what the Original Borrower believed to be reasonable assumptions at the relevant time and representing the views of the Original Borrower at the time.

26.9Financial Statements and other factual information
(H)The most recent audited financial statements and interim financial statements delivered to the Facility Agent in accordance with clause 24.2 (Financial statements) (which, at the Signing Date, is the unaudited opening balance sheet of the Original Borrower as at 18 March 2011):
(i)have been prepared in accordance with the Approved Accounting Principles (if relevant); and
(ii)(if audited) give a true and fair view of, or (if unaudited) fairly represent, its financial condition for the relevant period.
(I)All factual information provided by or under the express direction of KEO or any Borrower to the Finance Parties in connection with the Facility was believed by KEO or that Borrower (as the case may be) at the time it was so provided to be true in all material respects.
26.10Proceedings pending or threatened
Except as disclosed to the Facility Agent in writing prior to the Signing Date, no litigation, arbitration or administrative proceeding is pending or threatened which could reasonably be expected to be adversely determined against it and which, if so determined, has, or could reasonably be expected to have, a Material Adverse Effect.
26.11Breach of laws
(J)It has not breached any law or regulation which has, or could reasonably be expected to have, a Material Adverse Effect.
(K)It is in compliance with all environmental laws, a breach of which could reasonably be expected to give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect and, so far as it is aware having made due and careful enquiry, there is no environmental claim outstanding against it which, if adversely determined, would give rise to a liability on it which has, or could reasonably be expected to have, a Material Adverse Effect.
26.12Ranking of security
Subject to any limitations on enforcement under law or general principles of equity or qualifications set out in any legal opinion delivered as a Condition Precedent, each Security Document when executed confers the Security Interests it purports to confer over the assets referred to in that Security Document and those assets are not subject to any other Security Interest that is not permitted pursuant to clause 28.6 (Negative pledge).
26.13Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.
26.14Assets
(L)KEG holds the legal and beneficial interest in a 30.01736% per cent Participating Interest in the WCTP Block; and the legal and beneficial interest in an 17 per cent Participating Interest in the DWT Block.
(M)KEEG holds the legal and beneficial indirect interest in a 40.375 per cent. Participating Interest in the EG Blocks.
26.15Project Agreements
As at 5 February 2018 and 22 February 2018 or, if later, the date a Project Agreement is delivered to the Facility Agent, so far as it is aware having made all due and careful enquiries:
(N)each copy of a Project Agreement delivered to the Facility Agent under this Agreement is true and complete;
(O)there is no other agreement in connection with, or arrangements which amend, supplement or affect any Project Agreement in any material respect; and
(P)no Obligor has a material obligation (being an obligation or liability exceeding USD 50 million (or its equivalent in other currencies)) under any agreement which is not a Project Agreement, a Finance Document, or a Material Contract.
26.16No Immunity
In any proceedings taken in any relevant jurisdiction in relation to the Transaction Documents (or any of them), it shall not be entitled to claim for itself or any of its assets immunity from suit, execution or attachment or other legal process.

26.17Ownership of Obligors
(Q)KEH beneficially owns, indirectly, all of the issued share capital of the Guarantors and the Borrowers.
(R)The issued share capital of the Guarantors and the Borrowers is fully paid up and, to the extent beneficially owned by KEH, free of all encumbrances or other third party rights (other than pursuant to the Security Documents).
(S)To the extent that a member of the KEL Group has entered into a Security Document that creates, or purports to create, a Security Interest over any shares:
(i)such shares are free from any restrictions as to transfer or registration (including pursuant to the creation or enforcement of any Security Interest); and
(ii)no company whose shares are subject to such Security Interest and which is incorporated in the United Kingdom keeps information in respect of its members on the central register kept by the registrar at Companies House.
26.18Sanctions
Neither the Obligors, nor any member of the KEL Group, nor (to the knowledge of any Obligor) any of its or the KEL Group’s respective directors, officers, employees, nor any persons acting on the KEL Group’s behalf:
(T)is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could reasonably be expected to result in it becoming a Restricted Party; or
(U)has received notice of, or is aware of, any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority, provided that this representation is not made to or for the benefit of a Finance Party (other than any Finance Party which has notified the Facility Agent that the following carve-out shall not apply to it or any of its directors, officers or employees) or any director, officer or employee thereof, to the extent that this provision would expose the Finance Party or any director, officer or employee thereof to liability under any applicable anti-boycott or blocking law, regulation or statute.

26.19Anti-corruption law
Each member of the KEL Group has conducted its businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations and has instituted and maintains and enforces policies and procedures designed to promote and achieve compliance with such laws and regulations.
26.20Times for making representations
(V)The representations set out in this clause 26 (Representations) (other than the representations in clauses 26.8 (Final Information Memorandum), 26.4 (Powers and authority), 26.5 (Authorisations) and 26.15(B) (Project Agreements)) are made by each Obligor on the date of this Agreement. The representation in clause 26.8 (Final Information Memorandum) will be made on the date of the Final Information Memorandum and the representation in clause 26.4 (Powers and authority) will be made as at the time that the power or authority is exercised only. Each Repeating Representation is deemed to be repeated by each Obligor on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period.
(W)When a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.
27.Financial Covenants
(A)On any Forecast Date (each such date a "Financial Covenant Test Date"), the Original Borrower shall ensure that:
(i)the Field Life Cover Ratio shall not be less than 1.30; and
(ii)the Loan Life Cover Ratio:
(a)for each Financial Covenant Test Date prior to and including 31 March 2024, shall not be less than 1.10; and
(b)for each Financial Covenant Test Date after (but not including) 31 March 2024, shall not be less than 1.30, in each case, as calculated by the Technical and Modelling Bank (acting reasonably) on the basis of all information made available to it.
(B)On each Financial Covenant Test Date, the Original Borrower shall ensure that:

(i)the ratio of Consolidated Total Net Borrowings to EBITDAX shall be less than or equal to the ratio set out in column 2 below opposite that Financial Covenant Test Date which is set out in column 1:

Column 1 Financial Covenant Test Date	Column 2 Ratio
31 March 2021	4.75:1.00
30 September 2021	4.00:1.00
Any other Financial Covenant Test Date	3.50:1.00
; and
(ii)the ratio of EBITDAX to the Net Interest Payable shall be greater than or equal to 2.25:1.00.
(C)No later than three Business Days following each Financial Covenant Test Date, the Original Borrower shall send to the Facility Agent, a certificate signed by two authorised representatives setting out its calculation of the financial ratios referred to in this clause 27 as at such date.
28.General Undertakings
The undertakings in this clause shall remain in force from the date of this Agreement until the Discharge Date.
28.1Corporate existence
Each Obligor shall maintain its corporate existence.
28.2Authorisations
Each Obligor shall promptly obtain and comply with Required Approvals where a failure to do so would have a Material Adverse Effect.
28.3Compliance with laws
Each Obligor shall comply with all laws and regulations (including compliance with environmental laws, permits and licences and compliance with the Equator Principles) applicable to it where failure to do so would have a Material Adverse Effect.

28.4Pari passu ranking
Each Obligor shall ensure that at all times its payment obligations to the Finance Parties under the Finance Documents rank at least pari passu as to priority of payment with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for claims mandatorily preferred by operation of law applying generally.
28.5Security
Subject to clause 28.28 (Due execution of security assignments) and clause 28.31 (Security Documents: consents, ranking and perfection), each Obligor shall undertake all actions reasonably necessary (including the making or delivery of filings and payment of fees) to maintain the Security Interests under the Security Documents to which it is a party in full force and effect (including the priority thereof).
28.6Negative pledge
Other than Permitted Security:
(A)an Obligor (but excluding KEO for the purposes of this sub-clause (A)) shall not create or permit to exist any Security Interest over any of its assets; and
(B)KEO shall not create or permit to exist any Security Interest over any of the assets as contained in clause 28.8(A)(ii)(1) - (5) below.
28.7Conduct of other business
No Obligor shall conduct any business other than activities in connection with, or related, ancillary, or incidental to, its interests in the Borrowing Base Assets or its interests in any Petroleum Assets.
28.8Disposals
(C)(i)    Other than Permitted Disposals, an Obligor shall not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or a material part of any Borrowing Base Asset or any interests therein or any of its shareholdings in any person holding any interest (whether directly or indirectly) in any Borrowing Base Asset.
(i)Notwithstanding any other provision of this Agreement or any other Finance Document KEO shall have full flexibility and discretion to deal with its subsidiaries and its and their assets, other than its interests in:
(1)any other Obligor;

(2)the assets of any other Obligor;
(3)any asset which is the subject of a Security Document;
(4)any Project Account; or
(5)any Borrowing Base Asset.
in such manner as it sees fit and at its discretion including, but without limitation, the flexibility to sell, farm-out, dispose of, transfer, grant Security Interests over, distribute by way of dividend, restructure, consolidate or merge or otherwise part with ownership and possession of such subsidiary and/or assets.
(D)If an Obligor wishes to make a Permitted Disposal of an asset which is subject to a Security Interest in favour of the Finance Parties, then the Finance Parties shall, promptly upon request from the Original Borrower, absolutely and unconditionally release and discharge the relevant asset from that Security Interest and shall do all things necessary at the cost and expense of the Original Borrower to effect such discharge.
(E)The shares in the capital of KEO, KEEG or the Original Borrower may at any time be transferred to another holding company in which event the existing security over such shares shall be released subject to such new holding company providing substitute security over all shares in the capital of KEO, KEEG or the Original Borrower, as the case may be, on substantially the same terms and conditions.
28.9Financial Indebtedness
Other than Permitted Financial Indebtedness, an Obligor shall not incur any Financial Indebtedness.
28.10Material contracts
No Obligor will enter into any contract or agreement that imposes material obligations on it except:-
(F)contracts or agreements entered into in the ordinary course of business and on arm's length terms (including in relation to Approved Developments and Permitted Acquisitions);

(G)contracts or agreements relating to a Permitted Disposal and entered into on arm's length terms;
(H)the Project Agreements and the EO Participation Agreement and contracts and agreements required or contemplated therein or in respect of the development and implementation of the Obligors' interest in the Fields;
(I)contracts or agreements otherwise permitted or contemplated by the Finance Documents;
(J)where the obligations and liabilities of the Obligor thereunder are fully funded by Permitted Financial Indebtedness or equity contributions; or
(K)with the approval of the Majority Lenders (acting reasonably).
28.11Guarantees
Except in the case of Permitted Financial Indebtedness, no Obligor may, without the approval of the Majority Lenders (acting reasonably), enter into guarantees or indemnities in respect of obligations or liabilities of any other person (excluding Obligors).
28.12Mergers
No Obligor may enter into any amalgamation, consolidation, demerger, merger or reconstruction or winding-up without the consent of the Majority Lenders, except on a solvent basis and in circumstances where the Obligor remains the legal entity following such amalgamation, consolidation, demerger, merger or reconstruction or winding-up.
28.13Loans
(L)Except as provided in (B) below, no Obligor may be a creditor in respect of any Financial Indebtedness.
(M)Paragraph (A) does not apply to:
(i)any loans made pursuant to an Intercompany Loan Agreement;
(ii)any credit provided under a Project Agreement;
(iii)any trade credit in the ordinary course of day to day business;
(iv)loans or other credit not exceeding USD 100 million (or its equivalent in other currencies) in aggregate at any one time; or

(v)any other credit approved by the Majority Lenders (acting reasonably).
28.14Operation
As far as it is able to do so by exercising its rights under a Project Agreement to which it is a party, each Obligor will use its reasonable endeavours to procure that the Borrowing Base Assets are developed, operated and maintained in all material respects in accordance with the terms of that Project Agreement and applicable law and in accordance with good international oil industry practice.
28.15Compliance with Project Agreements
(N)Each Obligor must comply with its obligations under the Project Agreements to which it is a party where failure to do so would have a Material Adverse Effect.
(O)In the event an Obligor fails to pay any sum due under any Project Agreement it shall take such steps as shall be reasonably available to it so as to permit such payment to be made on its behalf by any Finance Party or any person acting on behalf of any Finance Party.
28.16Insurances
(P)Each Obligor will maintain all Agreed Insurances which it maintains in its own name, promptly pay all premiums and other monies payable under all its Agreed Insurances and promptly on written request produce to the Facility Agent a copy of each policy and evidence (reasonably acceptable to the Facility Agent) of payment of such sums (and allow the Lenders to implement such insurance at the cost of the Original Borrower in the event of any default in that regard) and exercise its rights under the Project Agreements to procure (as far as it is able) the maintenance of the Agreed Insurances.
(Q)On an annual basis commencing on 22 February 2018, the Original Borrower shall deliver a certificate to the Facility Agent, which is addressed to the Finance Parties from the Group’s insurance broker confirming, among other things, (a) the Agreed Insurances are in place, effective and consistent with industry practice and (b) there are no overdue billed premiums.
28.17Hedging
(R)The Obligors will maintain in place at all times a prudent risk management policy relating to managing their exposure to interest rates and fluctuations in the price of crude oil derived from a relevant Field. In relation to hedging which is implemented to manage exposure to fluctuations in the price of crude oil derived from a relevant Field, the volume which may be hedged by instruments creating contingent liabilities will be capped at 90 per cent. of 2P Developed Assets (as determined in accordance with the applicable Forecast) which are producing, such cap to apply on a rolling annual basis and thereafter 75 per cent. shall be the relevant cap.
(S)To the extent that either the 90 per cent. cap or 75 per cent. cap, as applicable, is exceeded at any time, it shall not constitute a Default or an Event of Default under any circumstances provided that the Obligors have used their reasonable endeavours to take such reasonable action as is available to them to cure or mitigate the excess as soon as reasonably possible such that the cap is no longer exceeded.
(T)The Obligors will have the right to implement any hedging by either (i) entering into Hedging Agreements with one or more Hedging Counterparties; and/or (ii) entering into Derivative Agreements with counterparties who do not accede to the terms of the Intercreditor Agreement and where the relevant payments thereunder are a Project Cost.
(U)The Original Borrower will permit not less than three Lenders, selected at its discretion, to bid for a share of any hedging proposed by an Obligor
(V)If the Original Borrower or any Obligor makes any change to any internal hedging policies or procedures it has in place from time to time which could reasonably be expected to have a material impact on the hedging arrangements implemented by the Group as a whole, then it will notify the Facility Agent of the change and will provide reasonable details of the implications of the change.
28.18Borrowing Base Assets
Save for the EG Block Assets, each Borrowing Base Asset will at all times be owned by an Obligor (excluding KEO).
28.19Project Agreements
(W)No Obligor will agree to any amendment, waiver or termination of a Project Agreement which would have a Material Adverse Effect or approve or vote in favour of any work programme, budget or development plan which would commit an Obligor to expenditure which it would not be able to meet from funds available to it, after taking account of forecast Project Costs and Financing Costs.

(X)No term or condition of any Finance Document shall prevent any Obligor from complying with its express obligations under any Project Agreement, or require an Obligor to act or omit to act in a manner which would or might reasonably be expected to result in a breach of any provision of a Project Agreement including, but without limitation, KEG’s obligations under the EO Participation Agreement.
(Y)In the event that an Obligor has an obligation under a Project Agreement to make a payment in respect of a Project Cost because of the default by another party in paying its share of the relevant Project Cost, then the Obligor shall promptly notify the Facility Agent of the additional payment obligation (including reasonable details of how it arose and any steps being taken by the parties in relation to the relevant default and such other additional information as the Facility Agent may reasonably request). In such an event, the Facility Agent will have the right (acting reasonably) to request a sources and uses test to be performed.
28.20Eligible offtakers
An Obligor will enter into agreements for the sale of its Entitlement with offtakers whom that Obligor determines, acting reasonably and in accordance with a prudent marketing policy which it shall have in place from time to time, have the financial capability and technical capacity to perform their obligations in accordance with the relevant terms and taking account of the nature and size of the transaction. Financial capability may be measured by applying suitable ratings tests, through credit support structures (including specific payment terms, guarantees, security and letters of credit), the identity of the offtaker (such as their market experience and reputation and whether they are part of a larger corporate group), course of dealings, or such other reasonable criteria as that Obligor may apply from time to time. In assessing technical capacity, an Obligor shall have regard to the experience of the offtaker, whether the offtaker is sufficiently well equipped technically and managerially to perform its obligations, and the availability of third party services and support.
28.21Tax affairs
Each Obligor must promptly file all tax returns required by law within the requisite time limits except to the extent contested in good faith and subject to adequate reserve or provision.
28.22Permitted Acquisitions
No Obligor may, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)), make any acquisition of, or investment in, any assets, rights or property (but excluding for the avoidance of doubt any payment of Financing Costs or Project Costs) which is not a Permitted Acquisition.
28.23Distributions
(Z)Except for a Scheduled KEL Debt Payment Distribution (in relation to which clause 28.24 (Scheduled KEL Debt Payment Distributions) below, shall apply), each Obligor (but excluding KEO for these purposes, which may make, declare or pay a distribution of any kind at any time without restriction from any account which is not a Project Account (but subject to clause 28.8 (Disposals) and any projected distribution by KEO being included in any applicable Liquidity Statement)) may make, declare or pay a distribution (including any payment under any subordinated loan agreement falling within the terms of sub-paragraph (C) of the definition of Permitted Financial Indebtedness and including any funding pursuant to, or payment under, any Intercompany Loan Agreement) (a "Shareholder Distribution"), subject to:
(i)there being no Default or Event of Default outstanding and no Default or Event of Default would be caused by such Shareholder Distribution;
(ii)the latest Sources and Uses Statement not indicating a projected shortfall in funding to meet projected Project Costs (ignoring for these purposes any Scheduled KEL Debt Payments);
(iii)a limit on the amount of any Shareholder Distribution (which is not otherwise restricted by the terms of this clause 28.23) in accordance with paragraph (C) below.
(iv)no Shareholder Distribution being permitted during a BBA Cure Period; and
(v)such Shareholder Distribution being made, declared, or paid in compliance with the Cash Waterfall.
(AA)Any Shareholder Distribution permitted to be paid hereunder may be paid directly to the recipient or deposited into the Distributions Reserve Account, in accordance with the terms of this Agreement.
(AB)In the event that the latest Sources and Uses Statement indicates a projected shortfall (including for these purposes, any Scheduled KEL Debt Payments) the maximum Shareholder Distribution that shall be permitted at that time shall be an amount equal to:

(i)the aggregate of all sources which are set out in column A of the relevant Sources and Uses Statement; minus
(ii)the aggregate of all uses which are set out in column B of the relevant Sources and Uses Statement (ignoring for these purposes any Scheduled KEL Debt Payments).
28.24Scheduled KEL Debt Payment Distributions
(AC)Each Obligor (but excluding KEO for these purposes) may make, declare or pay a distribution, or make any payment under an intercompany loan which constitutes Permitted Financial Indebtedness, in relation to a Scheduled KEL Debt Payment (a "Scheduled KEL Debt Payment Distribution"), to the extent that such payment is due and payable, subject to:
(i)the terms of clause 20.5 (Control on withdrawals following Default) of this Agreement; and
(ii)no Junior Payment Stop Event (as defined in the KEFI Intercreditor Agreement) having occurred and being continuing in accordance with the terms of clause 24.8(D) (Sources and Uses) of this Agreement and Clause 4.4 (Issue of Junior Payment Stop Notice) of the KEFI Intercreditor Agreement;
(iii)no Scheduled KEL Debt Payment Distribution being permitted during a BBA Cure Period; and
(iv)such Scheduled KEL Debt Payment Distribution being made, declared, or paid in compliance with the Cash Waterfall.
(AD)Any distribution or payment permitted to be paid hereunder may be paid directly to the recipient or deposited into the Distributions Reserve Account, in accordance with the terms of this Agreement.
(AE)Nothing in this clause 28.24 shall block the payment of Scheduled KEL Debt Payments or the making of a Scheduled KEL Debt Payment which is paid or made from amounts standing to the credit of the Distributions Reserve Account.
28.25Constitutional documents
Each Obligor will not agree to any amendment to any of its constitutional documents in a manner that could adversely affect the interests of the Finance Parties.

28.26Further assurance and turn over
(AF)Subject to clause 28.28 (Due execution of security assignments) and clause 28.31 (Security Documents: consents, ranking and perfection) each of the Obligors shall, at its own expense, promptly do all things, take all such action and execute all such other documents and instruments as may be requested by the Facility Agent from time to time and to the extent they are reasonably required or necessary for the purpose of giving effect to the provisions of the Finance Documents and the Project Agreements and for the purpose of perfecting and protecting the Lenders' rights with respect to the Security Interests which are required to be created or perfected by the Finance Documents when required thereunder.
(AG)KEO will account to the Facility Agent if and to the extent it receives any proceeds in breach of the terms of any Finance Document from:
(i)any asset which is the subject of a Security Document
(ii)any Borrowing Base Asset;
(iii)any Project Account (excluding amounts received from any other Obligor pursuant to clause 28.23 (Distributions);
(iv)any other Obligor which would otherwise be placed into an Offshore Proceeds Account pursuant to clause 21.1 (Payments in) (whether by way of cash, loan or otherwise), and shall hold any such moneys to the account of, and on trust for, the Finance Parties.
(AH)If at any time KEO is in receipt of proceeds as described in paragraph (B) above it shall:
(i)within five Business Days notify details of the receipt or recovery to the Facility Agent; and
(ii)within five Business Days of demand by the Facility Agent, pay an amount equal to such receipt or recovery to the Facility Agent.

28.27Delivery of certain documents
The Original Borrower shall use its reasonable endeavours to procure the delivery of the final report from the Technical Consultant to the Facility Agent in form and substance satisfactory to it no later than 15 Business Days from the date of this Agreement.
28.28Due execution of security assignments
(AI)The Security Agent shall have safe custody and control of the Assignments (which term shall, for the avoidance of doubt for the purposes of this clause 28.28 (Due execution of security assignments), be deemed not to include the KEG Assignment of Reinsurance Rights until its execution by the relevant insurers, it being agreed that the Obligors shall take all such steps as may be reasonable (taking into account all of the circumstances at the time and the steps taken previously by that Obligor) to procure its execution by the relevant insurers). The Security Agent shall execute and date such documents for and on behalf of the Finance Parties in any of the following circumstances:
(i)if an Event of Default has occurred and is continuing and the Majority Senior Lenders have instructed the Security Agent to execute and date the Assignments for and on behalf of the Finance Parties; or
(ii)if instructed to do so at any time by the relevant Obligor.
(AJ)Each party to this Agreement irrevocably authorises the Security Agent to execute the Assignments for and on behalf of the Finance Parties and to date the Assignments when it is required to do so under paragraph (A) above. The Assignments shall be of no force or effect until they are duly executed by the Security Agent and dated for and on behalf of the Finance Parties in accordance with this clause 28.28 (Due execution of security assignments).
(AK)In the event that the Security Agent signs and dates the Assignments in accordance with this clause 28.28 (Due execution of security assignments), then the relevant Borrower (or a Borrower on a Guarantor’s behalf) shall (and the Facility Agent may) without the requirement for any further authorisation from any Obligor make a Utilisation under the Facility to meet the payment of any stamp duty which is payable as a consequence of the Assignments being signed and dated. The relevant Obligor shall (and the Facility Agent shall if it effects the Utilisation under the Facility) apply the relevant funds promptly in payment of the relevant stamp duty and shall ensure that the Assignments are stamped and registered as soon as practicable (and in any event within any time period required by law). The relevant Obligor (or the Facility Agent, as the case may be) shall in each case notify the Security Agent and each Finance

Party upon making the payment of any stamp duty and the stamping and registration of the Assignments.
28.29Stamp duty and other impost waiver
Each Obligor shall use its reasonable endeavours to seek a waiver or exemption from any stamp duty, documentary taxes or any other similar tax, charge or impost which may be payable upon the execution of any of the Assignments, or to obtain confirmation that no such duty, taxes, charges or impost would be payable upon execution. In the event that such waiver, exemption or confirmation is successfully obtained in relation to any Assignment, the Original Borrower shall promptly instruct the Security Agent to execute and date such Assignment(s) for and on behalf of the Finance Parties in accordance with clause 28.28(A)(ii) above.
28.30Lenders' custody of documents
(AL)Each Lender undertakes that it shall not deliver any Finance Document or any other document or agreement into a country that would result in such Finance Document, other document or agreement (or any party to it) becoming subject to (or liable for payment of) any stamp duty, documentary taxes or any other similar tax, charge or impost (or impose any obligation upon a member of the Group or KEH to reimburse any other person for such a payment).
(AM)Paragraph (A) above shall not apply to a Lender at any time at which such Lender (i) has a right to take Enforcement Action; (ii) has the written consent of the Original Borrower; or (iii) is required to deliver such Finance Document or other document or agreement by any order or a court or regulatory authority or other legal or regulatory requirement.
28.31Security Documents: consents, ranking and perfection
(AN)No Obligor shall be required to grant any assignment of rights under any contract, or Security Interest over any asset (including contracts and rights), where the consent of any Government or any governmental body, regulatory body or state-owned or controlled company or enterprise is required for the granting of such assignment or Security Interest.
(AO)With the exception of those consents referred to in paragraph (A) above, each Obligor shall use reasonable endeavours to seek any other third party consents required in relation to any relevant Security Document, provided that the obtaining of such consent shall not be a condition precedent to any Utilisation of the Facility and provided that there shall be no fixed date by which such consent must be obtained.

(AP)Each Obligor shall use reasonable endeavours to obtain acknowledgments to any notices of assignment served in relation to any relevant Security Document, provided that receipt of such acknowledgments shall not be a condition precedent to any Utilisation of the Facility.
(AQ)Where required by the terms of any agreement which is binding upon any Obligor, any Security Interest granted in favour of the Lenders shall be subordinated to the interests of the parties under such agreement.
(AR)With the exception of the Charges over Shares, perfection of any Security Interest shall not be a condition precedent to first Utilisation.
28.32IPO Reorganisation
The Finance Parties agree that, notwithstanding the terms of any Finance Document which, but for this clause, may have prevented an Obligor from participating in and/or implementing an IPO Reorganisation, each Obligor may participate in and implement such an IPO Reorganisation and no term or condition of any Finance Document which would, but for this clause, prevent an IPO Reorganisation, shall prevent such an IPO Reorganisation or require KEH, or any Obligor or any of their respective subsidiaries to act, or omit to act, in a manner which would or might reasonably be expected to prevent, impede, restrict or result in the obstruction of, or delay to, an IPO Reorganisation, provided that: (i) such IPO Reorganisation is for the purposes of an IPO substantially as described in the Form S-1 filed by Kosmos Energy Ltd. with the United States Securities and Exchange Commission on 14 January 2011 (including any updated filing in relation to such Form S-1); and (ii) the interests of the Finance Parties are not materially prejudiced. Without limitation (and without prejudice to clause 28.8(C), the foregoing shall require the Finance Parties to release and discharge the Security Interests created pursuant to any Security Document, provided that immediately upon such release substantially equivalent security is granted in favour of the Finance Parties on substantially similar terms and such that the position of the Finance Parties is not materially prejudiced. Nothing in this clause 28.32 shall prevent any Obligor from acting or omitting to act in any way (including implementing an IPO Reorganisation) which would otherwise be permitted by the terms of the Finance Documents.
28.33Ghanaian security
(AS)The Original Borrower shall use reasonable endeavours to obtain a legal opinion from Ghanaian counsel confirming that the consent obtained on 18 December 2010 from the Ghana National Petroleum Corporation and the Ministry of Energy of Ghana, which was required in relation to the grant of certain Security Interests (the "Ghana Security Interests") contemplated by the Security Documents (as defined in the Existing Finance Documents), would extend to the grant of such Security Interests in favour of the Finance Parties in the context of the Finance Documents.
(AT)If such a legal opinion is obtained, the Original Borrower shall then promptly enter into security documents in the required form in order to grant to the Finance Parties equivalent Security Interests to the Ghana Security Interests in the context of the Finance Documents. Such security documents will be held by the Security Agent in accordance with clause 28.28 (Due execution of security assignments) above.
28.34Application of the Loans/Use of the Letters of Credit
(AU)No Borrower shall (and shall ensure that no other member of the KEL Group shall) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) (including any Letter of Credit) contemplated by this Agreement to fund or facilitate any trade, business or other activities:
(i)relating to, involving or for the benefit of any Restricted Party; and/or
(ii)in any other manner that would result in any member of the KEL Group, or a Finance Party or its US Affiliate being in breach of any Sanctions or becoming a Restricted Party.
(AV)No Obligor shall (and shall ensure that no other member of the KEL Group shall) fund all or part of any payment under the Facility out of proceeds derived, directly or indirectly, from any trade, business or other activities with a Restricted Party or in any other manner that would reasonably be expected to result in any member of the KEL Group, or a Finance Party or its US Affiliate being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party.
(AW)Each Obligor shall (and shall procure that each member of the KEL Group shall) comply with Sanctions and maintain in effect and enforce policies and procedures designed to ensure such compliance.
28.35HY Notes Maturity Date
(AX)The Original Borrower shall, on or before the date falling eighteen months prior to the 2019 HY Notes Maturity Date (the "relevant date"):

(i)extend the maturity date for the 2019 HY Notes to no earlier than 30 June 2027; or
(ii)produce (a) a new Forecast (b) a new Sources and Uses Statement and (c) a new Liquidity Statement, in accordance with the Forecasting Procedures as at the relevant date which includes the full repayment of the 2019 HY Notes on the 2019 HY Notes Maturity Date and which shows that there are adequate funds available to the Group to meet all costs falling due and payable by the Group on or before the 2019 HY Notes Maturity Date, including the repayment of the 2019 HY Notes.
(AY)In the event that the Original Borrower cannot satisfy the requirements of either paragraph (A)(i) or (A)(ii) above, the Parties agree that the Final Maturity Date shall be the date falling six months prior to the 2019 HY Notes Maturity Date and the Availability Period shall expire on the date falling nine months prior to the 2019 HY Notes Maturity Date.
(AZ)Other than with respect to those 2019 HY Notes maturing on the 2019 HY Notes Maturity Date, the Original Borrower shall procure that the maturity date of any HY Notes shall not fall on or before the Final Repayment Date.
28.36HY Noteholder Trustee accession
The Original Borrower shall procure that no HY Notes which are guaranteed by one or more Obligors shall be issued unless and until any HY Noteholder Trustee (as defined in the KEFI Intercreditor Agreement) has acceded to the KEFI Intercreditor Agreement, or otherwise with the consent of each Lender.
28.37Intercompany Loan Agreement terms
(BA)The Borrowers shall make demands for repayment of any amounts outstanding under any Intercompany Loan Agreement so as to ensure that the Borrowers will have sufficient funds available to meet all payment obligations under this Agreement as and when they fall due for payment.
(BB)Each of KEEG and KEG shall use all amounts borrowed by it under an Intercompany Loan Agreement for the payment of Project Costs and for any other purpose set out in clause 5 (Purpose).
(BC)On or before the date on which a Borrower makes an Intercompany Loan to an Obligor, that Borrower shall:

(i)to the extent that such Security has not been effected under the terms of an existing Security Document, enter into a Security Document (in form and substance satisfactory to the Security Agent) for the purposes of creating Security over the Intercompany Loan provided by it in favour of the Security Agent;
(ii)deliver to the Security Agent, or procure the delivery to the Security Agent of, any legal opinion or other document that the Security Agent may reasonably require in connection with the entry into such Security Document; and
(iii)without prejudice to clause 21.22 (Security) promptly obtain all such Authorisations as may be necessary in order for such Security to be granted.
28.38Anti-corruption law
(BD)No Borrower shall (and the Original Borrower shall ensure that no other member of the KEL Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach, or cause a Finance Party to breach, the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation applicable to it or the Finance Parties.
(BE)Each Obligor shall (and the Original Borrower shall ensure that each other member of the KEL Group will):
(i)conduct its businesses in compliance with applicable anti-corruption and anti-money laundering laws and regulations; and
(ii)maintains and enforces policies and procedures designed to promote and achieve compliance with such laws and regulations.
(BF)Each Obligor confirms no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving that Obligor with respect to anti-corruption and anti- money laundering laws is pending and, to the best of that Obligor's knowledge, no such actions, suits or proceedings are threatened or contemplated.
28.39People with Significant Control regime
Each Obligor shall (and the Original Borrower shall ensure that each other member of the KEL Group will):

(BG)within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of a Security Interest created or expressed to be created in favour of the Security Agent pursuant to the Security Documents; and
(BH)promptly provide the Security Agent with a copy of that notice.
28.40Register of members
Each Obligor that has entered into a Security Document that creates, or purports to create, a Security Interest over any shares shall (and the Original Borrower shall ensure that each other member of the KEL Group will) ensure that no company whose shares are subject to such Security Interest and which is incorporated in the United Kingdom keeps information in respect of its members on the central register kept by the Registrar at Companies House.
28.41Restriction on KEL distributions
The Original Borrower shall procure that between 1 November 2020 and 31 December 2021 (inclusive), KEL does not make, declare or pay any Shareholder Distribution to shareholders who receive such Shareholder Distribution in their capacity as a holder of common shares in KEL unless the ratio of Consolidated Total Net Borrowings to EBITDAX on the day the Shareholder Distribution is made, declared or paid is less than or equal to 3.50:1.00 (calculated as if such day was a Financial Covenant Test Date).
28.42Operational carbon neutrality
The Obligors shall use reasonable endeavours to achieve carbon neutrality in respect of scope 1 and 2 CO2 emissions/emissions intensity for operated activities or facilities for the KEL Group (excluding any members of the KEL Group which were not members of the KEL Group on 12 May 2021) by or prior to 2030.
29.Events of Default
Each of the events or circumstances set out in this clause is an Event of Default (save for clause 29.17 (Acceleration – all Lenders) unless otherwise stated.
29.1Non-payment
An Obligor does not pay any amount payable by it to any Finance Party (or to the Facility Agent for its own account) under the Finance Documents in the manner and on the date required under the Finance Documents within five Business Days of its due date.
29.2Breach of financial covenant
The Original Borrower does not comply with the provisions of the Financial Covenants, provided that where the LLCR, FLCR, ICR or DCR has been breached, the Original Borrower shall have 45 days within which to remedy any breach of the relevant financial covenant by means of a prepayment and/or a cancellation of the Facility where any prepayment is funded by the provision of Additional Debt subordinated on terms acceptable to the Majority Lenders (acting reasonably), or by the contribution of equity to the capital of a Borrower or by taking such other remedial action as may be approved by the Majority Lenders provided always that the Original Borrower shall be entitled to remedy any such breach not more than twice in total and not more than once in any 12 month period.
29.3Breach of other obligations
An Obligor does not comply with any other provision of the Finance Documents (other than in respect of non-payment or breach of a Financial Covenant), unless the non-compliance is:
(A)capable of remedy; and
(B)remedied within 30 days of the earlier of the Facility Agent giving notice or the Obligor becoming aware of the non-compliance.
29.4Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made (or, in the case of a representation or statement that contains a materiality concept, is or proves to have been incorrect or misleading in any respect when made or deemed to be made), unless the misrepresentation is:
(C)capable of remedy; and
(D)remedied within 30 days of the earlier of the Facility Agent giving notice or the relevant Obligor becoming aware of the misrepresentation,

provided that paragraphs (A) and (B) will not apply to any representation made or deemed to be made by an Obligor under clause 26.18 (Sanctions) and clause 26.19 (Anti-corruption law).
29.5Cross-default
(E)Except in relation to paragraph (C) below, any Financial Indebtedness of any Obligor is not paid when due nor within any applicable grace period.
(F)Except in relation to paragraph (C) below, any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and such amount is not paid when due.
(G)A Junior Event of Default (as defined in the KEFI Intercreditor Agreement) has occurred and the Security Agent has not, no later than 30 days after such occurrence, received a notice from the Security and Intercreditor Agent (as defined in the KEFI Intercreditor Agreement) stating that such Junior Event of Default is no longer continuing.
(H)Notwithstanding paragraphs (A) and (B) above, no Event of Default will occur under this clause if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness is less than USD 150 million (or its equivalent in any other currency or currencies) or if the relevant event or default has been waived, or if such event or default is caused by a Disruption Event, provided that, in the case of a Disruption Event the requisite payment is made within five Business Days.
29.6Insolvency
Any of the following occurs in respect of an Obligor:
(I)it is, or is deemed for the purposes of any law to be unable to, or admits its inability to, pay its debts as they fall due or is or becomes insolvent or a moratorium is declared in relation to its indebtedness generally; or
(J)it stops or suspends or threatens to suspend or announces an intention to stop or suspend making payment of all or any class of its debts as they fall due in default of the obligation to make the relevant payment.

29.7Insolvency proceedings
(K)Except as provided in paragraph (B) below, any of the following occurs in respect of an Obligor:
(i)a written resolution is passed or a resolution is passed at a meeting of its shareholders, directors or other officers to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution;
(ii)any person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution;
(iii)an order for its winding-up, administration or dissolution is made;
(iv)any liquidator, provisional liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any material part of its assets;
(v)a moratorium is declared in relation to the indebtedness of an Obligor;
(vi)its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, provisional liquidator, receiver, administrative receiver, administrator or similar officer;
(vii)any composition, compromise, assignment or arrangement is made with any of its creditors; or
(viii)any other analogous step or procedure is taken in any jurisdiction.
(L)Paragraph (A) does not apply to:
(i)any step or procedure which is part of a re-organisation of an Obligor on a solvent basis with the consent of the Majority Lenders (acting reasonably); or
(ii)an IPO Reorganisation pursuant to clause 28.32 (IPO Reorganisation); or
(iii)in the case of sub-paragraph (ii) or (iv) (or any step or procedure under sub-paragraph (vi) that is analogous to sub- paragraph (ii) or

(iv)), if the relevant step, petition or filing is made by a person other than an Obligor, shareholder or their respective officers or directors and the relevant Obligor is taking steps in good faith and with due diligence for such proceedings or action to be stayed, discontinued, revoked or set aside and the same is stayed, discontinued, revoked or set aside within a period of 60 days; or
(iv)any enforcement action that applies to assets having an aggregate value of less than USD 150 million (or its equivalent in other currencies).
29.8Creditors' process
Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor, having an aggregate value of at least USD 50 million (or its equivalent in other currencies), and is not discharged within 45 days.
29.9Unlawfulness and Invalidity of the Finance Documents and Project Agreements
If:
(M)all or any part of a Finance Document is not, or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor;
(N)following its execution, all or any part of a Project Agreement is not or ceases to be, a legal, valid, binding and enforceable obligation of an Obligor in circumstances which would have a Material Adverse Effect; or
(O)following its execution, all or any part of a Project Agreement is suspended, terminated or revoked in circumstances which would have a Material Adverse Effect, and:
(i)the Obligors fail, within 60 days (or, in the case of a Finance Document, 30 days) of becoming aware of the matter, to procure the execution of a substitute agreement or agreements on substantially the same terms and with a commercially qualified party or parties acceptable to the Majority Lenders (acting reasonably); or
(ii)the matter is not otherwise remedied within 60 days (or, in the case of a Finance Document, 30 days) of an Obligor becoming aware of the matter.

29.10Cessation of Business
An Obligor ceases, or threatens to cease, all or a substantial part of its business (as carried on the date of this Agreement).
29.11Abandonment
(P)A Borrowing Base Asset is abandoned (other than as a consequence of unsuccessful exploration activities) in whole or in part and where such abandonment has or could reasonably be expected to have a Material Adverse Effect.
(Q)Without limiting the above paragraph, an Obligor will be deemed to have abandoned a Borrowing Base Asset if, after the Completion in respect of that Borrowing Base Asset, no petroleum is produced at a commercial level for a continuous period of 180 days and all necessary steps are not being diligently pursued with a view to recommencing production as soon as practically possible.
29.12Expropriation
Any Government (or any other official central or local government body with due authority) states officially that it will take any step with a view to the seizure, expropriation, nationalisation, requisition or compulsory acquisition of any member of the Group or all or a material part of the Borrowing Base Assets or all or a material part of the rights of any member of the Group in relation thereto and such act has, or could reasonably be expected to have, a Material Adverse Effect.
29.13Repudiation of Finance Documents
Any Finance Document is repudiated or rescinded by an Obligor.
29.14Material Litigation
Any material litigation, arbitration or administrative proceedings are commenced, threatened or pending against any Obligor which could reasonably be expected to be adversely determined against it and which, if so determined, has, or would have, a Material Adverse Effect.

29.15Breach or Termination of Project Agreements
Any party to a Project Agreement, following its execution, defaults under that Project Agreement or terminates a Project Agreement in circumstances which has, or would have, a Material Adverse Effect.
29.16Material Adverse Effect
Any event which, in the opinion of the Majority Lenders (acting reasonably), has a Material Adverse Effect but only following consultation between the Facility Agent and the Original Borrower over a period of not less than 30 days with a view to agreeing steps of mitigation (each Party acting reasonably with a view to appropriate remedial action being taken).
29.17Acceleration – all Lenders
Subject to the terms of the Intercreditor Agreement, on and at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Original Borrower:
(R)cancel the Total Commitments whereupon they shall immediately be cancelled;
(S)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(T)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or
(U)exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

PART 11
CHANGES TO LENDERS AND OBLIGORS AND ROLES
30.Changes to the Lenders
30.1Assignments and transfers and changes in Facility Office by the Lenders
Subject to this clause, a Lender (the "Existing Lender") may:
(A)
(i)assign any of its rights; or
(ii)transfer by novation any of its rights and obligations,
to an Affiliate, another Lender, an Affiliate of another Lender or a Qualifying Bank, another bank or financial institution or to a trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or such other institution as the Original Borrower may agree in writing (the "New Lender"), or
(B)change its Facility Office.
30.2Conditions of assignment and transfer or change in Facility Office
(C)The consent of the Original Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) to, or in favour of, another Lender, an Affiliate of a Lender or a Qualifying Bank; or (ii) made at a time when an Event of Default is continuing.
(D)The consent of the Original Borrower is required for a change in Facility Office to a different jurisdiction. In the case of a change of Facility Office for which the Original Borrower's consent is not required, the Lender must notify the Original Borrower of the new Facility Office promptly on the change taking effect.
(E)The consent of the Original Borrower to an assignment or transfer or change in Facility Office must not be unreasonably withheld or delayed (and will be deemed to have been given five Business Days after the relevant Lender has requested it unless consent is expressly refused by the Original Borrower within that time).
(F)In the event a Letter of Credit is outstanding, transfer or assignment of a Commitment shall require the prior consent of each LC Issuing Bank.

(G)An assignment will only be effective on:
(i)receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;
(ii)the New Lender entering into the documentation required for it to accede as a party to the relevant Finance Documents (including, but not limited to, the Intercreditor Agreement); and
(iii)performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender (such checks not to be unreasonably held or delayed), the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.
(H)A transfer will only be effective if the procedure set out in clause 30.5 (Procedure for transfer) is complied with.
(I)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 15 (Tax Gross Up and Indemnities) or clause 16 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(J)Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement.

(K)Any assignment or transfer of part of the Existing Lender's rights and/or obligations must be a minimum of USD 5 million and must not result in the Existing Lender retaining less than USD 5 million.
(L)The Facility Agent shall only be obliged to execute an assignment agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
30.3Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 2,500.
30.4Limitation of responsibility of Existing Lenders
(M)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(N)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facility and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(O)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this clause; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
30.5Procedure for transfer
(P)Subject to the conditions set out in clause 30.2 (Conditions of assignment and transfer or change in Facility Office) a transfer is effected in accordance with paragraph (C) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate on behalf of the other Finance Parties and the Obligors as well as itself, and notify the Original Borrower of the date of the transfer and name of the New Lender. Each Finance Party and each Obligor irrevocably authorises the Facility Agent to sign such a Transfer Certificate on its behalf.
(Q)The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(R)Subject to clause 30.9 (Pro rata interest settlement), on the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Facility Agent, each Mandated Lead Arranger, the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent such Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a "Lender".
30.6Copy of Transfer Certificate to the Original Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Original Borrower a copy of that Transfer Certificate.
30.7Disclosure of information
(S)Any Finance Party, its officers and agents may disclose to any of its Affiliates (including its head office, representative and branch offices in any jurisdiction) (each a "Permitted Party") and:
(i)to any person (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement (or any adviser on a need to know basis advising such person on any of the foregoing);
(ii)to a professional adviser or a service provider of the Permitted Parties on a need to know basis advising such person on the rights and obligations under the Finance Documents or to an auditor of any Permitted Party on a need to know basis;
(iii)with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor (or any adviser of any of the foregoing on a need to know basis advising such person on the rights and obligations under the Finance Documents);
(iv)to any person appointed by that Finance Party to provide administration or settlement services in respect of one or more of the Finance Documents (including in relation to the trading of participations in respect of the Finance Documents) only on a need to know basis;
(v)to any rating agency (provided only general terms are disclosed in relation to the rating of a portfolio of assets), insurer or insurance broker, a direct or indirect provider of credit protection in respect of the Finance Party's participation in the Facility only on a need to know basis;
(vi)to whom and to the extent that information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vii)subject to paragraph (B) below, to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(viii)to any other party to this Agreement; or
(ix)to any person with the consent of the Original Borrower, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate if, in relation to paragraphs (i) to (iv) and (ix) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (unless such person is already subject to professional confidentiality requirements which are no less stringent than those which are set out in a Confidentiality Undertaking) and provided that it shall itself ensure that all such information is kept confidential and is protected with security measures and a degree of care that would apply to its own confidential information.

(T)If a Finance Party is required to make any disclosure in accordance with paragraph (A)(vii) above, it shall promptly notify the Original Borrower upon becoming aware of that requirement, save that there shall be no requirement to notify (1) where prohibited under law or regulation, (2) where prohibited under the applicable rules relating to the relevant procedure or situation described in paragraph (A)(vii), or (3) where notification would prejudice the position of the Finance Party under the relevant procedure or situation described in paragraph (A)(vii).
(U)Nothing in any Finance Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU (DAC6).
30.8Security over Lenders' rights
In addition to the other rights provided to Lenders under this clause 30, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(V)any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(W)in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

1.1Pro rata interest settlement
(A)If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to clause 30.5 (Procedure for transfer) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(a)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(b)the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 30.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.
(B)In this clause 30.9 (Pro rata interest settlement) references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.
(C)An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 30.9 (Pro rata interest settlement) but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

31.Changes to the Obligors
31.1Assignments and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
31.2Additional Borrowers
(A)Subject to compliance with the provisions of paragraphs (C) and (D) of clause 24.12 ("Know your customer" and "customer due diligence" requirements), the Original Borrower may request that any subsidiary of KEL becomes an Additional Borrower. That subsidiary shall become an Additional Borrower if:
(i)the Majority Lenders (or, if that Additional Borrower is incorporated in a jurisdiction in which no other Borrower is incorporated, all the Lenders) approve the addition of that subsidiary;
(ii)the Additional Borrower is, or simultaneously becomes, a Guarantor;
(iii)the Original Borrower delivers to the Facility Agent a duly completed and executed Accession Letter;
(iv)the Original Borrower confirms that no Default is continuing or would occur as a result of that subsidiary becoming an Additional Borrower; and
(v)the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.
(B)The Facility Agent shall notify the Original Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).
(C)In the event that an Additional Borrower becomes a party to this Agreement:
(i)the Original Borrower, on behalf of all Obligors; and
(ii)the Facility Agent on behalf of all Finance Parties,

are hereby authorised to effect all amendments required to be made to the Finance Documents to which they are party to reflect the fact that such Additional Borrower has become a party to the Agreement.
31.3Resignation of a Borrower
(D)The Original Borrower may request that any Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.
(E)The Facility Agent shall accept a Resignation Letter and notify the Original Borrower and the Lenders of its acceptance if:
(i)no Default is continuing or would result from the acceptance of the Resignation Letter (and the Original Borrower has confirmed this is the case); and
(ii)the relevant Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.
31.4Additional Guarantor
(F)Subject to compliance with the provisions of paragraphs (C) and (D) of clause 24.12 ("Know your customer" and "customer due diligence" requirements), a Borrower may request that any of its subsidiaries becomes an Additional Guarantor. That subsidiary shall become an Additional Guarantor if:
(i)the relevant Borrower delivers to the Facility Agent an Accession Letter duly completed and executed by that Additional Guarantor and the relevant Borrower; and
(ii)the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.
(G)The Facility Agent shall notify the Original Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

31.5Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.
32.Role of the Agents and the Arrangers
32.1Appointment of the Agents
(A)Each other Finance Party (other than the relevant Agent) appoints each Agent to act in that capacity under and in connection with the Finance Documents.
(B)Each other Finance Party authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
32.2Duties of the Facility Agent
(C)The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(D)Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(E)If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(F)If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to an Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.
(G)The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

32.3Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.
32.4No fiduciary duties
(H)Except as specifically provided in the Finance Documents, nothing in this Agreement constitutes an Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.
(I)No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
32.5Business with the Group
Each Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
32.6Rights and discretions of Agents
(J)Each Agent may rely on:
(i)any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(K)Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under clause 29.1 (Non-payment));
(ii)any right, power, authority or discretion vested in any Party or the Lenders (or any consistent majority of Lenders) has not been exercised; and

(iii)any notice or request made by an Obligor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(L)Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(M)Each Agent may act in relation to the Finance Documents through its personnel and agents.
(N)Each Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(O)Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
32.7Lenders' instructions
(P)Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by
(i)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;
(ii)the Supermajority Lenders if the relevant Finance Document stipulates the matter is a Supermajority Lender decision; and
(iii)in all other cases, the Majority Lenders,
in each case, in accordance with this Agreement and the Intercreditor Agreement (or, if so instructed, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instructions.
(Q)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.
(R)Each Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders in accordance with this Agreement and the Intercreditor Agreement until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(S)In the absence of instructions in accordance with this Agreement and the Intercreditor Agreement each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(T)Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
(U)Each Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
32.8Responsibility for documentation
No Agent nor any Mandated Lead Arranger:
(V)is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Final Information Memorandum; or
(W)is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
32.9No duty to monitor
No Agent shall be bound to enquire:

(X)whether or not any Default has occurred;
(Y)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(Z)whether any other event specified in any Finance Document has occurred.
32.10Exclusion of liability
(AA)Without limiting paragraph (B) below (and without prejudice to the provisions of paragraph (E) of clause 34.9 (Disruption to Payment Systems etc.), no Agent shall be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(AB)No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of that Agent in respect of any claim it might have against it or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the relevant Agent may rely on this clause.
(AC)An Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.
32.11Lenders' indemnity to the Agents
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, in relation to any FATCA-related liability, for negligence or any other category of liability whatsoever) incurred by it (otherwise than by reason of the relevant Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 34.9 (Disruption to Payment Systems etc.) notwithstanding the relevant Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the relevant Agent) in acting as an Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document).

32.12Resignation of an Agent
(AD)An Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Original Borrower.
(AE)Alternatively, an Agent may resign by giving notice to the other Finance Parties and the Original Borrower, in which case the Majority Lenders may appoint a successor Agent.
(AF)If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (B) above within 30 days after notice of resignation was given, the relevant Agent may (with the prior written consent of the Original Borrower) appoint a successor Agent (acting through an office in the United Kingdom).
(AG)A retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. This obligation shall not apply in the event the Agent is required to resign pursuant to paragraph (G) below.
(AH)An Agent's resignation notice shall only take effect upon the appointment of a successor.
(AI)Upon the appointment of a successor, a retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of clause 17.3 (Indemnity to the Agents) and this clause 32. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(AJ)After consultation with the Original Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (B) above.
(AK)The Facility Agent shall resign in accordance with paragraph (B) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (C) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:
(i)the Facility Agent fails to respond to a request under clause 13.5 (FATCA Information) and the Original Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Facility Agent pursuant to clause 13.5 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Facility Agent notifies the Original Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Original Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Original Borrower or that Lender, by notice to the Facility Agent, requires it to resign.
32.13Replacement of Administrative Parties
(AL)If:
(i)in relation to the Facility Agent, the Security Agent or an LC Issuing Bank (or their respective holding companies), clause 29.6 (Insolvency) or clause 29.7 (Insolvency proceedings) (disregarding paragraph (B) of that clause) applies or has occurred; or
(ii)if the Facility Agent, the Security Agent or an LC Issuing Bank or any of their Affiliates repudiates its obligations under the Facility or (in its capacity as Lender) becomes a Non-Funding Lender,
The Original Borrower shall be entitled to request that the Majority Lenders appoint within 10 Business Days either a co-Agent or additional LC Issuing Bank or a replacement Agent or replacement LC Issuing Bank from one of their number or (subject to reasonable consultation with the Original Borrower), from outside the Lender group.
(AM)The Facility Agent, the Security Agent or any LC Issuing Bank to which either of the circumstances described in (A)(i) or (A)(ii) above applies (an "Affected Administrative Party") shall cease to be entitled to fees in respect of its role upon becoming an Affected Administrative Party.
(AN)Each Affected Administrative Party shall provide all assistance and documentation reasonably required to the Original Borrower and the other

Lenders to enable the uninterrupted administration of the Facility. This shall include, where the Affected Administrative Party is the Facility Agent, the provision to the Original Borrower on request and in any event, within five Business Days, of an up to date list of participants in the Facility including names and contact details.
32.14Confidentiality
(AO)In acting as agent for the Finance Parties, an Agent shall be regarded as acting through its agency division or, in the case of the Technical and Modelling Bank, through the relevant division performing the role which shall be treated as a separate entity from any other of its divisions or departments.
(AP)If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.
32.15Facility Agent relationship with the Lenders
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
32.16Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(AQ)the financial condition, status and nature of the Guarantor and each member of the Group;
(AR)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(AS)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(AT)the adequacy, accuracy and/or completeness of the Final Information Memorandum and any other information provided by the Agents, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
32.17Deductions from amounts payable by Agents
If any Party owes an amount to an Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amounts so deducted.
32.18Accession to the KEFI Intercreditor Agreement
(AU)Each Finance Party and each Obligor agrees that any collateral agent, trustee or other representative of the HY Noteholders may enter into and accede to the KEFI Intercreditor Agreement, the KEL Guarantee and the Charge over Shares in KEH for and on behalf of itself and each HY Noteholder without the requirement for any consent or approvals from the Finance Parties or the Obligors (or any of them). Such accession shall confer upon the HY Noteholders all of the rights and privileges set out in the relevant agreement. The Original Borrower may by five Business Days written notice (the "Amendment Notice Period") to the Facility Agent request that such amendments and/or additions be made to the KEFI Intercreditor Agreement as any collateral agent, trustee or other representative of the HY Noteholders (whether appointed at that time or not) may reasonably require (the "HY Noteholder Trustee Amendments"). During the Amendment Notice Period, either:
(i)the Security Agent shall enter into any agreement effecting the HY Noteholder Trustee Amendments, on the instructions of the Majority Lenders; or

(ii)the Facility Agent shall notify the Original Borrower in writing of any determination by the Majority Lenders that the HY Noteholder Trustee Amendments would materially and adversely prejudice their interests.
(AV)If, on the instructions of the Majority Lenders, the Facility Agent is required to make the notification described in paragraph (ii) above, the Facility Agent shall promptly contact the Original Borrower in writing, setting out in reasonable detail the basis and reasons for that decision and the changes which the Majority Lenders (acting reasonably) would require for the Security Agent to enter into the KEFI Intercreditor Agreement with the HY Noteholder Trustee Amendments incorporated. If such changes are made, then the Security Agent will be deemed to have been instructed by the Majority Lenders promptly to enter into any agreement effecting the HY Noteholder Amendments, together with the changes required by the Majority Lenders.
32.19Execution of the KEFI Intercreditor Agreement
The Security Agent is irrevocably authorised for and on behalf of each Finance Party and the Original Borrower is irrevocably authorised for and on behalf of each Obligor to enter into the KEFI Intercreditor Agreement in a form as substantially approved by the Majority Lenders and to enter into any agreements amending or adding to the KEFI Intercreditor Agreement when approved pursuant to clause 32.18 (Accession to the KEFI Intercreditor Agreement) above, and each Finance Party and each Obligor shall be bound by the terms of each such agreements when executed by the Security Agent and by the Original Borrower respectively, including any terms which impose obligations upon the Finance Parties or the Obligors.
32.20Amendment of the KEFI Intercreditor Agreement
The Security Agent is irrevocably authorised for and on behalf of each Finance Party and the Original Borrower is irrevocably authorised for and on behalf of each Obligor to enter into any agreement amending the KEFI Intercreditor Agreement for the purpose of effecting any amendment as referred to in clause 32.18 (Accession to the KEFI Intercreditor Agreement) above, and each Finance Party and each Obligor shall be bound by the terms of any such amendment.
33.Consultants
33.1Reserves Consultant
The Original Borrower and the Finance Parties hereby confirm the appointment of RSC Group, Inc. as Reserves Consultant upon the terms and conditions set out in the Reserves Consultant Appointment Letter and the Reserves Consultant Reliance Letter.

33.2Terms of appointment of Consultants
Each Party acknowledges that each of the Consultants has been appointed to act as consultant and adviser to the Finance Parties in relation to technical matters relating to the Project within its own sphere of competence. Each Finance Party acknowledges that each of the Consultants (and each replacement Consultant appointed pursuant to clause 33.3 (Termination and replacement)) may also act as consultant and adviser to other Parties in relation to the Project. The fees and other terms of those appointments are set out in the appointment letters between the Consultants and the Original Borrower, copies of which have been given to, and consented to by, the Lenders. The Facility Agent may, acting reasonably and consistently with the agreed scope of work for the relevant Consultant, request it to provide advice or services in relation to the Project.
33.3Termination and replacement
The Facility Agent may, if it has reasonable grounds to do so and (unless an Event of Default has occurred and is continuing) has first consulted with the Original Borrower, at any time terminate the appointment of a Consultant if it considers it necessary or appropriate to do so, and shall promptly give notice of any such termination to the Original Borrower. If the Facility Agent terminates the appointment of any Consultant it may appoint as a replacement Consultant any person approved (which approval shall include the identity of the replacement, the terms of appointment and approval of the fees and expenses to be payable to that person) for this purpose by the Original Borrower (which approval may not be unreasonably withheld or delayed or required while an Event of Default is continuing). The terms of any such appointment shall be set out in an appointment letter between such replacement Consultant (or additional consultant as appropriate) and the Original Borrower.

PART 12
ADMINISTRATION, COSTS AND EXPENSES
34.Payment Mechanics
34.1Payments to the Facility Agent
(A)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than any Hedging Agreement), that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(B)Payment shall be made to such account in London (or, as the case may be, Paris or New York) as the Facility Agent specifies.
34.2Distributions by the Facility Agent
Subject to the terms of the Intercreditor Agreement, each payment received by the Facility Agent under the Finance Documents for another Party shall be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in London (or, as the case may be, Paris or New York).
34.3Clawback
(C)Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(D)If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

34.4Partial Payments
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in accordance with the Cash Waterfall. This clause will override any appropriation made by an Obligor.
34.5No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
34.6Business Days
(E)Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(F)During any extension of the due date for payment of any principal or Unpaid Sum under the Finance Documents, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
34.7Currency of account
(G)Subject to paragraphs (B) to (E) below, the base currency is the currency of account and payment for any sum due from an Obligor under any Finance Document and is the US Dollar ("Base Currency").
(H)A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.
(I)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(J)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(K)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
34.8Change of currency
(L)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent acting reasonably (after consultation with the Original Borrower); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(M)If a change in any currency of a country occurs, the Parties will enter negotiations in good faith with a view to agreeing any amendments which may be necessary to this Agreement to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.
34.9Disruption to Payment Systems etc.
If either the Facility Agent determines (acting reasonably) that a Disruption Event has occurred or the Facility Agent is notified by the Original Borrower that a Disruption Event has occurred:
(N)the Facility Agent may, and shall if requested to do so by the Original Borrower, consult with the Original Borrower with a view to agreeing with the Original Borrower such changes to the operation or administration of the Facility (including, without limitation, changes to the timing and mechanics of payments due under the Finance Documents) as the Facility Agent may deem necessary in the circumstances;
(O)the Facility Agent shall not be obliged to consult with the Original Borrower in relation to any changes mentioned in paragraph (A) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(P)the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (A) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(Q)any such changes agreed upon by the Facility Agent and the Original Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 42 (Amendments and Waivers);
(R)the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause; and
(S)the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (D) above.
35.Set-Off
Subject to the terms of the Intercreditor Agreement and without prejudice to the rights of the Finance Parties at law, at any time after an Event of Default has occurred and which is continuing, a Finance Party (other than a Non-Funding Lender) may, on giving notice to the relevant Obligor, set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
36.Costs and Expenses
36.1Transaction expenses
the Original Borrower shall within fifteen Business Days of demand, pay the Facility Agent and each Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:
(A)the negotiation, preparation, printing, and execution of:
(i)this Agreement and any other documents referred to in this Agreement; and

(ii)any other Finance Documents executed after the date of this Agreement;
(B)the appointments of the Consultants.
36.2Amendment costs
If:
(C)an Obligor requests an amendment, waiver or consent; or
(D)an amendment is required pursuant to clause 34.8 (Change of currency), the Original Borrower shall, within fifteen Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.
36.3Enforcement costs
The Original Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement or attempted enforcement of, or the preservation of any rights under, any Finance Document.
37.Notices
37.1Communications in writing
Subject to clause 37.5 (Electronic communication), any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
37.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(A)in the case of the Obligors, that identified with its name below;
(B)in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(C)in the case of an Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.
Contact details of the Obligors:

To: P.O. Box 32322 4th Floor Century Yard Cricket Square Elgin Avenue George Town Grand Cayman KY1 – 1209 Cayman Islands Fax: +1 345 946 4090 Attention: Andrew Johnson	Copy: c/o Kosmos Energy LLC 8176 Park Lane Suite 500 Dallas Texas 75231 USA Fax: +1 214 445 9705 Attention: Jason Doughty

Contact details of the Facility Agent:

Name:    Standard Chartered Bank – Loans Agency
Email:    lisa.richardson@sc.com; emma.hattersley@sc.com; loansagencyuk@sc.com
Address:    1 Basinghall Avenue, London, EC2V 5DD
Attention:    Lisa Richardson, Emma Hattersley

Contact details of the Security Agent:

Name:    Crédit Agricole Corporate and Investment Bank
Address:     12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France
Fax:     +33 1 41 89 10 50
Email:     christine.menage@ca-cib.com; mihaela.milas@ca-cib.com; guillaume.granjoux@ca-cib.com
Attention:     Christine Menage/ Mihaela Milas/ Guillaume Granjoux

Contact details of the Intercreditor Agent:

Name:    Crédit Agricole Corporate and Investment Bank
Address:     12 place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France
Fax:     +33 1 41 89 10 50
Email:     christine.menage@ca-cib.com; mihaela.milas@ca-cib.com; guillaume.granjoux@ca-cib.com
Attention:     Christine Menage/ Mihaela Milas/ Guillaume Granjoux

    Contact details of the Technical Bank:

Name: Societe Generale, London Branch Address: One Bank Street, Canary Wharf, London, E14 4SG, United Kingdom Attention: Mark Bromfield
Name:    The Standard Bank of South Africa c/o
The Standard Bank of South Africa Limited, Isle of Man Branch
Address:    Standard Bank House, One Circular Road
Douglas, Isle of Man
Attention:    Neil Fairnie
Name:    Crédit Agricole Corporate and Investment Bank
Address:    12, Place des Etats-Unis - CS 70052 - 92547 Montrouge Cedex, France
Attention:    Hervé Henrion

Contact details of the Modelling Bank:

Address: One Bank Street, Canary Wharf, London, E14 4SG, United Kingdom Attention: Mark Bromfield
37.3Delivery
(D)Subject to clause 37.5 (Electronic communication), any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or

(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 37.2 (Addresses), if addressed to that department or officer.
(E)Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent's signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).
(F)All notices from or to an Obligor shall be sent through the Facility Agent.
(G)Any communication or document made or delivered to the Original Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.
37.4Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 37.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.
37.5Electronic communication
(H)Any communication to be made between the Facility Agent and a Lender or the Facility Agent and the Original Borrower under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender or the Facility Agent and the Original Borrower:
(i)agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)notify each other of any change to their address or any other such information supplied by them.

(I)Any electronic communication made between the Facility Agent and a Lender or the Facility Agent and the Original Borrower will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or by the Original Borrower to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.
37.6English language
(J)Any notice given under or in connection with any Finance Document must be in English.
(K)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by either the Facility Agent or the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
38.Calculations and Certificates
38.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
38.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.
38.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

39.Disclosure to numbering service providers
(A)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)the names of the Facility Agent and Mandated Lead Arrangers;
(vi)date of each amendment and restatement of this Agreement;
(vii)amount of Total Commitments;
(viii)currencies of the Facility;
(ix)type of Facility;
(x)ranking of Facility;
(xi)the Final Maturity Date;
(xii)changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and
(xiii)such other information agreed between such Finance Party and the Original Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(B)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(C)KEFI represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (A) above is, nor will at any time be, unpublished price-sensitive information.
(D)The Facility Agent shall notify KEFI and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
40.Partial Invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
41.Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
42.Amendments and Waivers
42.1Required consents
(A)Subject to clause 42.2 (Exceptions) and to paragraph (D) below, any term of the Finance Documents (other than a waiver of a Condition Precedent or a Condition Subsequent, which shall be made pursuant to clause 2.3 (Waivers of Conditions Precedent) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(B)The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

(C)Paragraph (C) of clause 30.9 (Pro rata interest settlement) shall apply to this clause 42.
(D)Notwithstanding the terms of this clause 42, in relation to an amendment, variation or waiver of the terms of the Intercreditor Agreement or the Security Documents, the terms of the Intercreditor Agreement shall prevail.
42.2Exceptions
(E)Subject to clause 42.4 (Changes to reference rates) the following may not be effected without the consent of all the Lenders.
(i)amending the definition of "Majority Lenders" or “Supermajority Lenders";
(ii)amending, varying or waiving clause 4 (Finance Parties' Rights and Obligations) and/or any other term of any Finance Document which relates to the rights and/or obligations of each Finance Party being several;
(iii)varying the date for, or altering the amount or currency of, any payment to Lenders under the Finance Documents;
(iv)increasing or extending the Commitment of a Lender;
(v)amending varying or waiving a term of any Finance Document which expressly requires the consent of all the Lenders;
(vi)amending, varying or waiving this clause 42 (Amendments and Waivers);
(vii)any release of Security Interests granted pursuant to any Security Document or amendment, waiver or variation of the obligations of any Obligor pursuant to clause 25.1 (Guarantee and indemnity). Nothing in this clause (vii) shall require any consent to be obtained for any release of Security Interests, Security Documents (including but not limited to under releases made pursuant to clause 28.8(C)) or obligations of any Obligor pursuant to clause 25.1 (Guarantee and indemnity), which are permitted by clause 28.32 (IPO Reorganisation); or
(viii)amending, varying or waiving clause 26.18 (Sanctions), clause 26.19 (Anti-corruption law) or clause 28.38 (Anti-corruption law).

(F)An amendment to clause 28.35 (HY Notes Maturity Date) may not be effected without the consent of the Supermajority Lenders.
(G)An amendment of clause 19.6 (Calculation of Borrowing Base Amount) to reduce the figure of 1.4 or the figure of 1.15 or 1.35 (as applicable) may not be effected without the consent of the Majority Lenders.
(H)An amendment or waiver which relates to the rights or obligations of an Agent, an LC Issuing Bank or an Account Bank may not be effected without the consent of that Agent, LC Issuing Bank or that Account Bank.
(I)Any release of Security Interests granted pursuant to any Security Document, an amendment or waiver which relates to clause 21.2 (Withdrawals – No Default Outstanding), clause 25 (Guarantee and Indemnity) and the rights or obligations of a Hedging Counterparty, in each case, may not be effected without the consent of the relevant Hedging Counterparty.
(J)(i)    If a Lender becomes a Non-Funding Lender that Lender's Commitment shall not be included for the purposes of calculating Total Commitments under the Facility when ascertaining whether a certain percentage of Total Commitments has been obtained to approve any requested amendment, waiver, consent or approval.
(ii)    If a Lender does not accept or reject a request for an amendment, waiver, consent or approval within fifteen Business Days (or such longer period as the Original Borrower may specify) of such request being made, that Lender shall be deemed to have granted its consent to the requested amendment, waiver, consent or approval. Promptly upon the expiration of such fifteen Business Day period or such longer period as the Original Borrower may have specified (as the case may be), and in any event within two Business Days of the expiration of such period, the Facility Agent shall notify the Original Borrower and the Lenders whether the requested amendment, waiver, consent or approval has been approved or given in accordance with the terms of this Agreement.
42.3Disenfranchisement of Shareholder Affiliates
Notwithstanding any other provisions of this Agreement, for so long as a Shareholder Affiliate is a Lender and/or to the extent that a Shareholder Affiliate beneficially owns a Commitment or has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, such Shareholder Affiliate shall not be entitled to exercise any rights to vote as Lender in respect of any matters requiring decision by the Lenders under the terms of this Agreement or any of the Finance Documents. Each such Shareholder Affiliate acknowledges and agrees that:
(K)in the event that a matter requires decision by one or more Lenders under this Agreement or any of the Finance Documents,
(i)the Commitment of such Shareholder Affiliate and any associated participation of such Shareholder Affiliate in a Loan shall be deemed to be zero; and
(ii)such Shareholder Affiliate shall be deemed not to be a Lender;
(L)in relation to any meeting or conference call to which all or any number of Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agree, be entitled to receive the agenda or any minutes of the same; and
(M)it shall not, unless the Facility Agent otherwise agree, be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.
42.4Changes to reference rates
Subject to clause 42.2(D), if a Published Rate Replacement Event has occurred, any amendment or waiver which relates to:
(N)providing for the use of a Replacement Reference Rate; and
(O)
(i)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(ii)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(iii)implementing market conventions applicable to that Replacement Reference Rate;

(iv)providing for appropriate fallback (and market disruption provisions) for that Replacement Reference Rate; or
(v)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Original Borrower
43.Counterparts
(A)This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.
(B)Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

PART 13
GOVERNING LAW AND ENFORCEMENT
44.Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
45.Jurisdiction
45.1Arbitration
All disputes arising out of or in connection with this Agreement including its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim) between one or several of the Finance Parties on the one hand and one or several Obligors on the other hand (a "Dispute") shall be referred to arbitration and finally settled on the following terms:
(A)the arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") (the "Rules"), which Rules are deemed to be incorporated by reference into this clause;
(B)the seat of the arbitration shall be London;
(C)the language of the arbitration shall be English;
(D)there shall be three arbitrators; and
(E)the arbitration agreement in this clause 45.1 and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
45.2Consolidation and joinder of Disputes
In this clause:
"Consolidation Order" means an order by a tribunal that a Primary Arbitration and Later Arbitration be resolved in the same arbitral proceedings.
"Joinder Order" means an order by a tribunal that a party to this Agreement may be joined to an arbitration that it was not previously a party to.

"Primary Arbitration" means, where there is more than one arbitration commenced under this Agreement, the arbitration first commenced (to be conclusively determined by the ICC Court in the event of a dispute).
"Later Arbitration" means, where there is more than one arbitration commenced under this Agreement, any arbitration other than the Primary Arbitration.
45.3Joinder
(F)Each party consents to be joined as a party to an arbitration commenced under this Agreement on the terms provided by paragraphs (B) and (C) below. Each party consents to the joinder of any party to this Agreement to an arbitration under this Agreement on the terms provided by paragraphs (B) and (C) below.
(G)Within 30 days from the date on which a Request for Arbitration (as defined in Article 4 of the Rules) is served on all parties to the Request for Arbitration (the "Initial Joinder Period"), any party to the arbitration may effect joinder by serving notice on any party to this Agreement whom it seeks to join, copying the other parties to the Request for Arbitration. The joined party will become a claimant or respondent party (to be finally determined by the ICC Court in the event of a dispute) to the arbitration and participate in the arbitrator appointment process in clause 45.5 (Appointment of arbitrators).
(H)After the Initial Joinder Period has ended, any party to the Request for Arbitration may submit a request for arbitration against the additional party (the "Request for Joinder") to the Secretariat and promptly notify all parties to the Request for Arbitration and the party it seeks to join of that application. On hearing such application, the tribunal may, if it considers appropriate, make a Joinder Order. Notice of such Joinder Order must be given to all parties to the Request for Arbitration, the joined party and the Secretariat.
45.4Consolidation
(I)Any party to either a Primary Arbitration or one or more Later Arbitration(s) may apply to the ICC Court for a Consolidation Order in relation to any Later Arbitration(s). That party must also send such applications to all parties to the Primary Arbitration and the Later Arbitration. The relevant provisions of the Rules shall apply.
(J)Each party to this Agreement waives any objection, on the basis of joinder, a Joinder Order or a Consolidation Order, to the validity and/or enforcement of any arbitral award made by a tribunal following any joinder, Joinder Order or Consolidation Order and such award shall be binding whether or not the parties to this Agreement participate in the arbitration. For the avoidance of doubt, this includes a waiver of any objection that the joinder, Joinder Order or Consolidation Order has resulted in a party to this Agreement being deprived of any right to participate in the nomination of the arbitrators.
45.5Appointment of arbitrators
The tribunal shall be three arbitrators selected as follows:
(K)if there are two parties to the arbitration, and neither party has exercised the right to joinder within the Initial Joinder Period, each party to the arbitration will nominate one arbitrator within 20 days after the end of the Initial Joinder Period. The two arbitrators so nominated shall jointly nominate a third arbitrator who shall act as presiding arbitrator within 30 days of the appointment of the second arbitrator. If an arbitrator is not nominated within the time prescribed above, the appointment shall, at the request of either party to the arbitration, be made by the ICC Court;
(L)if there are more than two parties to the arbitration, or at least one of the parties has exercised the right to joinder within the Initial Joinder Period, the claimant(s) will jointly nominate one arbitrator and the respondent(s) will jointly nominate one arbitrator, both within 30 days after the end of the Initial Joinder Period. The two arbitrators so nominated shall jointly nominate a third arbitrator who shall act as presiding arbitrator within 30 days of the appointment of the second arbitrator. If an arbitrator is not nominated within the time prescribed above, the appointment shall, at the request of either party to the arbitration, be made by the ICC Court. Any existing nomination or confirmation of the arbitrator chosen by the party or parties on the other side of the proposed arbitration shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the Rules;
(M)each Finance Party agrees that the Facility Agent, acting on the instructions of the Majority Lenders, shall exercise the right of appointment of an arbitrator for the Finance Parties where more than one Finance Party is party to the Dispute; and
(N)each party to this Agreement expressly agrees and consents to this process for nominating and appointing the arbitral tribunal and, if this clause operates to exclude a party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right it may have to do so.
45.6Confidentiality

The Parties shall keep confidential and not disclose to any non-party the existence of the arbitration or the content of the arbitral proceedings (including all awards and orders in the arbitration, as well as all materials created for the purpose of the arbitration not otherwise in the public domain), save and to the extent that a disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.
45.7Inter-bank disputes
The Finance Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement, or the subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual dispute or claim), involving one or several Finance Parties with no involvement of any Obligor.
46.Service of Process
(A)Without prejudice to any other mode of service allowed under any relevant law, each of the Obligors:
(i)irrevocably appoints KEISL of 10 Stratton Street, 6th Floor, Mayfair, London W1J 8LG (the "Process Agent") as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;
(ii)irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with any Dispute in England and Wales by service on the Process Agent (or any replacement agent appointed pursuant to paragraph (B) of this clause 46 (Service of Process); and
(iii)irrevocably agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(B)If the agent referred to in paragraph (A) of this clause 46 (or any replacement agent appointed pursuant to this paragraph (B)) at any time ceases for any reason to act as such, as the case may be, each Obligor shall as soon as reasonably practicable appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Facility Agent of the name and address of the replacement agent; failing such appointment and notification, the agent referred to in paragraph (A) of this clause 46 (or any replacement agent appointed pursuant to this paragraph (B)) shall continue to be authorised to act as agent for service of process in relation to any proceedings before the English courts on behalf of the relevant Obligor and service of process on that agent shall constitute good service.
(C)Any document addressed in accordance with paragraph (A) shall be deemed to have been duly served if:
(i)left at the specified address, when it is left; or
(ii)sent by first class post, two clear Business Days after posting.
(D)For the purposes of this clause 46, "Service Document" means a writ, summons, order, judgment or other document relating to or in connection with any Dispute. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.
47.Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(A)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
(B)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
48.Acknowledgement regarding any Supported QFCS
To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regime") in respect of such Supported QFC and QFC Credit Support:
(A)In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States.
(B)As used in this clause 48, the following terms have the following meanings:
"BHC Act Affiliate" of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 United States Code 1841(k)) of such party.
"Covered Entity" means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable.
"QFC" has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D).
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Obligors
The Borrowers

Name	Jurisdiction of Incorporation	Registered Number
Kosmos Energy Finance International	Cayman Islands	253656

The Guarantors

Name	Jurisdiction of Incorporation	Registered Number
Kosmos Energy Operating	Cayman Islands	231417
Kosmos Energy International	Cayman Islands	218274
Kosmos Energy Development	Cayman Islands	225879
Kosmos Energy Finance International	Cayman Islands	253656
Kosmos Energy Ghana HC	Cayman Islands	135710
Kosmos Energy Equatorial Guinea	Cayman Islands	269135
Kosmos Equatorial Guinea, Inc.	Cayman Islands	344326
Kosmos International Petroleum, Inc.	Cayman Islands	344316

Schedule 2
The Original Lenders

Original Lender	Commitment (USD)
ABSA Bank Limited (acting through its corporate and investment banking division)	100,000,000
Bank of America N.A.	50,000,000
Barclays Bank PLC	50,000,000
Crédit Agricole Corporate and Investment Bank	162,343,000
Deutsche Bank AG, Amsterdam Branch	25,000,000
Ecobank Ghana PLC	20,000,000
ING Belgium SA/NV	140,000,000
Natixis	100,000,000
N.B.S.A. Limited	113,906,000
SMBC Bank International Plc	60,000,000
Société Générale, London Branch	160,000,000
Standard Chartered Bank	68,751,000
MUFG Bank, Ltd.	50,000,000
The Standard Bank of South Africa Limited, Isle of Man Branch	150,000,000

Schedule 3
Conditions Precedent
Part I
Conditions Precedent To first Utilisation
1.    Provision of each of the following Finance Documents, duly executed by each of the parties to them (subject, in the case of the relevant Security Document, to the Lenders having agreed to the requirements of subordination in relation to any Security created in respect of a Project Agreement):
(i)    this Agreement;
(ii)    any Intercompany Loan Agreement;
(iii)    the KEG Offshore Project Accounts Agreement;
(iv)    the Borrower Offshore Project Accounts Agreement;
(v)    the KEG Onshore Project Accounts Agreement;
(vi)    the Intercreditor Agreement;
(vii)    the Charge over Shares in the Original Borrower;
(viii)    the Charge over Shares in KEO;
(ix)    the Charge over Shares in KEG;
(x)    the Charge over Shares in KED;
(xi)    the Charge over Shares in KEI;
(xii)    the Borrower Offshore Security Assignment;
(xiii)    the KEO Offshore Security Assignment;
(xiv)    the KEI Offshore Security Assignment;
(xv)    the KED Offshore Security Assignment;
(xvi)    the KEG Offshore Security Assignment;

(xii)    the KEG Onshore Security Assignment;
(xiii)    the KEI and KEO Offshore Security Assignment;
(xix)    the Facility Agent Fee Letter;
(xx)    the front end and underwriting Fee Letter;
(xxi)    the Technical Bank Fee Letters;
(xxii)    the Modelling Bank Fee Letters;
(xxiii)    the Security Agent Fee Letter;
(xxiv)    the Documentation Bank Fee Letter; and
(xxv)    the BNP Paribas LC Issuing Fee Letter.
2.    Provision of certified copies of each Obligor's constitutional documents and corporate resolutions authorising entry into and performance of the Finance Documents to which they are a party and certification as to solvency.
3.    Receipt by the Facility Agent of appropriate legal opinions from Clifford Chance LLP, Walkers, Fugar & Company, Maples & Calder, Thompson & Knight and Bentsi-Enchill, Letsa & Ankomah.
4.    Final Reports and/or letters issued by the Consultants (provided that there is only an obligation to provide an executive summary of the Final Report from the Technical Consultant as a condition precedent to first Utilisation).
5.    Provision of a certificate from the Original Borrower that all Required Approvals on the date of the proposed utilisation have been obtained (including a schedule of all such Required Approvals).
6.    Provision of a certificate in the agreed form certifying that complete copies of the following Project Agreements, including all amendments in relation thereto, have been delivered to the Agents under the Existing Finance Documents pursuant to the terms of the CTA (as defined in the Definitions Agreement):
(i)    the DWT PA;
(ii)    the DWT JOA;
(iii)    the WCTP PA; and

(iv)    the WCTP JOA,
together with certified copies of all other Project Agreements not referred to in paragraphs (i) to (iv) (inclusive) above (including, for the avoidance of doubt and without limitation, those documents listed under paragraphs (C), (D) and (E) of the definition of Project Agreements).
7.    An audit of the Model prepared by the Model Auditor.
8.    All share charges are entered into pursuant to condition precedent 1 above are perfected and fully valid and, where applicable (by adopting a consistent approach as was adopted for the Existing Finance Documents): (a) share certificates and blank stock transfer forms are delivered to the Security Agent; (b) certified copy registers of members are delivered to the Security Agent in relation to companies whose shares have been pledged; and (c) letter of undertaking from the Company whose shares are being charged.
9.    Each Obligor (save for the Original Borrower and KEO) shall provide a certified copy of its most recent audited accounts, if any, and KEO shall provide a copy of the Form S-1 filed by Kosmos Energy Ltd. with the United States Securities and Exchange Commission on 23 March 2011, which includes the most recent audited consolidated accounts of the Group.
10.    The Schedule of Insurances.
11.    The following documents for release of the Security Interests (as defined in the Existing Finance Documents) created by under the Existing Finance Documents, in the form agreed by the Security Trustee (as defined in the Existing Finance Documents):
•deed of release between KEH, KEO, KEI, KED and BNP PARIBAS, as security trustee, releasing the security created by the existing charges over shares;
•deed of release between KED, Kosmos Energy Finance, KEG and KEO and BNP Paribas, as security trustee, releasing the security created by the existing debentures;
•deed of release between KEI, KEO and BNP Paribas, as security trustee, releasing the secured property under the existing security assignment.

Part II
Conditions Precedent Required to be Delivered by an Additional Obligor
1.    Provision of an Accession Letter, duly executed by the Additional Obligor and the Original Borrower.
2.    Provision of a Deed of Subordination in respect of any Financial Indebtedness of such Additional Obligor and a deed, duly signed on behalf of the Additional Obligor and each other Obligor and KEH, substantially in the form of the Deed of Acknowledgment and Release.
3.    Provision of certified copies of the Additional Obligor's constitutional documents and certificates of incorporation (or equivalent).
4.    A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that one or more specified persons execute the Accession Letter and any other documents and notices in connection with the Finance Documents.
5.    A specimen signature of each person authorised to execute the Accession Letter and any other documents and notices in connection with the Finance Documents.
6.    A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.
7.    A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.
8.    A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.
9.    If available, the latest audited financial statements of the Additional Obligor.
10.    Receipt by the Facility Agent of any appropriate legal opinions.
11.    If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 46 (Service of Process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.    In respect of an Additional Obligor incorporated in the United Kingdom whose shares are to be the subject of a Security Interest created or expressed to be created in favour of the Security Agent pursuant to the Security Documents (a "Charged Company"), either:
(i)    a certificate of an authorised signatory of the Original Borrower certifying that:
(A)    each member of the KEL Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and
(B)    no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company which, in the case of a Charged Company that is a member of the KEL Group, is certified by an authorised signatory of the Original Borrower to be correct, complete and not amended or superseded as at a date no earlier than the date of the Accession Letter; or
(ii)    a certificate of an authorised signatory of the Original Borrower certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

Schedule 4
Utilisation Requests
Part I
Loans
From:    [●] (the "Borrower")
To:    STANDARD CHARTERED BANK (the "Facility Agent")
Dated:
Dear Sirs
Kosmos Energy Finance International – Facility Agreement
dated [●] (as amended or as amended and restate from time to time) (the "Agreement")
1.    We refer to the Agreement. This is a Utilisation Request in respect of a Utilisation under the Facility. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.    We wish to borrow a Loan under the Facility on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	[●] or, if less, the Total Available Facility Amount
Amount attributable to Interest payments	[●]
Interest Period:	[●]
3.    We hereby certify that on the proposed Utilisation Date:
(a)    no Default or Event of Default is continuing or will result from the proposed Loan;
(b)    the Loan is expected to be applied in payment of amounts subject to and in accordance with the Cash Waterfall within 90 days of the Utilisation Date or are otherwise required for the Obligors to comply with clause 20.1 (Project Accounts) of the Agreement;
(d)    the aggregate principal amount outstanding under the Facility does not exceed the Borrowing Base Amount and the making of the Utilisation would not result in the aggregate principal amount outstanding under the Facility exceeding the Borrowing Base Amount; and
(e)    the Repeating Representations to be made by each Obligor on the proposed Utilisation Date are, in the light of the facts and circumstances then existing, true and correct in all material respects (or, in the case of a Repeating Representation that contains a materiality concept, true and correct in all respects).
4.    The proceeds of this Loan should be credited to the [Borrower/other] Offshore Proceeds Account and to the extent an amount has been attributed to Interest payments above, such amount shall be applied towards the payment of Interest on the Facility.
5.    This Utilisation Request is irrevocable and is a Finance Document.
Yours faithfully

……………………………………
Authorised Signatory for
[Borrower]

Part II
Letters of Credit
From:    Kosmos Energy Finance International
To:    STANDARD CHARTERED BANK (the "Facility Agent")
[] (the "LC Issuing Bank")
Dated:
Dear Sirs
Kosmos Energy Finance International – Facility Agreement
dated [●] (as amended or as amended and restated from time to time)
(the "Agreement")
1.    We wish to arrange for a Letter of Credit to be issued by the LC Issuing Bank on the following terms:
Proposed Utilisation Date:    [●] (or, if that is not a Business Day, the next Business Day)
Amount:    [●] or, if less, the Total Available Facility Amount
Beneficiary:    [●]
Term or Expiry Date:    [●]
2.    We hereby certify that each condition specified in clause 7.6 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.
3.    We attach a copy of the proposed Letter of Credit.
4.    This Utilisation Request is irrevocable and is a Finance Document.
Delivery Instructions:
[specify delivery instructions]
Yours faithfully

……………………………………
Authorised Signatory for
Kosmos Energy Finance International

Schedule 5
Amortisation Schedule

Repayment Date	Repayment Instalment (USD)	Total Facility Amount (USD)
31/03/2021	0	$1,250,000,000.00
30/09/2021	0	$1,250,000,000.00
31/03/2022	0	$1,250,000,000.00
30/09/2022	0	$1,250,000,000.00
31/03/2023	0	$1,250,000,000.00
30/09/2023	0	$1,250,000,000.00
31/03/2024	$178,571,428.57	$1,071,428,571.43
30/09/2024	$178,571,428.57	$892,857,142.86
31/03/2025	$178,571,428.57	$714,285,714,29
30/09/2025	$178,571,428.57	$535,714,285.71
31/03/2026	$178,571,428.57	$357,142,857.14
30/09/2026	$178,571,428.57	$178,571,428.57
31/03/2027	$178,571,428.57	0

Schedule 6
[intentionally left blank]

Schedule 7
Form of Transfer Certificate
To:    STANDARD CHARTERED BANK as (the "Facility Agent")
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
Dear Sirs
Kosmos Energy Finance International – Facility Agreement
dated [●] (as amended or as amended and restated from time to time) (the "Agreement")
1.    We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.    We refer to clause 30.5 (Procedure for transfer):
(A)    The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with clause 30.5 (Procedure for transfer).
(B)    The proposed Transfer Date is [●].
(C)    The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) are set out in the Schedule.
3.    The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (C) of clause 30.4 (Limitation of responsibility of Existing Lenders).
4.    The New Lender confirms that it is a Qualifying Bank.
5.    This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.    This Transfer Certificate or any non-contractual obligations arising out of or in connection with it governed by English law.
Note:    The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Security Interest created or expressed to be created in favour of the Security Agent pursuant to the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Security Interest created or expressed to be created in favour of the Security Agent pursuant to the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
Commitments/rights and obligations to be transferred
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]
[Existing Lender]            [New Lender]
By:                    By:
This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].
STANDARD CHARTERED BANK
By:

Schedule 8
Form of Lender Accession Notice
To:    STANDARD CHARTERED BANK as Facility Agent
From:    [Additional Lender]
Dated:

Dear Sirs,
Kosmos Energy Finance International - Facility Agreement
dated [●] (as amended or as amended and restated from time to time) (the "Facility Agreement")
1.    We refer to the Facility Agreement. This is a Lender Accession Notice. Terms defined in the Facility Agreement have the same meaning in this Lender Accession Notice unless given a different meaning in this Lender Accession Notice.
2.    [Additional Lender] agrees:
(a)    to be bound by the terms of the Facility Agreement as a Lender pursuant to clause [3.3] (Additional Commitment) of the Facility Agreement; and
(b)    to be bound by the terms of the Intercreditor Agreement as a [Lender/ Creditor].
3.    [Additional Lender]’s Additional Commitment is USD [                      ].
4.    [Additional Lender’s] administrative details are as follows:
Account details:                        [                          ]
Facility Office Address:                    [                          ]
Telephone No.:                        [                          ]
Fax No.:                        [                          ]
Attention:                        [                          ]

5.    This Lender Accession Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
6.    This Lender Accession Notice has been delivered as a deed on the date stated at the beginning of this Lender Accession Notice.

[Additional Lender]
By:

This Lender Accession Notice is accepted by the Facility Agent and the Commitment Commencement Date is confirmed as [ ].
STANDARD CHARTERED BANK
By:

Schedule 9
Form of Accession Letter
From:    [name of subsidiary] (the "Company") and [●] (the "Borrower")
To:    STANDARD CHARTERED BANK (the "Facility Agent")
Dated:
Dear Sirs
Kosmos Energy Finance International – Facility Agreement
dated [●] (as amended or as amended and restated from time to time) (the "Agreement")
1.    We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.    The Company agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to clause [31.2 (Additional Borrowers)]/[31.4 (Additional Guarantor)] of the Agreement. The Company is a company duly incorporated under the laws of [name of relevant jurisdiction].
3.    The Company's administrative details are as follows:
Address:
Fax No:
Attention:
4.    This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
This Accession Letter is entered into by deed.

[Company]	[Borrower]

Schedule 10
Form of Resignation Letter
From:    [resigning Obligor] and Kosmos Energy Finance International
To:    STANDARD CHARTERED BANK (the "Facility Agent")
Dated:
Dear Sirs
Kosmos Energy Finance International - Facility Agreement
dated [●] (as amended or as amended and restated from time to time) (the "Agreement")
1.    We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.    Pursuant to clause [31.3 (Resignation of a Borrower)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a Borrower under the Agreement.
3.    We confirm that:
(a)    no Default is continuing or would result from the acceptance of this request; and
(b)    [●].
4.     This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[resigning Obligor]	Kosmos Energy Finance International

Schedule 11
Form of Compliance Certificate
To:    STANDARD CHARTERED BANK as Facility Agent
From:    [Obligor]
Date:
Dear Sirs
Kosmos Energy Finance International – Facility Agreement
dated [●] (as amended or as amended and restated from time to time) (the "Agreement")
1.    We refer to the Agreement. This is Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.    We confirm that as at [●], being the last occurring Forecast Date:
(A)    the Field Life Cover Ratio was [●];
(B)    the Loan Life Cover Ratio was [●];
(C)    the DCR was [●]; and
(D)    the ICR was [●],
in each case, as demonstrated by the current Forecast Assumptions.
3.    We set out below the calculations establishing the figures in paragraph 2 above:
[●]
4.    We confirm that as at [●], so far as we are aware having made diligent enquiries, no Default has occurred or is continuing.1
5.    The balance of each Debt Service Reserve Account is as follows:
[●]
1 Note: If this statement cannot be made, the certificate should identify any Default that has occurred or is continuing and the action taken, or proposed to be taken, to remedy it.

Yours faithfully

…………………………………… Authorised Signatory for [Obligor]	…………………………………… Authorised Signatory for [Obligor]

Schedule 12
Form of Letter of Credit
To:    [Beneficiary] (the "Beneficiary")
Date:
Irrevocable Standby Letter of Credit no.[●]
At the request and for the account of [●], [LC Issuing Bank] (the "LC Issuing Bank") hereby establishes in your favour this irrevocable standby letter of credit ("Letter of Credit") not exceeding the Total L/C Amount on the following terms and conditions:
1.    Definitions
In this Letter of Credit:
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.
"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.
"Expiry Date" means [●].
"Total L/C Amount" means an aggregate amount not to exceed $[●] (USD [insert amount in words] only).
2.    LC Issuing Bank's agreement
(A)    The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the LC Issuing Bank a duly completed Demand. A Demand must be received by the LC Issuing Bank by [●] p.m. (London time) on the Expiry Date. Multiple drawings are permitted.
(B)    Subject to the terms of this Letter of Credit, the LC Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it shall pay to the Beneficiary the amount demanded in that Demand.

(C)    The LC Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.
3.    Expiry
(A)    The LC Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the LC Issuing Bank as the date upon which the obligations of the LC Issuing Bank under this Letter of Credit are released.
(B)    Unless previously released under paragraph (A) above, on [●] p.m. ([London] time) on the Expiry Date the obligations of the LC Issuing Bank under this Letter of Credit will cease with no further liability on the part of the LC Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.
(C)    When the LC Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the LC Issuing Bank.
4.    Payments
All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.
5.    Delivery of Demand
Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, by registered mail or by courier on your letterhead, with the blanks appropriately completed, purportedly signed by your authorised officers bearing original handwritten signatures and must be received in legible form by the LC Issuing Bank at its address and by the particular department or officer (if any) as follows:
[●]
6.    Assignment
The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.
7.    Amendment

The Letter of Credit may be amended only by written instrument signed by the LC Issuing Bank and the Beneficiary.
8.    ISP 98
Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.
9.    Governing Law
This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.
10.    Jurisdiction
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including any non-contractual obligations arising out of or in connection with this Letter of Credit).
Yours faithfully,
[LC Issuing Bank]
By:

SCHEDULE
FORM OF DEMAND
To:    [LC Issuing Bank]
Date:
Dear Sirs
Standby Letter of Credit no. [●] issued in favour of [BENEFICIARY] (the "Letter of Credit")
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.
1.    We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].
2.    The amount specified in paragraph 1 is not in excess of the Total L/C Amount.
3.    Payment should be made to the following account:
Name:
Account Number:
Bank:
4.    The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory) (Authorised Signatory)
For
[BENEFICIARY]

Schedule 13
Form of Confidentiality Undertaking
To:    [Purchaser's details]

Re:
Kosmos Energy Finance International (the "Company") and up to USD 2 billion reserves based loan facility dated [        ] 2011 (as amended or as amended and restated from time to time) (the "Facility")
[insert date]
Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.Confidentiality Undertaking: You undertake:
(A)    to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures with a degree of care not less than that which you would apply to your own confidential information;
(B)    to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us;
(C)    to use the Confidential Information only for the Permitted Purpose;
(D)    to ensure that any person to whom you pass any Confidential Information in accordance with paragraph 2 (unless disclosed under paragraph 2(B) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and
(E)    not to make enquiries in relation to the Confidential Information of any other person, whether a third party or any member of the Group or any of their officers, directors, employees or professional advisers, save for such officers, directors, employees or professional advisers as may be expressly nominated by us for this purpose, provided that this paragraph shall not prevent or restrict you from conducting and completing all necessary and appropriate due diligence in accordance with your normal credit and underwriting approval processes and as required to be performed in order to obtain any requisite credit or underwriting approvals in relation to your possible participation in the Facility.
2.    Permitted Disclosure: We agree that you may disclose Confidential Information:
(A)    to members of the Participant Group and their officers, directors, employees, consultants and professional advisers but only to the extent necessary for the proper fulfilment of the Permitted Purpose, provided that:
(i)    such information is disclosed strictly on a need to know basis and provided that the Confidential Information may not be disclosed to any person in the Participant Group who is not working directly on matters concerning your participation in the Facility; and
(ii)    appropriate information barriers or other procedures as may be necessary are in place to ensure there can be no unauthorised disclosure of, or access to, the Confidential Information to any such person referred to in subparagraph (i) above;
(B)    (i) where required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or
(C)    with our prior written consent.
3.    Notification of Required or Unauthorised Disclosure: You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(B) (in advance where reasonable and practicable) or immediately upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.    Return of Copies: If we so request in writing, you shall return all Confidential Information supplied to you by us or any member of the Group and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed in accordance with paragraph 2(B) above.
5.    Continuing Obligations: The obligations in the preceding paragraphs of this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us, irrespective of their outcome. Notwithstanding the previous sentence, the obligations in this letter shall cease twelve months after you have returned all Confidential Information and destroyed or permanently erased all copies of Confidential Information made by you to the extent required pursuant to paragraph 4 above.
6.    No Representation; Consequences of Breach, etc: You acknowledge and agree that:
(A)    neither we nor any of our officers, employees or advisers, and no other member of the Group and none of the officers, employees or advisers of any member of the Group (each a "Relevant Person"), (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any other member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and
(B)    we and other members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you or any other person.
7.    Inside Information: You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose. As a result of being given the Confidential Information you may well become insiders and, therefore, be unable to take certain actions which you would otherwise be able to take.

8.    No Waiver; Amendments, etc: This letter shall not affect any other obligation owed by you to any member of the Group. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us and you.
9.    Nature of Undertakings: The undertakings and acknowledgements given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Group.
10.    Third party rights:
(A)    Each other member of the Group and each Relevant Person (each a "Third Party") may enforce the terms of this letter by virtue of the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act"). This paragraph 10(A) confers a benefit on each Third Party, and, subject to the remaining provisions of this paragraph 10, is intended to be enforceable by each Third Party by virtue of the Third Parties Act.
(B)    Subject to paragraph 10(A), a person who is not a party to this letter has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this letter.
(C)    Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any person to rescind or vary this letter at any time.
11.    Counterparts: This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute one and the same instrument.
12.    Governing Law and Jurisdiction: Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this letter (including the agreement constituted by your acknowledgement of its terms), is to be governed by and determined in accordance with English law, and the parties submit to the non-exclusive jurisdiction of the English courts.
13.    Definitions and Construction: In this letter (including the acknowledgement set out below):

"Confidential Information" means any and all information relating to the Company, the Group and the Facility, provided to you by us or any member of the Group or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information and information regarding all discussions and negotiations between us (including information regarding the outcome of such discussions or negotiations), but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any member of the Group or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;
"Group" means, in respect of a person, that person and that person's Holding Companies and each of their respective Subsidiaries;
"Holding Company" means, in relation to a company, any other company in respect of which it is a Subsidiary;
"Participant Group" means you, and each of your Holding Companies and Subsidiaries;
"Permitted Purpose" means considering and evaluating whether to enter into contracts with us in relation to your participation in the Facility; and
"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

…................................
For and on behalf of [Seller's details]

To:    [Seller's details]

We acknowledge and agree to the above:

…................................
For and on behalf of [Purchaser's details]

Schedule 14
Form of Deed of Subordination
THIS DEED is dated [                                   ] and made between:
(1)    [●] (the "Obligor");
(2)    BNP PARIBAS in its capacity as Security Agent for the Secured Parties on the terms and conditions set out in the Intercreditor Agreement (the "Security Agent") which expression includes its successors in title and assigns or any person appointed as an additional trustee for the purpose of and in accordance with the Intercreditor Agreement; and
(3)    [●] (the "Subordinated Party").
BACKGROUND:
(1)    Under the Facility, the Lenders have agreed to make available a USD[●] billion loan facility to (among others) the Original Borrower.
(2)    The Subordinated Party has agreed to make, or may in the future make, loans available to the Obligor.
(3)    The Obligor and the Subordinated Party have agreed that the Subordinated Debt (as defined below) shall be subordinated to the claims of the Secured Parties on the terms of this Deed.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Deed:
"Permitted Payment" means any payment or receipt expressly permitted by clause 4 (Permitted Payments) so long as it is so permitted.
"Subordinated Debt" means all present and future moneys, debts, obligations and liabilities which are, or are expressed to be, or may become due, owing or payable by the Obligor to the Subordinated Party (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) together with any related Additional Debt.
"Subordinated Documents" means any document evidencing or recording the terms of any Subordinated Debt.
"Subordination Period" means the period beginning on the date of this Deed and ending on the date on which all the Secured Liabilities have been unconditionally and irrevocably paid or discharged or satisfied in full and all commitments of the Secured Parties have expired or been cancelled.
1.2Incorporation of defined terms
Terms defined in clause 1 (Definitions) of the facility agreement dated 28 March 2011 between, among others, Kosmos Energy Finance International and Standard Chartered Bank as facility agent (as amended or as amended and restated from time to time) (the "Agreement") by, inter alios, the parties to this Deed shall have the same meaning and construction when used herein.
1.3Construction of particular terms
The rules of construction and interpretation set out in clause 1.3 (Construction of particular terms) of the Agreement shall apply to this Deed as if expressly set out herein.
1.4Third Party Rights
(a)    Subject to clause 1.4(b), the parties to this Deed do not intend that any term of this Deed should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.
(b)    Each of the Secured Parties shall have the right to enforce the terms of this Deed.
2.RANKING
(a)    The Secured Liabilities shall rank senior in priority to the Subordinated Debt.
(b)    Except as provided in this Deed, any payment in respect of the Subordinated Debt is conditional upon the expiry of the Subordination Period.
(c)    As between the Secured Parties, nothing in this Deed shall prejudice the ranking of the Secured Liabilities as set forth in the Intercreditor Agreement.

3.UNDERTAKINGS
3.7Undertakings of the Obligor
(a)    During the Subordination Period the Obligor shall not, and the Subordinated Party shall not require the Obligor to:
(i)    pay, repay or prepay any principal, interest or other amount on or in respect of, or make any distribution in respect of, or redeem, purchase, acquire or defease, any of the Subordinated Debt whether in cash or in kind;
(ii)    exercise any set-off against any Subordinated Debt;
(iii)    create or permit to subsist any Security over any of its assets, or give any guarantee, for, or in respect of, any Subordinated Debt;
(iv)    amend, terminate or give any waiver or consent under the Subordinated Documents, other than any amendment, termination, waiver or consent purely of a technical or administrative nature; or
(v)    take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed might be impaired or terminated.
(b)    Notwithstanding paragraph (a) above, the Obligor may:
(i)    do anything prohibited by paragraph (a) above with the prior written consent of the Security Agent; and
(ii)    make any Permitted Payment.
3.8Undertakings of the Subordinated Party
(a)    During the Subordination Period, the Subordinated Party shall not:
(i)    demand or receive payment, repayment or prepayment of any principal, interest or other amount on or in respect of, or any distribution in respect of, the Subordinated Debt in cash or in kind or apply any money or property in or towards discharge of the Subordinated Debt;
(ii)    exercise any set-off against the Subordinated Debt;

(iii)    permit to subsist or receive any Security, or any guarantee, for, or in respect of, the Subordinated Debt;
(iv)    amend, terminate or give any waiver or consent under any Subordinated Document, other than any amendment, termination, waiver or consent purely of a technical or administrative nature;
(v)    take or omit to take any action whereby the ranking and/or subordination contemplated by this Deed might be impaired;
(vi)    take any Enforcement Action in relation to the Subordinated Debt; or
(vii)    assign, transfer or otherwise dispose of any of its rights, benefit, title or interest in or to the Subordinated Debt.
(b)    Notwithstanding paragraph (a) above, the Subordinated Party may:
(i)    do anything prohibited by paragraph (a) above with the prior written consent of the Security Agent; and
(ii)    receive and retain a Permitted Payment.
4.PERMITTED PAYMENTS
Subject to clause 6 (Turnover) and clause 7 (Subordination on Insolvency), unless:
(a)    a Default is continuing; or
(b)    an Insolvency Event or Insolvency Proceedings have occurred in which case clause 7 (Subordination on Insolvency) applies; or
(c)    the aggregate of the outstandings under the Facility on the most recent Forecast Date exceeds the Borrowing Base Amount pursuant to clause 10.3 (Aggregate outstandings exceed the Borrowing Base Amount) of the Agreement and the earlier of the date of the mandatory prepayment to cure the deficiency or the date which is 90 days following that Forecast Date has not occurred (in which case the provisions of clause 7 (Subordination on Insolvency) shall apply), the Obligor may pay and the Subordinated Party may receive and retain payments of [interest and principal] on the Subordinated Debt in accordance with clause 21.2 (Withdrawals – No Default Outstanding) of the Agreement, such payment or receipt to include payment or receipt by way of set-off.

5.REPRESENTATIONS
5.3Representations of the Subordinated Party
The Subordinated Party makes the representations and warranties set out in this clause 5.1 on the date of this Deed:
(a)    It is duly incorporated (if a corporate person) or duly established (in any other case except for a natural person) and validly existing under the law of its jurisdiction of incorporation or formation.
(b)    It has the power to own its assets and carry on its business as it is being and is proposed to be, conducted, and it has the power to enter into and perform all its obligations under this Deed and the transactions contemplated by this Deed.
(c)    The obligations expressed to be assumed by it under this Deed are legal, valid, binding and enforceable obligations.
(d)    The entry into and performance by it of, and the transactions contemplated by, this Deed does not and will not conflict with:
(i)    any law applicable to it;
(ii)    its constitutional documents; or
(iii)    any agreement or instrument binding upon it or any of its assets.
(e)    It has (or had at the relevant time) the power and authority to execute and deliver this Deed and it has the power and authority to perform its obligations under this Deed and the transactions contemplated thereby.
(f)    All Required Approvals have been obtained or effected and are in full force and effect where a failure to do so has or could reasonably be expected to have a Material Adverse Effect.
(g)    It is the sole beneficial owner of the Subordinated Debt owed to it.
5.4Repetition
Each of the representations and warranties in clause 5.1 (Representations of the Subordinated Party) will be repeated on the date of each Utilisation Date and on the first day of each Interest Period. Where a representation is repeated, it is applied to the facts and circumstances existing at the time of repetition.
6.TURNOVER
During the Subordination Period, if the Subordinated Party received or recovers:
(a)    a payment (other than a Permitted Payment) in cash or in kind or distribution in respect of any of the Subordinated Debt from the Obligor or any other source; or
(b)    the proceeds of any enforcement of any Security or any guarantee or other assurance against financial loss for any Subordinated Debt, in each case, in contravention of clause 2 (Ranking) or 3 (Undertakings), the Subordinated Party shall:
(i)    within three (3) Business Days notify details of the receipt or recovery to the Security Agent;
(ii)    hold any such assets and moneys received or recovered by it (up to a maximum of an amount equal to the Secured Liabilities on trust for the Security Agent for application against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement; and
(iii)    within three (3) Business Days of demand by the Security Agent, pay an amount equal to such receipt or recovery (up to a maximum of an amount equal to the Secured Liabilities) to the Security Agent for application against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement.
7.SUBORDINATION ON INSOLVENCY
7.8Subordination
If an Insolvency Event or Insolvency Proceedings occur, the Subordinated Debt will be subordinate to the Secured Liabilities.

7.9Filing of Claims
(a)    If an Insolvency Event or Insolvency Proceedings occur or any Event of Default is continuing, the Security Agent may, and is hereby irrevocably authorised on behalf of the Obligor and the Subordinated Party to:
(i)    take any Enforcement Action in relation to the Subordinated Debt;
(ii)    demand, claim, enforce and prove for the Subordinated Debt;
(iii)    file claims and proofs, give receipts and take any proceedings in respect of filing such claims or proofs and do anything which the Security Agent reasonably considers necessary or desirable to recover the Subordinated Debt; and
(iv)    receive all distributions of the Subordinated Debt for application first against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement.
(b)    If and to the extent that the Security Agent is not entitled, or elects not, to take any of the action mentioned in paragraph (a) above, the Subordinated Party will do so promptly on request by the Security Agent.
7.10Distributions
If an Insolvency Event or Insolvency Proceedings occur, the Subordinated Party will:
(a)    hold all payments and distributions in cash or in kind received or receivable by it in respect of the Subordinated Debt on trust for the Security Agent and promptly pay the same for application first against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement;
(b)    within three Business Days of demand by Security Agent, pay an amount equal to any Subordinated Debt owing to it and discharged by set-off or otherwise to the Security Agent for application in accordance first against the Secured Liabilities in accordance with the order and priority set forth in the Intercreditor Agreement;
(c)    promptly direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Obligor or their proceeds to pay any and all distributions in respect of the Subordinated Debt directly to the Security Agent; and

(d)    promptly undertake any action requested by the Security Agent to give effect to this clause 7.3.
7.11Voting
(a)    If an Insolvency Event or Insolvency Proceedings occur:
(i)    the Security Agent may, and is hereby irrevocably so authorised on behalf of the Subordinated Party, to exercise all powers of convening meetings, voting and representation in respect of the Subordinated Debt; and
(ii)    the Subordinated Party shall promptly execute and/or deliver to the Security Agent such forms of proxy and representation as it may require to facilitate any such action.
(b)    If and to the extent that the Security Agent is not entitled, or elects not, to exercise a power under paragraph (a) above, the Subordinated Party will:
(i)    exercise that power in such manner as the Security Agent directs; and
(ii)    exercise that power so as not to impair the ranking and/or subordination contemplated by this Deed.
8.PROTECTION OF SUBORDINATION
8.11Continuing subordination
The subordination provisions in this Deed shall remain in full force and effect by way of continuing subordination and shall not be affected in any way by any intermediate payment or discharge in whole or in part of the Secured Liabilities.
8.12Waiver of defences
Neither the subordination in this Deed nor the obligations of the Obligor or the Subordinated Party shall be affected in any way by an act, omission, matter or thing which, but for this clause 8, would reduce, release or prejudice the subordination or any of those obligations in whole or in part, including, without limitation, the following:
(a)    any time, waiver or consent granted to, or composition with, any person;

(b)    the release of any person under the terms of any composition or arrangement with any creditor of any person;
(c)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(e)    any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatever nature) or replacement of any Finance Document or any other document or security;
(f)    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
(g)    any insolvency or similar proceedings; or
(h)    any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any person under any Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.
8.13Immediate recourse
The Subordinated Party waives any right it may have of first requiring the Security Agent (or any other trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person claiming the benefit of this Deed. The Security Agent may refrain from applying or enforcing any money, rights or security.
8.14Appropriations
The Security Agent (or any trustee or agent on its behalf) may, subject to its obligations under this Deed:
(a)    apply any moneys or other assets received or recovered by it under this Deed or from any person against the Secured Liabilities, in accordance with the order and priority set forth in the Intercreditor Agreement;

(b)    apply any moneys or other assets received or recovered by it from any person (other than any moneys or other assets received or recovered under the applicable Finance Documents or under this Deed) against any liability of the relevant person to it other than the Secured Liabilities owed to it; and
(c)    unless or until such moneys or other assets received or recovered by it under the applicable Finance Documents or under this Deed in aggregate are sufficient to end the Subordination Period if otherwise applied in accordance with the provisions of this Deed, hold in an interest-bearing suspense account any moneys or other assets received from any person.
9.PRESERVATION OF DEBT
9.4Preservation of Subordinated Debt
Notwithstanding any term of this Deed postponing, subordinating or preventing the payment of all or any part of the Subordinated Debt, the Subordinated Party shall, as between the Obligor and the Subordinated Party, be deemed to remain owing or due and payable (and interest, default interest or indemnity payments shall continue to accrue) in accordance with the Subordinated Documents.
9.5No liability
The Security Agent will have no liability to the Obligor or to the Subordinated Party for any act, default, or omission in relation to the manner of exercise or any non-exercise of its rights, remedies, powers, authorities or discretions under this Deed or any failure to collect or preserve any Subordinated Debt or delay in doing so.
10.SUBROGATION
If any of the Secured Liabilities are wholly or partially paid out of any proceeds received in respect of or on account of the Subordinated Debt, the Subordinated Party will to that extent be subrogated to the Secured Liabilities so paid (and all securities and guarantees for those Secured Liabilities), but not before the expiry of the Subordination Period.
11.NO OBJECTION BY SUBORDINATED PARTY
The Subordinated Party is deemed to consent to, and the Subordinated Party shall not have any claim or remedy against the Obligor or any Secured Party by reason of:

(a)    the entry by any of them into any Finance Document or any other agreement between any Secured Party and the Obligor;
(b)    any waiver or consent given by any Secured Party under any Finance Document or any such other agreement; or
(c)    any requirement or condition imposed by or on behalf of any Secured Party under any Finance Document or any such other agreement, from time to time which breaches or causes an event of default or potential event of default (however described) under any Subordinated Document.
12.POWER OF ATTORNEY
(a)    During the Subordination Period, the Subordinated Party, by way of security for the obligations of the Subordinated Party under this Deed, irrevocably appoints Security Agent as its attorney (with full power of substitution and delegation), on its behalf and in its name or otherwise as its act and deed, and in such manner as the attorney thinks fit to do anything which the Subordinated Party is obliged to do under this Deed but has not done, and the taking of action by the attorney shall (as between it and any third party) be conclusive evidence of its right to take such action.
(b)    The Subordinated Party ratifies and confirms and agrees to ratify and confirm everything that such attorney does or purports to do in the exercise or purported exercise of the power of attorney granted by it in this clause 12.
13.NEW MONEY
The Subordinated Party agrees and acknowledges that the Secured Parties may, at their discretion, increase any amounts payable or make further advances under the Finance Documents and/or make further facilities available to a Borrower. Any such increased payments, further advances and/or additional facilities will be deemed to be made under the terms of the Finance Documents.
14.FAILURE OF TRUSTS
If any trust intended to arise pursuant to any provision of this Deed fails or for any reason (including the laws of any jurisdiction in which any assets, moneys, payments or distributions may be situated) cannot be given effect to, the Subordinated Party will pay to the Security Agent for application against the Secured Liabilities an amount equal to the amount (or the value of the relevant assets) intended to be so held on trust for the Security Agent.
15.TRUSTS
(a)    The Security Agent shall hold the benefit of this Deed upon trust for itself and the other relevant Secured Parties.
(b)    The perpetuity period of the trusts created under this Deed shall be 125 years.
16.NON-CREATION OF CHARGE
No provision of this Deed is intended to or shall create a charge or other security.
17.CERTIFICATES AND DETERMINATIONS
Any certification or determination by the Security Agent of a rate or amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
18.CHANGES TO THE PARTIES
18.3The Obligor and the Subordinated Party
Neither the Obligor nor the Subordinated Party may assign or transfer any of its rights or obligations under this Deed without prior written consent of the Security Agent.
18.4The Security Agent
(a)    The Security Agent may assign or otherwise dispose of all or any of its rights under this Deed as permitted under the Finance Documents.
(b)    References in this Deed to the Security Agent include any successor in title and assigns or any person appointed as an additional trustee for the purposes of and in accordance with the Intercreditor Agreement.
19.INFORMATION
19.9Defaults
The Subordinated Party will notify the Security Agent of the occurrence of an event of default or potential event of default (however described) under or breach of any Subordinated Document, promptly upon becoming aware of it.

19.10Amounts of Subordinated Debt
The Subordinated Party will, on request by the Security Agent from time to time notify it of details of the amount of outstanding Subordinated Debt.
20.NOTICES
20.8Communications in writing
Any communication or document to be made or delivered under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made or delivered by fax or letter.
20.9Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Deed is that identified in accordance with the terms of this Agreement (or in the case of the Subordinated Party, the Finance Documents to which it is a party) or otherwise as notified to the other parties on the date of this Deed, or any substitute address, fax number or department or officer as the party notifies to the other parties by not less than five Business Days' notice.
20.10Delivery
Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(a)    if by way of fax, when received in legible form; or
(b)    if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 20.2 (Addresses), if addressed to that department or officer.
20.11English language
Any notice given under or in connection with this Deed must be in English.

21.REMEDIES AND WAIVERS
No delay or omission by the Security Agent in exercising any right provided by law or under this Deed shall impair, affect, or operate as a waiver of, that or any other right. The single or partial exercise by the Security Agent of any right shall not, unless otherwise expressly stated, preclude or prejudice any other or further exercise of that, or the exercise of any other, right. The rights of the parties under this Deed are in addition to and do not affect any other rights available to them by law.
22.PARTIAL INVALIDITY
(a)    If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction or any other jurisdiction will in any way be affected or impaired.
(b)    The parties shall enter into good faith negotiations, but without any liability whatsoever in the event of no agreement being reached, to replace any illegal, invalid or unenforceable provision with a view to obtaining the same commercial effect as this Deed would have had if such provision had been legal, valid and enforceable.
23.AMENDMENTS
No amendment may be made to this Deed (whether in writing or otherwise) without the prior written consent of the parties to this Deed.
24.COUNTERPARTS
This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but will not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts will together constitute one and the same instrument.
25.EXECUTION AS A DEED
Each of the parties to this Deed intends it to be a deed and confirms that it is executed and delivered as a deed, in each case notwithstanding the fact that any one or more of the parties may only execute it under hand.

26.ENFORCEMENT
26.21Jurisdiction
(a)    The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed and any non-contractual obligations arising out of or in connection with this Deed) (a "Dispute").
(b)    The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.
(c)    This clause 26.1 is for the benefit of the Security Agent only. As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.
(d)    The Subordinated Party agrees that it will not take proceedings relating to a Dispute in relation to the Subordinated Debt in any other courts with jurisdiction.
26.22Service of process
(a)    Without prejudice to any other mode of service allowed under any relevant law the Subordinated Party (which is not incorporated in England and Wales) irrevocably appoints [name] of [address] as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed.
(b)    The Subordinated Party agrees that failure by a process agent to notify the relevant party of the process will not invalidate the proceedings concerned.
27.FURTHER ASSURANCE
Each of the Obligor and the Subordinated Party agrees that it will promptly, at the direction of the Security Agent (acting reasonably), execute and deliver at its own expense any document (to be executed as a deed or under hand) and do any act or thing in order to confirm or establish the validity and enforceability of the subordination effected by, and the obligations of the Obligor and the Subordinated Party under, this Deed.

28.GOVERNING LAW
This Deed is governed by and is to be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and construed in accordance with English law.
IN WITNESS of which this document has been executed as a deed and delivered on the date stated at the beginning of this Deed.

Executed and Delivered as a Deed by [name of Obligor] in the presence of:	) ) )	Per: ___________________ Title: Director/Attorney-in-Fact Name:

Witness's Signature
(Name) ………………………..
(Address) ………………………..
(Occupation) ………………………..

Executed as a deed BNP PARIBAS acting by [a director and its [secretary/two directors] ]	.................................................. Director
................................................. [Secretary/Director]
[Address:
Fax Number:
Department:
Attention:]

Executed as a deed [name of Subordinated Party] acting by [a director and its [secretary/two directors] ]	.................................................. Director
................................................. [Secretary/Director]
[Address:
Fax Number:
Department:
Attention:]

Schedule 15
Part I
Form of Sources and Uses Statement

"A " is the aggregate of:	$ 000's	"B" is the aggregate of:	$ 000's
Net Cash Flow minus Facility debt service (ds) for next 12 months as derived from latest Forecast		committed exploration and appraisal costs for next 12 month period, not included in Net Cash Flow calculation, for all Obligors

Net free cash-flows after ds for next 12 month period from KEO assets other than the Borrowing Base Assets from corporate cash-flow model in respect of the Obligors using same economic assumptions as in Forecast committed development costs, not included in Net Cash Flow calculation, for the next 12 months for all Obligors

Cash balance of Obligors excluding balances of accounts used as collateral for Secured LCs or other specific purposes (other than such balances securing amounts taken into account in "B")		payment obligations under rigs contracts or other similar operational contracts, for the next 12 months, not included in the Net Cash Flow, for all Obligors

Total Available Facility Amount less Relevant Capital Expenditures		payment obligations under a sale and purchase agreement in the context of an acquisition or otherwise, not included in the Net Cash Flow, for all Obligors for the next 12 months any off balance sheet or contingent liability as per the capital commitments noted in the latest consolidated financials for KEO which could reasonably be expected to entail a cash outflow for the next 12 months

Any other committed undrawn and uncancelled amount available under any other external finance source of KEO	approximate dividends or other shareholder payments projected to be paid by the Obligors for the next 12 months

Amount provided by a person/persons to KEO or Obligors made available for the purpose of meeting projected liabilities unrelated to the Borrowing Base Assets that the Facility Agent is satisfied will be available scheduled and default interest, fees, costs and expenses related to the Revolving Credit Facility and HY Notes otherwise referred to as Scheduled KEL Debt Payments over the next 12 months any other material committed liability for the next 12 months period including any guarantee, indemnity or other contingent liability, which could be reasonably be expected to entail a cash outflow for the next 12 month period

TOTAL ALL OBLIGORS	TOTAL ALL OBLIGORS

Schedule 16
Part II
Form of Liquidity Statement

"A " is the aggregate of:	$ 000's	"B" is the aggregate of:	$ 000's
Net Cash Flow minus Facility debt service (ds) for next 12 months as derived from latest Forecast		committed exploration and appraisal costs for next 12 month period, not included in Net Cash Flow calculation, for KEO and its subsidiaries

Net free cash-flows after ds for next 12 month period from KEO assets other than the Borrowing Base Assets from corporate cash-flow model in respect of all Obligors using same economic assumptions as in Forecast committed development costs, not included in Net Cash Flow calculation, for the next 12 months for KEO and its subsidiaries

Cash balance of KEO and its subsidiaries excluding balances of accounts used as collateral for Secured LCs or other specific purposes (other than such balances securing amounts taken into account in "B")		payment obligations under rigs contracts or other similar operational contracts, for the next 12 months, not included in the Net Cash Flow, for KEO and its subsidiaries

Total Available Facility Amount less Relevant Capital Expenditures		payment obligations under a sale and purchase agreement in the context of an acquisition or otherwise, not included in the Net Cash Flow, for KEO and its subsidiaries for the next 12 months any off balance sheet or contingent liability as per the capital commitments noted in the latest consolidated financials for KEO which could reasonably be expected to entail a cash outflow for the next 12 months

Any other committed undrawn and uncancelled amount available under any other external finance source of KEO	approximate dividends or other shareholder payments projected to be paid by KEO and/or its subsidiaries for the next 12 months

Amount provided by a person/persons to KEO or Obligors made available for the purpose of meeting projected liabilities unrelated to the Borrowing Base Assets that the Facility Agent is satisfied will be available (including amounts available to be drawn under RCF)
scheduled and default interest, fees, costs and expenses related to the Revolving Credit Facility and HY Notes otherwise referred to as Scheduled KEL Debt Payments over the next 12 months any other material committed liability for the next 12 months period including any guarantee, indemnity or other contingent liability, which could be reasonably be expected to entail a cash outflow for the next 12 month period

TOTAL KEO AND ITS SUBSIDIARIES	TOTAL KEO AND ITS SUBSIDIARIES